AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1996


                                                       REGISTRATION NO. 333-7703
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


                           CONTIFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6162                           13-3852588
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              -------------------

                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                              ALAN L. LANGUS, ESQ.
                                 CHIEF COUNSEL
                           CONTIFINANCIAL CORPORATION
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2822
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                   COPIES TO:

              MARK W. LORIMER, ESQ.                              KRIS F. HEINZELMAN, ESQ.
                 DEWEY BALLANTINE                                CRAVATH, SWAINE & MOORE
           1301 AVENUE OF THE AMERICAS                              825 EIGHTH AVENUE
          NEW YORK, NEW YORK 10019-6062                          NEW YORK, NEW YORK 10019
                  (212) 259-7300                                      (212) 474-1000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           CONTIFINANCIAL CORPORATION
                                    FORM S-1
                             REGISTRATION STATEMENT

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                     ITEM IN FORM S-1                          LOCATION IN PROSPECTUS
      ----------------------------------------------   --------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus........   Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus....................................   Inside Front Cover and Outside Back
                                                       Cover Pages
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges.....................   Outside Front Cover Page; Prospectus
                                                       Summary; Risk Factors
  4.  Use of Proceeds...............................   Use of Proceeds
  5.  Determination of Offering Price...............   Not Applicable
  6.  Dilution......................................   Not Applicable
  7.  Selling Security Holders......................   Not Applicable
  8.  Plan of Distribution..........................   Outside Front Cover Page; Prospectus
                                                       Summary; Underwriting
  9.  Description of Securities to be Registered....   Outside Front Cover Page; Description
                                                       of the Notes
 10.  Interests of Named Experts and Counsel........   Not Applicable
 11.  Information with Respect to the Registrant
      (a) Description of Business...................   Prospectus Summary; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations;
                                                       Business; Regulation
      (b) Description of Property...................   Business--Properties
      (c) Legal Proceedings.........................   Business--Legal Proceedings
      (d) Common Equity Securities..................   Not Applicable
      (e) Financial Statements......................   Index to Consolidated Financial
                                                       Statements
      (f)  Selected Financial Data..................   Prospectus Summary; Selected Financial
                                                       Data
      (g) Supplementary Financial Information.......   Not Applicable
      (h) Management's Discussion and Analysis of
          Results of Operations and Financial
          Condition.................................   Management's Discussion and Analysis
                                                       of Financial Condition and Results of
                                                       Operations
      (i)  Changes in and Disagreements With
           Accountants on Accounting and Financial
           Disclosure...............................   Not Applicable
      (j)  Directors and Executive Officers.........   Management
      (k) Executive Compensation....................   Management
      (l)  Security Ownership of Certain Beneficial
           Owners and Management....................   Principal Stockholders
      (m) Certain Relationships and Related
          Transactions..............................   Certain Transactions
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...................................   Not Applicable

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 13, 1996


PROSPECTUS
                                  $300,000,000
                           CONTIFINANCIAL CORPORATION
                            % SENIOR NOTES DUE 2003


    The    % Senior Notes Due 2003 (the "Notes") offered hereby are being offered by ContiFinancial Corporation (the "Company") and will mature on
         , 2003. The Notes will be redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 50 basis points, plus in each case accrued interest to the date of redemption. Upon a Change of Control (as defined), each holder of Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes."



    The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future Senior Indebtedness (as defined) of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and all existing and future indebtedness of the subsidiaries of the Company. As of June 30, 1996, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company's other Senior Indebtedness outstanding would have been approximately $203 million, and the indebtedness of the subsidiaries of the Company would have been approximately $248 million. See "Description of the Notes."


    There is no established trading market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange.
                            ------------------------

    FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                                                PRICE TO               UNDERWRITING              PROCEEDS TO
                                               PUBLIC (1)                DISCOUNT                COMPANY (2)
Per Note................................            %                       %                         %
Total...................................            $                       $                         $


 (1)  Plus accrued interest, if any, from            , 1996.
 (2)  Before deducting expenses payable by the Company estimated at $         .

    The Notes are offered by the several Underwriters (the "Offering"), subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about
           , 1996.
                            ------------------------

                          Joint Book-Running Managers
 BEAR, STEARNS & CO. INC.                              CS FIRST BOSTON
                            ------------------------
                                 UBS SECURITIES
               The date of this Prospectus is            , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.
                              -------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act of 1933, (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copied at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context indicates otherwise, all references in this Prospectus to the Company include ContiFinancial Corporation and its subsidiaries, ContiMortgage Corporation ("ContiMortgage"), ContiTrade Services L.L.C. ("ContiTrade"), ContiFinancial Services Corporation ("ContiFinancial Services"), ContiSecurities Asset Funding Corp. ("CSAF"), ContiSecurities Asset Funding Corp. II, ContiSecurities Asset Funding II, L.L.C. and ContiFunding Corporation. For a description of certain terms used in this Prospectus, see "Glossary."

                                  THE COMPANY


    The Company engages in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-family loans, sub-prime auto loans and leases, small business loans and timeshare loans. For the year ended March 31, 1996 and the three months ended June 30, 1996, the Company originated or purchased $2.3 billion and $678 million, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $2.0 billion and $301 million, respectively, of loans and other assets for its clients.


    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration beyond the mid-Atlantic region; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products, such as adjustable rate mortgages; (iv) expanding and diversifying its origination sources; and (v) investing in information services and collection technologies.


    Two distinct factors drive the expansion of the Company's home equity loan business -- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio, while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and its growing servicing portfolio. From April 1, 1991 through June 30, 1996, ContiMortgage completed 23 AAA/Aaa-rated REMIC securitizations totalling $4.9 billion. As of June 30, 1996, ContiMortgage had a servicing portfolio of $4.3 billion.


    The Company, through its subsidiaries, ContiTrade and ContiFinancial Services, provides financing and asset securitization structuring and placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1995 and 1996, services provided by ContiTrade to Strategic Alliance clients contributed $14.8 million and $108.5 million, respectively, to the total gross income of the Company.

    ContiFinancial Corporation is a Delaware corporation incorporated on September 29, 1995. The principal executive offices of the Company are located at 277 Park Avenue, New York, New York 10172 and its telephone number is (212) 207-2800.

                               INDUSTRY OVERVIEW

    The home mortgage loan market is the largest consumer finance market in the United States. Over the past several years, the non-conforming home equity loan sector of the home mortgage loan market, which is relatively fragmented, has grown at a faster rate than the overall market. Industry studies have estimated that non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. According to studies performed by the David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in the number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans.

                               BUSINESS STRATEGY

    The Company's strategy is to continue its strong growth through geographic expansion, Strategic Alliance activities, selective acquisition opportunities and investments in origination, servicing and collection information systems and technology. Currently only 10% of the Company's loan volume is originated west of the Mississippi. In accordance with the Company's plans to expand into the western United States, in fiscal 1995, the Company opened two regional offices in California and Arizona and expects that these offices will increase its market share in this region. At the same time, the Company plans on increasing penetration in existing markets on the East Coast by continuing to pursue opportunities to build market share by expanding current relationships with mortgage bankers and brokers.

    The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

                              RECENT DEVELOPMENTS


     SINCE JULY 1, 1996, CONTITRADE HAS COMPLETED TWO ADDITIONAL
SECURITIZATIONS CONSISTING OF ONE COMMERCIAL AND ONE HOME EQUITY LOAN TRANSACTION, TOTALLING $242 MILLION AND, IN AUGUST 1996, CONTIMORTGAGE EXPECTS TO COMPLETE AN ADDITIONAL REMIC SECURITIZATION IN THE AMOUNT OF $550 MILLION.


                      RELATIONSHIP WITH CONTINENTAL GRAIN

    Continental Grain Company ("Continental Grain") currently owns approximately 81% of the Company's outstanding common stock, $.01 par value ("Common Stock"). Prior to the Company's initial public offering of 7,130,000 shares of its Common Stock in February 1996 (the "IPO"), the Company was a wholly-owned subsidiary of Continental Grain. Continental Grain is a privately held, multinational agribusiness company. Continental Grain has advised the Company that its current intention is to continue to hold all the shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not sell all or a portion of its holdings at some future date. As a result of its ownership interest, Continental Grain has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Principal Stockholders." Continental Grain has provided the Company with intercompany financing in the form of the Intercompany Debt (as defined). For a description of the Intercompany Debt and certain other transactions between Continental Grain and the Company, see "Certain Transactions" and "Description of Certain Indebtedness and Financing Arrangements."

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "Risk Factors."

                                  THE OFFERING


Securities Offered...........  $         aggregate principal amount of    % Senior Notes
                               Due 2003 (the "Notes").
Maturity Date................  , 2003
Interest Payment Dates.......  and          , commencing             1997.
Optional Redemption..........  The Notes are redeemable at the option of the Company, in whole or in part, at the redemption price set forth herein, plus accrued interest to the date of redemption. See
                               "Description of the Notes -- Optional Redemption."
Change of Control............  Upon a Change of Control (as defined), each holder of Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the
                               Notes -- Change of Control."
Ranking......................  The Notes will be senior unsecured obligations of the
                               Company and will rank pari passu in right of payment with
                               all existing and future Senior Indebtedness (as defined) of the Company and will be senior in right of payment to all
                               future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and all existing and
                               future indebtedness and liabilities of the subsidiaries of the Company. As of June 30, 1996, after giving effect to the issuance of the Notes and the application of the proceeds
                               therefrom, the Company's other Senior Indebtedness
                               outstanding would have been approximately $203 million and the indebtedness of the subsidiaries

                               of the Company would have been approximately $248 million.
                               See "Description of the Notes -- Ranking."
Certain Covenants............  The indenture pursuant to which the Notes will be issued
                               (the "Indenture") will contain certain covenants, including covenants with respect to the following matters: (i)
                               limitations on indebtedness; (ii) limitations on
                               indebtedness and preferred stock of subsidiaries; (iii)
                               limitations on liens; (iv) limitations on restricted pay-
                               ments such as dividends, repurchases of the Company's or its subsidiaries' stock and repurchases of subordinated
                               obligations; (v) limitations on restrictions on
                               distributions from subsidiaries; (vi) limitations on sales of assets and subsidiary stock; and (vii) limitations on
                               merger and consolidation. However, all these limitations are subject to a number of important exceptions and
                               qualifications. See "Description of the Notes."
Use of Proceeds..............  The net proceeds to the Company from the sale of the Notes are estimated to be approximately $293.3 million. The
                               Company will use such net proceeds to repay certain
                               Intercompany Debt and for general corporate purposes. See
                               "Use of Proceeds."
Absence of Market............  There is no established trading public market for the Notes and the Company does not intend to apply for listing of the
                               Notes on any national securities exchange. The Underwriters have advised the Company that they presently intend to act as market makers for the Notes. The Underwriters, however, are under no obligation to make a market in the Notes and
                               any such market-making activities may be discontinued at any time without notice. There can be no assurance as to the
                               liquidity of the trading market for the Notes or that an
                               active public market for the Notes will develop.
Same-Day Settlement
  and Payment................  Settlement of the Notes will be made in immediately available funds. The Notes will trade in the Same-Day
                               Settlement System of The Depository Trust Company ("DTC"),
                               and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such
                               trades will be settled in immediately available funds. All payments of principal and interest will be made by the
                               Company in immediately available funds. See "Description of the Notes -- Same-Day Settlement and Payment."

                         SUMMARY FINANCIAL INFORMATION
         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   THREE MONTHS ENDED
                                                     YEARS ENDED MARCH 31,                              JUNE 30,
                                  ------------------------------------------------------------   -----------------------
                                     1992        1993        1994         1995         1996         1995         1996
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
 Gross income:
   Gain on sale of
receivables.....................  $   11,418   $ 18,587   $   49,671   $   67,512   $  146,529   $   22,555   $   31,166
   Interest.....................      16,130     11,385       20,707       42,929       91,737       17,883       28,515
   Net servicing income.........       1,191      1,842        3,989        9,304       29,298        4,766        9,073
   Other income.................         (41)      (147)         162        2,252        4,252          968        1,009
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
    Total gross income..........  $   28,698   $ 31,667   $   74,529   $  121,997   $  271,816   $   46,172   $   69,763
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
 Total interest expense
   (including warehouse
financing)......................  $   12,686   $  6,529   $   12,124   $   29,635   $   74,770   $   15,245   $   19,662
 Income before income taxes and
   minority interest............  $    7,765   $ 12,149   $   35,286   $   56,988   $  126,536   $   19,682   $   32,695
 Income taxes...................  $    2,948   $  4,640   $   13,726   $   22,168   $   49,096   $    7,656   $   13,262
 Net income.....................  $    4,073   $  5,909   $   16,484   $   26,092   $   74,130   $    8,716   $   19,433
 Primary and fully dilutive
   earnings per common share
   (pro forma at March 31, 1996
   only)........................                                                    $     2.00                $     0.44

CASH FLOW DATA:
 (Used in) provided by operating
activities......................  $  (22,939)  $ 15,525   $  (32,360)  $  (35,336)  $ (300,457)  $  (89,020)  $   (1,948)
 Used in investing activities...        (186)      (685)        (615)      (1,816)     (37,243)        (494)         (57)
 Provided by (used in) financing
activities......................      23,167    (15,435)      35,061       37,666      367,357       91,074       (5,555)
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
 Net increase (decrease) in cash
   and cash equivalents.........  $       42   $   (595)  $    2,086   $      514   $   29,657   $    1,560   $   (7,560)
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
 Number of loans serviced (at
period end).....................       8,788     11,093       20,146       38,740       65,121       44,478       71,082
 Face value of loans serviced
   (at period end)..............  $  314,260   $484,857   $1,105,393   $2,192,190   $3,863,575   $2,537,104   $4,256,949
 Securitization and whole loan
   sales volume:
   ContiMortgage:
    --Securitization............  $  141,279   $194,668   $  733,182   $1,258,919   $2,030,000   $  300,000   $  505,000
    --Whole loan................      46,441     77,876       39,142       33,772          270       --          187,953
   Non-ContiMortgage:
    --Securitization............     921,000    426,000      418,000      906,000    1,926,680      155,000      300,560
    --Whole loan................      --          --          --           89,000       36,000       36,000       --
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
 Total securitization and whole
   loan sales volume............  $1,108,720   $698,544   $1,190,324   $2,287,691   $3,992,950   $  491,000   $  993,513
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
                                  ----------   --------   ----------   ----------   ----------   ----------   ----------
LOAN LOSS DATA (a):
 Delinquency rate (at end of
period) (b).....................        3.68%      1.20%        0.97%        1.64%        2.51%        1.64%        4.05%
 Default rate (at end of period)
(c).............................        2.46%      1.70%        0.81%        1.16%        3.54%        1.13%        3.98%
 Net losses as a percentage of
   average amount outstanding...        0.27%      0.26%        0.15%        0.08%        0.13%        0.03%(d)     0.05%(d)

FINANCIAL RATIOS:
 Ratio of earnings to fixed
charges (e).....................        1.55x      2.62x        3.49x        2.63x        2.65x        2.07x        2.66x
 Percentage of indebtedness to
   total capitalization (f).....       79.63%     18.38%       40.97%       62.85%       52.36%       72.92%       50.64%
 Pre-tax interest coverage ratio
(g).............................        1.98x      3.94x        7.87x        6.56x        6.59x        7.02x        6.25x

                                                                               AS OF JUNE 30, 1996
                                                                            -------------------------
                                                                                              AS
                                                                              ACTUAL     ADJUSTED (H)
                                                                            ----------   ------------
BALANCE SHEET DATA:
 Cash and cash equivalents................................................  $   24,919    $   193,219
 Excess spread receivables (interest-only and residual certificates)......     223,802        223,802
 Receivables held for sale................................................     364,159        364,159
 Total assets.............................................................     891,672      1,066,672
 Notes payable to affiliates..............................................     324,000        199,000
 % Senior Notes Due 2003..................................................      --            300,000
 Total liabilities........................................................     575,864        750,864
 Stockholders' equity (i).................................................     315,808        315,808

- ------------



  (a)  Loan loss data represents data for the home equity loan business of ContiMortgage only.
       See "Business -- Home Equity Loan Origination and Servicing."

  (b)  The delinquency percentage represents, as a percentage of the aggregate principal balance of loans as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

  (c)  The default percentage represents, as a percentage of the aggregate principal balance of loans as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

  (d)  This percentage is based on data for the three months ended June 30, 1995 and 1996 and is not necessarily indicative of an annualized percentage.

  (e)  Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less minority interest to (ii) interest expense.

  (f)  Amounts in fiscal 1992, 1993, 1994 and 1995 and for the three months ended June 30,
       1995 represent the ratio of amounts due to Continental Grain to total capitalization.

  (g)  Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense on funded debt to (ii) interest expense on funded debt.

  (h)  The as adjusted balance sheet as of June 30, 1996 reflects this Offering, net of $6,700 of estimated offering expenses and the repayment of the $125,000 Term Note. See
       "Capitalization."

  (i)  The Company paid cash dividends to Continental Grain of $305 in fiscal year 1996.

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all information set forth in this Prospectus and, in particular, should evaluate the factors described below.

LEVERAGE


    The Company currently has substantial outstanding indebtedness and subsequent to the Offering the Company will be significantly leveraged. At March 31, 1996 and June 30, 1996, on an "as adjusted basis" to give effect to the Offering and repayment of the $125 million Term Note (as defined in "Description of Certain Indebtedness and Financing Arrangements"), the aggregate outstanding consolidated indebtedness (including the current maturities thereof) of the Company would have been approximately $473 million and $751 million, respectively, of which $272 million and $248 million, respectively, would have been indebtedness of subsidiaries to which the Notes are effectively subordinated. See "Capitalization." In addition, at March 31, 1996 and June 30, 1996, the Company had approximately $91 million and $178 million, respectively, of contingent recourse obligations associated with its sales of Excess Spread Receivables. The Company's ability to make payments of principal or interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.


    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company's increased vulnerability to adverse general economic and industry conditions; (ii) the Company's ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness and to payments under capital leases, thereby reducing the funds available for operations and future business opportunities; and (iv) all the indebtedness incurred in connection with the Intercompany Debt becomes due prior to the maturity of the Notes. In addition, the Intercompany Debt and the Indenture contain certain covenants which could limit the Company's operating and financial flexibility. See "--Financial Covenants of the Intercompany Debt Agreements," "Description of Certain Indebtedness and Financing Arrangements" and "Description of the Notes--Certain Covenants."


    The Company's ability to sustain its growth is dependent on its ability to secure further debt arrangements and purchase and sale facilities with certain financial institutions (the "Purchase and Sale Facilities"). As of March 31, 1996, the Company had $1.03 billion of committed (and an additional $625 million of uncommitted) sale capacity under Purchase and Sale Facilities and had utilized $565 million of such capacity. As of June 30, 1996, the aggregate committed and uncommitted sales capacity under its Purchase and Sale Facilities was $1.45 billion and $1.05 billion, respectively and the Company had utilized $597 million of such capacity. In addition, the committed amount of the Purchase and Sale Facilities might be considered by potential creditors or by potential Purchase and Sale Facility counterparties in deciding whether to enter into financing arrangements with the Company. See "--Ability to Service Debt; Negative Cashflows and Capital Needs--Dependence on Purchase and Sale Facilities."


ABILITY TO SERVICE DEBT; NEGATIVE CASHFLOWS AND CAPITAL NEEDS

    Although the Company believes that cash available from operations will be sufficient to enable it to make required interest payments on the Notes and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Notes could be materially adversely affected.

    In a securitization, the Company recognizes a gain on sale for the loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for fiscal 1994, 1995 and 1996 and the three months ended June 30, 1996 was $32.4 million, $35.3 million, $300.5 million (which included $220.5 million used to purchase receivables which it intends to securitize and sell in fiscal 1997) and $1.9 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.


    The Company has operated, and expects to continue to operate, on the negative cash flow basis described above, which is expected to increase as the volume of the Company's loan and asset purchases and originations increases and its securitization program grows. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and other expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its tax obligations under a tax sharing agreement with Continental Grain (the "Tax Sharing Agreement"); and (vii) interest and principal payments under the Intercompany Debt and the Notes and the costs of the Company's Purchase and Sale Facilities. The Company's primary sources of liquidity in the future are expected to be existing cash, sales of the loans, leases and other assets through securitization, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables and further issuances of debt (subject to the covenants of the Notes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. Subsequently, the Company anticipates that it may need to arrange for additional external cash financing. The Company has no commitments for additional financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms the Company would consider to be favorable, if at all.

Dependence on Securitization Program

    Since 1991, the Company has pooled and sold substantially all loans or other assets which it originates or purchases through securitization. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Finally, any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

    In addition, in order to gain access to the securitization market for home equity loans and certain other classes of assets, the Company has relied on four monoline insurance companies to provide guarantees on outstanding senior interests in the related REMIC, owner trust or grantor trust to enable it to obtain an "AAA/Aaa" rating for such interests. Any unwillingness of the monoline insurance companies to guarantee the senior interests in the Company's home equity loan or other asset pools could have a material adverse effect on the Company's financial position and results of operations.

Dependence on Purchase and Sale Facilities


    In order to fund new loan and asset originations and purchases, the Company is dependent upon ContiTrade's ability to sell loans and other assets under its Purchase and Sale Facilities with certain financial institutions. The Purchase and Sale Facilities allow ContiTrade to sell, with limited recourse, interests in designated pools of loans and other assets. A portion of the purchase price for any assets (typically 5% to 10%) is generally deposited by ContiTrade into an account held by the financial institution on behalf of ContiTrade, against which the financial institution may set off any losses incurred in the resale of such assets. The Purchase and Sale Facilities provide that prior to disposing of any asset purchased from ContiTrade, the counterparty shall offer the asset for sale to ContiTrade at the original purchase price. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of ContiTrade or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under all indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of ContiTrade or the Company (as guarantor); and (iii) certain bankruptcy events of ContiTrade or the Company (as guarantor). The Company has guaranteed ContiTrade's obligations under the Purchase and Sale Facilities.



    As of March 31, 1996, the Company had $1.03 billion of committed (and an additional $625 million of uncommitted) capacity under the Purchase and Sale Facilities and had utilized $565 million of such capacity. The Company utilized the Purchase and Sale Facilities to sell and repurchase assets totaling $1.2 billion, $2.5 billion, $5.7 billion and $1.0 billion in fiscal 1994, 1995, 1996 and the three months ended June 30, 1996, respectively. As of June 30, 1996, the aggregate committed and uncommitted sales capacity under its Purchase and Sale Facilities was $1.45 billion and $1.05 billion, respectively and the Company had utilized $597 million of such capacity. The Company's need for capacity under the Purchase and Sale Facilities or from other third party financing will increase as its volume of loan origination and purchasing grows.


    Although the Company expects to be able to obtain replacement financing or asset purchase commitments when the Company's current Purchase and Sale Facilities expire or additional financing or asset purchase commitments when such agreements become fully utilized, there can be no assurance that such financing will be obtainable on as favorable terms, if at all. To the extent that the Company is unable to arrange any third party or other financing, the Company's loan origination and purchasing activities would be adversely affected, which could have a material adverse effect on the Company's operations, financial results and cash position.

EFFECT OF CONTINENTAL GRAIN'S DEBT AGREEMENTS ON THE COMPANY


    Continental Grain's debt agreements with the lenders to Continental Grain and certain guarantees provided by Continental Grain for the benefit of the Company (the "Continental Grain Debt Agreements") place certain restrictions on Continental Grain and the Company which will limit the Company's operating flexibility. Although the Continental Grain Debt Agreements prohibited the issuance of the Notes, Continental Grain and its lenders have amended the Continental Grain Debt Agreements to allow the issuance of the Notes. Certain of the Continental Grain Debt Agreements also require the consent of the lenders if the Company were to raise equity financing. In order to comply with the other financial covenants applicable to Continental Grain and its subsidiaries under the Continental Grain Debt Agreements, Continental Grain will place limitations upon the Company's ability to incur debt, to pay dividends to its stockholders, to sell its assets, to incur liens, to make acquisitions, investments and capital expenditures, to incur off-balance sheet contingent obligations, to reduce its working capital and to otherwise expand the Company's business in a manner that would be possible in the absence of such restrictions. The presence of such financial covenants in the Continental Grain Debt Agreements could present situations involving potential conflicts of interest for those members of the board of directors of the Company who also owe fiduciary duties to

Continental Grain by virtue of their positions as officers or directors of Continental Grain. There can be no assurance that such conflicts of interest will be resolved in favor of the Company. Although it is Continental Grain's intention to seek to exclude the Company from the application of all or many of the covenants of Continental Grain's future debt agreements, there can be no assurance that the future debt agreements of Continental Grain will not continue to impose substantial limitations upon the Company.

FINANCIAL COVENANTS OF THE INTERCOMPANY DEBT AGREEMENTS


    In order to fund the Company's past growth, Continental Grain has provided and currently provides the Company with intercompany financing ("Intercompany Debt"). The Intercompany Debt places certain restrictions on the Company which may limit the Company's operating flexibility. The Intercompany Debt includes the following financial covenants for the Company: a minimum current ratio (current assets to current liabilities), a maximum total liabilities to equity ratio, a maximum long-term debt to equity ratio, a minimum net worth requirement, a limitation on incurring certain liens, and a limitation on acquisitions, investments or capital expenditures of the Company. From time to time in the past, the Company has sought and received amendments or waivers relating to certain financial covenants with respect to its Intercompany Debt from Continental Grain. Should the Company be unable to comply with the financial covenants under the Intercompany Debt in the future, there can be no assurance that Continental Grain would agree to appropriate amendments or waivers. In such a case, the failure to obtain appropriate amendments or waivers could have a material adverse effect upon the Company. Although the Intercompany Debt prohibited the issuance of the Notes, the Company and Continental Grain have amended the Intercompany Debt to allow the issuance of the Notes. See "Description of Certain Indebtedness and Financing Arrangements."


EXCESS SPREAD RECEIVABLES

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized.

    The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the present value of the Excess Spread, less origination and underwriting costs (the "Excess Spread Receivable"). The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheet.

    In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value on a quarterly basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of consumer and commercial loans, leases and receivables

(collectively, the "Receivables") sold over the sum of the pass-through interest rates plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would demand. Higher than anticipated rates of loan prepayments or credit losses on the loans or other assets underlying the Excess Spread Receivables would require the Company to write down the value of the Excess Spread Receivables, which could have a material adverse impact on the Company's financial position and results of operations.


    At June 30, 1996, the Company's consolidated balance sheet reflected Excess Spread Receivables of $223.8 million. While the Company has consummated contingent recourse sales of Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables. In fiscal 1995, CSAF began to sell certain Excess Spread Receivables. In connection with such sales, CSAF retains negotiated levels of recourse obligations in the event the purchaser does not realize expected cash flows from the Excess Spread Receivables that have been sold. Continental Grain has guaranteed, for a fee, CSAF's performance obligations under such sales, but is under no obligation to provide such guarantees for future transactions. If Continental Grain does not provide such guarantees in the future, the Company's ability to raise cash through CSAF by entering into future sales of its Excess Spread Receivables with retained recourse could be impaired. CSAF's recourse obligations under the sales transactions could result in losses in the event cash flow from the Excess Spread Receivables that have been sold is significantly less than was anticipated at the time of the related sale. ContiFinancial Corporation, as well as Continental Grain, have guaranteed CSAF's performance obligations under each such sale. The cash proceeds from such sales aggregated $50 million in fiscal 1995 and $54.5 million for fiscal 1996. On April 1, 1996, CSAF completed a contingent recourse sale of Excess Spread Receivables for total cash proceeds of $96.5 million. Of the Company's $293.2 million of Excess Spread Receivables at March 31, 1996, $56.4 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Of the Company's $223.8 million of Excess Spread Receivables at June 30, 1996, $90.5 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Since subordinated retained interests are designed to absorb changes in both the residual interest and the recourse sale amount, their value may be more adversely impacted than unsold Excess Spread Receivables under certain circumstances.


    In addition, in fiscal 1994, 1995 and 1996, the Company sold without recourse $17.6 million, $26.3 million and $53.5 million of interest-only certificates which the Company generated from its securitization activities. These sales represent an important source of liquidity for the Company. Any impairment of the Company's ability to sell these interest-only certificates would require the Company to obtain the liquidity from other sources and thus could have a materially adverse impact on the Company's financial position or results of operations.


    Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future or that all or any portion of Excess Spread Receivables could in fact be sold at their stated value on the balance sheet, if at all. The Intercompany Debt, the Indenture, and the Continental Grain Debt Agreements place certain limitations on the Company's ability to incur indebtedness secured by its Excess Spread Receivables. Although the Company may seek in the future to negotiate such financing within the terms of such limitations, there can be no assurance that the Company will be able to identify sources of such financing or whether the terms of any such financing, if available, would be on terms the Company would consider favorable.

SIGNIFICANCE OF SERVICING INCOME


    At March 31, 1996, the Company had a $3.9 billion servicing portfolio on which it earned approximately 50 basis points (per annum), or $19.5 million of cash income, in fiscal 1996. At June 30, 1996, the Company had a $4.3 billion servicing portfolio on which it earned approximately 50 basis points (per annum), or $6.3 million of cash income for the three months ended June 30, 1996. If prepayments on this portfolio were to significantly exceed management's estimate, there would be a material adverse effect on the Company's future cashflow. In addition, effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on its relative fair value. Higher than anticipated rates of loan prepayments, including repayments due to foreclosures or charge-offs, would require the Company to write down the value of capitalized servicing rights, which could have a material adverse impact on the Company's financial position or results of operations.


FINANCING EXCESS SPREAD RECEIVABLES FOR STRATEGIC ALLIANCE CLIENTS


    The Company finances the Excess Spread Receivables of certain Strategic Alliance clients through loans secured by such Excess Spread Receivables or by a pledge of the stock of the special purpose corporation holding such Excess Spread Receivables. As of March 31, 1996 and June 30, 1996, the total committed amount of such financings was $57.6 million and $81.1 million, respectively, and the amount outstanding in connection with such financings was $32.4 million and $29.0 million, respectively. The financed Excess Spread Receivables are generated through securitizations of home equity loans. While all financed Excess Spread Receivables were issued in securitizations which yielded securities rated investment grade by nationally recognized statistical rating organizations, and all are financed at a discount to fair value determined after application of discounts for expected loss, prepayment and interest rate factors, the Strategic Alliance clients are often companies with limited operating histories and capital and have not been rated or have a non-investment grade credit rating. The value of the financed Excess Spread Receivables is dependent on, among other things, the ability of the Strategic Alliance client to service its securitized assets in accordance with the specifications of the related pooling and servicing agreements. If a Strategic Alliance client were unable to meet its obligations under the pooling and servicing agreement pertaining to the financed Excess Spread Receivables, the value of such Excess Spread Receivables could decline to less than the amount of the loan it secures. In such cases, the Company would suffer losses.


HOLDING COMPANY STRUCTURE

    The Company is a holding company which derives substantially all its operating income from its wholly-owned subsidiaries. The Company intends to loan or contribute a portion of the net proceeds from the sale of the Notes to certain of its subsidiaries which will use the proceeds for general working capital purposes. The Company must rely upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes. See "Description of the Notes--Ranking."

ECONOMIC CONDITIONS

General

    The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer and commercial credit and declining real estate and other asset values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.
Because of the Company's focus on credit-impaired borrowers in the home equity loan market and certain other markets, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition and results of operations.

Interest Rates

    Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce servicing spreads. In addition, an increase in interest rates may decrease the demand for consumer or commercial credit. A substantial and sustained increase in interest rates could, among other things: (i) adversely affect the ability of the Company to purchase or originate loans or other assets; (ii) reduce the average size of loans underwritten by the Company; and (iii) reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the Excess Spread Receivables. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the cost of funds obtained by the Company to finance such loans. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans or assets pooled and sold by the Company are priced based on long-term interest rates while the senior interests in the related REMIC, owner trust or grantor trust are priced on the basis of intermediate term United States Treasury rates.

CONTINGENT RISKS

    Although the Company sells substantially all loans or other assets which it originates or purchases, the Company retains some degree of risk on substantially all loans or other assets sold. During the period of time that loans or other assets are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans or other assets. The Company continues to be subject to the risks of default and foreclosure following the sale of the loans or other assets through securitization to the extent that actual losses covered by the Excess Spread exceed the loss assumption made by the Company in the securitization. The documents governing the Company's securitization program require (i) the Company to establish deposit accounts or (ii) the related trust to build overcollateralization levels by retaining Excess Spread distributions or applying Excess Spread distributions to reduce the principal balances of the senior interests issued by the trust. These actions serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans or other assets held by such trust. At March 31, 1996, credit-enhancement amounts (in the form of deposit accounts and overcollateralization levels) aggregated approximately $128 million. In addition, documents governing the Company's securitization programs require the Company to commit to repurchase or replace loans or other assets which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC, owner trust or grantor trust, the Company is required, if it is the servicer of such loans, to advance amounts equal to the delinquent interest on such loans to the extent that the Company deems such advances ultimately recoverable. These advances may require funding from the Company's capital resources but have priority of repayment out of the trust from the succeeding month's payments on loans in the trust. The Company also has contingent risk with respect to financing through its Purchase and Sale Facilities and the sale of Excess Spread Receivables. See "--Ability to Service Debt; Negative Cashflows and Capital Needs-- Dependence on Purchase and Sale Facilities" and "--Excess Spread Receivables."

COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates charged to borrowers. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales.

    In fiscal 1996, 75% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

CONCENTRATION OF OPERATIONS IN MID-ATLANTIC REGION

    For the year ended March 31, 1996, approximately 34.4% (by dollar volume) of the home equity loans originated by the Company were secured by properties located in six mid-Atlantic states (New Jersey, New York, Pennsylvania, Maryland, Connecticut and Virginia). Although the Company has expanded its mortgage origination network outside the mid-Atlantic region, the Company's origination business is likely to remain concentrated in that region for the foreseeable future. In addition, a substantial majority of the loans in the existing securitization pools are secured by properties located in such region. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy and the residential real estate market in the mid-Atlantic region.

RIGHT TO TERMINATE SERVICING

    At March 31, 1996, approximately 89% (by dollar volume) of the Company's servicing portfolio consisted of loans securitized by the Company and sold to REMICs. The Company's form of pooling and servicing agreement for each of these trusts provides that the monoline insurance company insuring the senior interests in the related REMIC may terminate the Company's servicing rights if, among other things, the number of loans included in the REMIC which are delinquent for 90 days or more (including properties acquired upon foreclosure and not sold) exceeds 10% of the aggregate number of the loans included in such trust in four consecutive months. There can be no assurance that delinquency rates with respect to Company-sponsored pools will not exceed this rate in the future or, if exceeded, that the servicing rights would not be terminated. See "Business -- Home Equity Loan Origination and Servicing -- Loan Servicing."

CREDIT-IMPAIRED BORROWERS

    In the home equity loan market and certain other markets, the Company targets credit-impaired borrowers. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting policies and collection methods it employs enable it to control the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans warehoused, sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's financial condition or results of operation could be adversely affected.

ELIMINATION OF MORTGAGE INTEREST DEDUCTION

    Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on the level of a borrower's income, type of loan or principal amount. Because many of the Company's mortgage loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by the Company.

ENVIRONMENTAL LIABILITIES

    In the course of its business, the Company has acquired, and may in the future acquire, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or source thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

GOVERNMENT REGULATION

    The home equity loan and financing operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business of the Company. In addition, changes in government sponsored loan programs, such as the Title I home improvement loan program, could adversely affect the business of the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to the Truth in Lending Act. Because the Riegle Act became effective in October 1995 the Company has limited experience and historical data to determine its impact. Although the Company believes that the Riegle Act will not have a material impact on its business, no assurance can be given. See "Regulation."

    As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As a registered broker-dealer, ContiFinancial Services is subject to certain minimum net capital rules and certain other requirements. Any changes in such requirements or the loss of the broker-dealer license of ContiFinancial Services, for any reason, could have a material adverse effect on the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

    The Company believes that it is not, and after giving effect to the Offering and use of proceeds therefrom will not be, an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). Among other things, under the Investment Company Act, an investment company is prohibited from engaging in certain activities, is restricted from entering into certain transactions with affiliated persons and interested persons, is governed by certain laws that limit the issuance of debt securities, preferred stock, warrants and rights to subscribe or purchase a security and is subject to certain restrictions on the payment of dividends, the making of loans and the purchase and redemption of its securities.

    The Company intends to continue its business and to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Company's business strategy includes acquiring equity or debt interests in Strategic Alliance clients and investing in loans, other assets and Excess Spread Receivables. In order to avoid becoming an investment company, the Company will have to limit certain types of its investments or its activities. If the Company were to become an investment company for any reason, the Company could be required either (i) to change significantly the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company and the market prices for the Notes.

CONTROL OF THE COMPANY

    Continental Grain owns approximately 81% of the outstanding shares of Common Stock. Consequently, Continental Grain is in a position to elect all the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. While Continental Grain has advised the Company that its current intention is to continue to hold all the shares of Common Stock beneficially owned by it, there can be no assurance that Continental Grain will not decide to sell all or a portion of its holdings at some future date. See also "Certain Transactions" for a description of certain transactions between Continental Grain and the Company and for a description of an investigation of Continental Grain by the Department of Justice.

KEY MANAGEMENT PERSONNEL

    The Company is dependent upon the services of its executive officers and other key employees. The loss of these services could have a material adverse effect on the Company. See "Management."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    There is no public market for the Notes, and the Company does not intend to apply for listing of the Notes on any national securities exchange. The Company has been advised by Bear, Stearns & Co. Inc., CS First Boston Corporation and UBS Securities LLC (collectively, the "Underwriters") that, following the completion of the Offering, they presently intend to make a market in the Notes; however, they are under no obligation to do so and market-making activities with respect to the Notes may be discontinued at any time without notice. There can be no assurance as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the Notes are estimated to be approximately $293.3 million.


    The net proceeds from the Offering will be used by the Company to repay to Continental Grain the Term Note (as defined) (which has an aggregate principal amount of $125 million, a variable rate of interest equal to one month LIBOR plus 125 basis points, adjusted monthly, and matures on September 30, 1997) and for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables) and other working capital needs. See "Description of Certain Indebtedness and Financing Arrangements-- Certain Indebtedness" and "Capitalization."

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company as of June 30, 1996, and as adjusted to give effect to (i) the sale by the Company of the Notes offered in the Offering and (ii) the application of the estimated gross proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Certain Indebtedness and Financing Arrangements" and the Consolidated Financial Statements included elsewhere herein.


                                                                           AS OF JUNE 30, 1996
                                                                         -----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                         --------    -----------
                                                                             (IN THOUSANDS)
LONG-TERM DEBT:
  Term Note (a).......................................................   $125,000     $  --
  Four Year Note (b)..................................................     74,000        74,000
  Indenture Note (c)..................................................    125,000       125,000
  % Senior Notes Due 2003.............................................      --          300,000
                                                                         --------    -----------
    Total long-term debt..............................................    324,000       499,000

STOCKHOLDERS' EQUITY:
  Preferred stock ($0.01 par value) 25,000,000 shares authorized; none
    issued and outstanding                                                  --           --
  Common stock ($0.01 par value) 250,000,000 shares authorized;
44,378,953 shares issued and outstanding..............................        444           444
  Paid-in capital.....................................................    294,701       294,701
  Retained earnings...................................................     42,081        42,081
  Deferred compensation...............................................    (21,418)      (21,418)
                                                                         --------    -----------
    Total stockholders' equity........................................    315,808       315,808
                                                                         --------    -----------
      Total capitalization............................................   $639,808     $ 814,808
                                                                         --------    -----------
                                                                         --------    -----------


- ------------

 (a)  The Term Note will mature on September 30, 1997 and pays interest monthly at a variable rate equal to the one month London Interbank Offered Rate ("LIBOR") plus 125 basis points, adjusted monthly.


 (b)  The Four Year Note will mature on February 14, 2000 and pays interest semi-annually at a fixed rate of 8.02% per annum. Until February 14, 1998, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four
      Year Note. After February 14, 1998, interest on the Four Year Note will be payable in cash.


 (c)  The Indenture Note will mature on February 14, 2001 and bears interest at a rate of
      7.96% per annum. The principal amount of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998.

                            SELECTED FINANCIAL DATA
         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)


    The historical financial data set forth below for fiscal years 1992 and 1993 have not been separately audited but have been derived from Continental Grain audited financial statements which are not included herein. The historical financial data set forth below for fiscal years 1994, 1995 and 1996 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company included elsewhere herein. The historical financial data set forth below for the three months ended June 30, 1995 and 1996 have been derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements of the Company included elsewhere herein. In the opinion of the Company, such unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. Results for the three months ended June 30, 1996 are not necessarily indicative of results for the full year and are subject to year end adjustments. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                THREE MONTHS ENDED
                                                  YEARS ENDED MARCH 31,                              JUNE 30,
                               ------------------------------------------------------------   -----------------------
                                  1992        1993        1994         1995         1996         1995         1996
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:

 Gross income
   Gain on sale of
receivables..................  $   11,418   $ 18,587   $   49,671   $   67,512   $  146,529   $   22,555   $   31,166
   Interest..................      16,130     11,385       20,707       42,929       91,737       17,883       28,515
   Net servicing income......       1,191      1,842        3,989        9,304       29,298        4,766        9,073
   Other income..............         (41)      (147)         162        2,252        4,252          968        1,009
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
     Total gross income......      28,698     31,667       74,529      121,997      271,816       46,172       69,763
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
 Expenses
   Compensation and
benefits.....................       4,335      6,870       14,674       23,812       52,203        7,840       12,408
   Interest..................      12,686      6,529       12,124       29,635       74,770       15,245       19,662
   Provision for loan
losses.......................         685      2,018        4,499        1,935          285          148          219
   General and
administrative...............       3,227      4,101        7,946        9,627       18,022        3,257        4,779
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
     Total expenses..........      20,933     19,518       39,243       65,009      145,280       26,490       37,068
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
 Income before income taxes
   and minority interest.....       7,765     12,149       35,286       56,988      126,536       19,682       32,695
 Income taxes................       2,948      4,640       13,726       22,168       49,096        7,656       13,262
 Minority interest of
subsidiary...................         744      1,600        5,076        8,728        3,310        3,310       --
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
 Net income..................  $    4,073   $  5,909   $   16,484   $   26,092   $   74,130   $    8,716   $   19,433
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
 Primary and fully dilutive
   earnings per common
   share (pro forma at
   March 31, 1996 only)......                                                    $     2.00                $     0.44
                                                                                 ----------                ----------
                                                                                 ----------                ----------
CASH FLOW DATA:

 (Used in) provided by
   operating activities......  $  (22,939)  $ 15,525   $  (32,360)  $  (35,336)  $ (300,457)  $  (89,020)  $   (1,948)
 Used in investing
activities...................        (186)      (685)        (615)      (1,816)     (37,243)        (494)         (57)
 Provided by (used in)
   financing activities......      23,167    (15,435)      35,061       37,666      367,357       91,074       (5,555)
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
 Net increase (decrease) in
   cash and cash
equivalents..................  $       42   $   (595)  $    2,086   $      514   $   29,657   $    1,560   $   (7,560)
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
                               ----------   --------   ----------   ----------   ----------   ----------   ----------

OPERATING DATA:

 Number of loans serviced (at
period end)..................       8,788     11,093       20,146       38,740       65,121       44,478       71,082
 Face value of loans serviced
   (at period end)...........  $  314,260   $484,857   $1,105,393   $2,192,190   $3,863,575   $2,537,104   $4,256,949
 Securitization and whole
   loan sales volume:
   ContiMortgage:
     --Securitization........  $  141,279   $194,668   $  733,182   $1,258,919   $2,030,000   $  300,000   $  505,000
     --Whole loan............      46,441     77,876       39,142       33,772          270       --          187,953
   Non-ContiMortgage:
     --Securitization........     921,000    426,000      418,000      906,000    1,926,680      155,000      300,560
     --Whole loan............      --          --          --           89,000       36,000       36,000       --
                               ----------   --------   ----------   ----------   ----------   ----------   ----------

 Total securitization and
   sales volume..............  $1,108,720   $698,544   $1,190,324   $2,287,691   $3,992,950   $  491,000   $  993,513
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
                               ----------   --------   ----------   ----------   ----------   ----------   ----------


                                                                                                THREE MONTHS ENDED
                                                  YEARS ENDED MARCH 31,                              JUNE 30,
                               ------------------------------------------------------------   -----------------------
                                  1992        1993        1994         1995         1996         1995         1996
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
LOAN LOSS DATA (a):

 Delinquency rate (at end of
   period) (b)...............        3.68%      1.20%        0.97%        1.64%        2.51%        1.64%        4.05%
 Default rate (at end of
period) (c)..................        2.46%      1.70%        0.81%        1.16%        3.54%        1.13%        3.98%
 Net losses as a percentage
   of average amount
outstanding..................        0.27%      0.26%        0.15%        0.08%        0.13%        0.03%(d)     0.05%(d)

FINANCIAL RATIOS:

 Ratio of earnings to fixed
   charges (e)...............        1.55x      2.62x        3.49x        2.63x        2.65x        2.07x        2.66x
 Percentage of indebtedness
   to total capitalization
(f)..........................       79.63%     18.38%       40.97%       62.85%       52.36%       72.92%       50.64%
 Pre-tax interest coverage
ratio (g)....................        1.98x      3.94x        7.87x        6.56x        6.59x        7.02x        6.25x

                                                     AS OF MARCH 31,                              AS OF JUNE 30,
                               ------------------------------------------------------------   -----------------------
                                  1992        1993        1994         1995         1996         1995         1996
                               ----------   --------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:

 Cash and cash equivalents...  $      817   $    222   $    2,308   $    2,822   $   32,479   $    4,382   $   24,919
 Excess spread receivables
   (interest-only and
residual certificates).......      31,543     51,270       94,491      143,031      293,218      172,858      223,802
 Total assets................      77,760     76,526      217,856      327,742      892,540      482,007      891,672
 Payables to affiliates......      60,311     12,463       49,846      114,907      337,734      206,347      334,448
 Total liabilities...........      61,486     18,743      138,513      243,579      597,721      370,317      575,864
 Minority interest of
subsidiary...................         844      2,444        7,520       16,248       --           35,059       --
 Stockholders' equity (h)....      15,430     55,339       71,823       67,915      294,819       76,631      315,808

AS ADJUSTED BALANCE SHEET
 DATA (I):

 Cash and cash equivalents..............................................................................   $  193,219
 Excess spread receivables (interest-only and
   residual certificates)...............................................................................      223,802
 Receivables held for sale..............................................................................      364,159
 Total assets...........................................................................................    1,066,672
 Due to affiliates......................................................................................       10,448
 Notes payable to affiliates............................................................................      199,000
 % Senior Notes due 2003................................................................................      300,000
 Total liabilities......................................................................................      750,864
 Stockholders' equity (h)...............................................................................      315,808

- ------------

 (a)  Loan loss data represents data for the home equity loan business of ContiMortgage only.
      See "Business -- Home Equity Loan Origination and Servicing."

 (b)  The delinquency percentage represents, as a percentage of the aggregate principal balance of loans as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

 (c)  The default percentage represents, as a percentage of the aggregate principal balance of loans as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy or real estate owned or forbearance.

 (d)  This percentage is based on data for the three months ended June 30, 1995 and 1996 and is not necessarily indicative of an annualized percentage.

  (e)  Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less minority interest to (ii) interest expense.

 (f)  Amounts in fiscal 1992, 1993, 1994 and 1995 and for the three months ended June 30, 1995 represent the ratio of amounts due to Continental Grain to total capitalization.

 (g)  Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense on funded debt to (ii) interest expense on funded debt.

 (h)  The Company paid cash dividends to Continental Grain of $305 in fiscal year 1996.

 (i)  The as adjusted balance sheet as of June 30, 1996 reflects this Offering, net of $6,700 of estimated offering expenses and the repayment of the $125,000 Term Note. See
      "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements (including the notes thereto which are an integral part thereof) contained elsewhere in this Prospectus.

GENERAL

    The Company is engaged in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Through ContiTrade and ContiFinancial Services, the Company provides financing and asset securitization expertise, respectively, to ContiMortgage and its Strategic Alliance clients.

    The Company closed an initial public offering in the United States and internationally of 7,130,000 shares of its common stock on February 14, 1996. Proceeds to the Company from the IPO were approximately $138.1 million, net of related expenses. Prior to the IPO, the Company was wholly-owned by Continental Grain. Following the IPO and the grant of "restricted" common stock to certain key ContiFinancial employees, approximately 81% of the Company's Common Stock was held by Continental Grain.

    The Company's Strategic Alliance clients are originators of consumer and commercial loans, leases and receivables. The Company provides financing and asset securitization execution and expertise to the Strategic Alliance client while the client provides a consistent flow of securitizable assets to the Company. In certain Strategic Alliances, the Company had received Strategic Alliance Equity Interests in the Strategic Alliance client. Those Strategic Alliance Equity Interests received from Strategic Alliances prior to the IPO were retained by Continental Grain. Strategic Alliance Equity Interests received after the IPO will be retained by the Company. The realization of value on such Strategic Alliance Equity Interests is subject to many factors, including the future growth and profitability of the Strategic Alliance clients and the completion of initial public offerings by such Strategic Alliance clients.


    The Company's total gross income increased from $46.2 million for the three months ended June 30, 1995 to $69.8 million for the three months ended June 30, 1996, representing a 51% increase. The Company's total gross income increased from $74.5 million in fiscal year 1994 to $271.8 million in fiscal year 1996, representing a 91% annual compound growth rate. Net income increased from $8.7 million for the three months ended June 30, 1995 to $19.4 million for the three months ended June 30, 1996, representing a 123% increase. Net income increased from $16.5 million for the year ended March 31, 1994 to $74.1 million for the year ended March 31, 1996, representing a 112% annual compound growth rate.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the periods indicated:

                                                                   THREE MONTHS
                                                                       ENDED
                                     YEARS ENDED MARCH 31,           JUNE 30,
                                   --------------------------    -----------------
                                    1994      1995      1996      1995       1996
                                   ------    ------    ------    ------     ------
Gross income:
  Gain on sale of receivables...    66.65%    55.34%    53.91%    48.85%     44.67%
  Interest......................    27.78     35.19     33.75     38.73      40.87
  Net servicing income..........     5.35      7.63     10.78     10.32      13.01
  Other income..................     0.22      1.84      1.56      2.10       1.45
                                   ------    ------    ------    ------     ------
      Total gross income........   100.00%   100.00%   100.00%   100.00%    100.00%
                                   ------    ------    ------    ------     ------
Expenses:
  Compensation and benefits.....    19.69%    19.52%    19.21%    16.98%     17.79%
  Interest......................    16.27     24.29     27.51     33.02      28.18
  Provision for loan losses.....     6.03      1.59      0.10      0.32       0.31
  General and administrative....    10.66      7.89      6.63      7.05       6.85
                                   ------    ------    ------    ------     ------
      Total expenses............    52.65%    53.29%    53.45%    57.37%     53.13%
                                   ------    ------    ------    ------     ------

Income before income taxes and
minority interest...............    47.35%    46.71%    46.55%    42.63%     46.87%
Income taxes....................    18.42     18.17     18.06     16.58      19.01
Minority interest of
subsidiary......................     6.81      7.15      1.22      7.17       --
                                   ------    ------    ------    ------     ------
      Net income................    22.12%    21.39%    27.27%    18.88%     27.86%
                                   ------    ------    ------    ------     ------
                                   ------    ------    ------    ------     ------


CERTAIN ACCOUNTING CONSIDERATIONS


    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization in the form of REMICs, owner trusts or grantor trusts. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the "excess spread"). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized. The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the value of the Excess Spread less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread Receivable. The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at June 30, 1996, March 31, 1996 and 1995 was interest-only and residual certificates. Consequently, the Company's consolidated balance sheets designate Excess Spread Receivable as "interest-only and residual certificates."


    The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheets. The Excess Spread Receivable is reduced as cash distributions are received from the securitization.

    Due to the fact that the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Spread, the amount of cash actually received over the lives of the loans or other assets normally exceeds the gain previously recognized at the time the loans or other assets were sold and therefore interest income is recognized over the life of the loans or other assets securitized. In periods subsequent to the sale, the Company may recognize an increase in fair value of Excess Spread Receivable as gain on sale of receivables to the extent that estimates of the loan pools future remaining lives exceed those originally projected. This estimate of extended life is performed by reviewing past prepayment experience and estimating future prepayment experience by considering numerous factors which include current market assumptions, the interest rate environment and economic factors. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the Excess Spread Receivable may have to be written down through a charge to earnings in the period of adjustment. To date, the Company has not been required to record such a downward adjustment on its portfolio as a whole. The Company believes that one factor contributing to this positive experience is the Company's determination that over time home equity loan prepayments have been less volatile than conventional mortgage prepayments. See also Note 3 to Consolidated Financial Statements of the Company.


    Effective April 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122") which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, term and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.


RESULTS OF OPERATIONS


    The following table sets forth information regarding the components of the Company's total gross income for the periods indicated:


                                                               THREE MONTHS ENDED
                                 YEARS ENDED MARCH 31,              JUNE 30,
                            -------------------------------    ------------------
                             1994        1995        1996       1995       1996
                            -------    --------    --------    -------    -------
                                               (IN THOUSANDS)
Gain on sale of
receivables..............   $49,671    $ 67,512    $146,529    $22,555    $31,166
Interest.................    20,707      42,929      91,737     17,883     28,515
Net servicing income.....     3,989       9,304      29,298      4,766      9,073
Other income.............       162       2,252       4,252        968      1,009
                            -------    --------    --------    -------    -------
      Total gross
income...................   $74,529    $121,997    $271,816    $46,172    $69,763
                            -------    --------    --------    -------    -------
                            -------    --------    --------    -------    -------

    The following table sets forth the components of the Company's expenses for the periods indicated:


                                                               THREE MONTHS ENDED
                                 YEARS ENDED MARCH 31,              JUNE 30,
                             ------------------------------    ------------------
                              1994       1995        1996       1995       1996
                             -------    -------    --------    -------    -------
                                                (IN THOUSANDS)
Compensation and
benefits..................   $14,674    $23,812    $ 52,203    $ 7,840    $12,408
Interest..................    12,124     29,635      74,770     15,245     19,662
Provision for loan
losses....................     4,499      1,935         285        148        219
General and
administrative............     7,946      9,627      18,022      3,257      4,779
                             -------    -------    --------    -------    -------
      Total expenses......   $39,243    $65,009    $145,280    $26,490    $37,068
                             -------    -------    --------    -------    -------
                             -------    -------    --------    -------    -------



Three Months Ended June 30, 1996 Compared to Three Months Ended June 30, 1995



    The Company's total gross income increased $23.6 million or 51% to $69.8 million for the three months ended June 30, 1996 as compared to $46.2 million of total gross income for the corresponding period in 1995. The Company's total expenses as a percentage of total gross income decreased to 53% for the three months ended June 30, 1996 from 57% in the corresponding period in 1995. As a result, net income for the three months ended June 30, 1996 increased $10.7 million or 123% to $19.4 million compared to net income of $8.7 million for the three months ended June 30, 1995.



    Income. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources, as well as the Company's development of Strategic Alliances.



    Gain on sale of receivables was the primary component of total gross income, comprising 45% and 49% of total gross income in the three months ended June 30, 1996 and 1995, respectively. Gain on sale of receivables as a percentage of total gross income was lower for the first quarter of fiscal 1997 due to an increase in servicing income associated with a larger servicing portfolio and balance of interest earning assets. Gain on sale of receivables increased $8.6 million or 38% for the three months ended June 30, 1996 as compared to the corresponding period in 1995.



    Gain on sale of receivables represents income primarily from the structuring and sale of pools of fixed rate home equity loans originated by ContiMortgage and Strategic Alliance clients of the Company to REMICs, owner trusts and grantor trusts. In addition, gains on sale of receivables are earned upon whole loan sales and upon the securitization of adjustable rate home equity loans, commercial and multi-family loans, self-storage facilities, Title I home improvement loans, franchise loans, small business loans and equipment leases which are sold into REMICs and whole loan and other trust structures (collectively, "Structured Finance Transactions").



    The increase in the amount of gain on sale of receivables was due to an increased volume of loans and leases structured and a wider differential between the interest rate earned on the underlying securitized loans and leases and the pass-through rate paid to the securitization investors. The Company structured and sold $1.0 billion of mortgages and leases in the three months ended June 30, 1996, an increase of $0.5 billion from the three months ended June 30, 1995, which contributed $13.0 million of the increase in gain on sale of receivables.



    The increase in gain on sale of receivables was also affected by the change in the yield curve (resulting in pass-through rates on Structured Finance Transactions increasing more rapidly than interest rates on loans and leases) which resulted in a loss of 90 basis points in Excess Spread or a $4.4 million reduction in gain on sale of receivables in the three months ended June 30, 1996 as compared to the corresponding period in 1995. The combination of the $4.4 million decline due to a smaller rate differential and the $13.0 million increase due to increased securitization volume netted to a total increase in gain on sale of receivables from the three months ended June 30, 1996 to the three months ended June 30, 1995 of $8.6 million. The gain on sale of receivables as a percentage of loans securitized and sold for the three months ended June 30, 1996 and 1995 was 3.7% and 4.6%, respectively.



    Interest income increased $10.6 million or 59% for the three months ended June 30, 1996 from the corresponding period in 1995. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $6.1 million to the increase between the three months ended June 30, 1996 and 1995. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $410.6 million in the three months ended June 30, 1996 as compared to the corresponding period in 1995. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $4.5 million of the increase in interest income which was due to the increase in the average investment in Excess Spread Receivables in the three months ended June 30, 1996 as compared to the corresponding period in 1995.



    Net servicing income increased $4.3 million or 90% for the three months ended June 30, 1996 compared to the corresponding period in 1995 due to the increase in the size of the servicing portfolio and the volume of loan sales and securitizations. The Company's loan servicing portfolio increased $1.7 billion or 68% to $4.3 billion from June 30, 1995 to June 30, 1996, contributing $2.5 million or 58% of the increase between the three months ended June 30, 1996 and 1995. Additionally, net servicing income increased by $1.8 million in the first quarter of fiscal 1997 as compared to the first quarter of fiscal 1996 due to capitalized servicing income associated with the 131% increase in loan sales and securitization volume for the three months ended June 30, 1996 as compared to the corresponding period in 1995.



    Other income remained relatively constant at $1.0 million for each of the three month periods ended June 30, 1996 and 1995. Other income consists primarily of "purchase premium refunds" received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" remained relatively constant due to declines in the fee rates which offset increases in origination volume.



    Expenses. Total expenses for the three months ended June 30, 1996 increased $10.6 million or 40% from the corresponding period in 1995. This increase in total expenses was due to the increase in number of employees, the granting of "restricted" common stock and the costs associated with increased home equity volume.



    Compensation and benefits expenses increased $4.6 million or 58% for the three months ended June 30, 1996 compared to the corresponding period in 1995 due to the addition of new personnel, the restricted stock awards and commissions paid to certain employees on volume of loan originations. On June 30, 1996, the Company had 515 employees as compared to 291 employees on June 30, 1995, which primarily contributed to a $2.6 million increase in compensation costs for the three months ended June 30, 1996 as compared to the corresponding period in 1995. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, will vest between February 14, 1996 and March 31, 2000. The granting of "restricted" common stock increased the compensation expense for the three months ended June 30, 1996 by $1.6 million. The commissions paid to certain ContiMortgage employees increased $0.4 million for the three months ended June 30, 1996 as compared to the corresponding period in 1995. Compensation and benefits expenses represented 18% and 17% of total gross income for the three months ended June 30, 1996 and 1995, respectively.



    Interest expense increased $4.5 million or 29% to $19.7 million for the three months ended June 30, 1996 as compared to $15.2 million for the corresponding period in 1995 primarily as a result of increased borrowings from Continental Grain and the costs of the sale, with limited recourse, of Excess Spread Receivables, partially offset by an overall decline in the cost of borrowing. The average borrowings from Continental Grain and Excess Spread Receivables sold, with limited recourse, increased by $255.7 million for the three months ended June 30, 1996 as compared to the corresponding period in 1995 resulting in a $4.6 million increase in interest expense. The decrease in the Company's combined interest rates by 7 basis points lowered interest expense by $0.1 million for the three months ended June 30, 1996 as compared to the corresponding period in 1995. The combination of the $0.1 million decline due to the lowered combined interest rate and the $4.6 million increase due to increased balances resulted in a net increase of $4.5 million in interest expense for the three months ended June 30, 1996 compared to the corresponding period in 1995.



    Provision for loan losses increased to $0.2 million or 48% for the three months ended June 30, 1996 as compared to $0.1 million for the three months ended June 30, 1995. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding receivables. The increase in the three months ended June 30, 1996 as compared to the corresponding period in 1995 resulted from a determination of adequate reserves in light of actual loss experience.



    General and administrative expenses increased $1.5 million or 47% for the three months ended June 30, 1996 compared to the corresponding period in 1995, and represented 7% of total gross income for the three months ended June 30, 1996 and 1995, respectively. The increase was due to the increase in costs associated with underwriting, originating and servicing higher loan volumes. In the three months ended June 30, 1996, the origination volume increased 52% as compared to the three months ended June 30, 1995.



    Income Taxes. The Company is included in the consolidated Federal income tax return of Continental Grain. The Company's provision for income taxes was $13.3 million and $7.7 million for the three months ended June 30, 1996 and 1995, respectively. The increase in taxes of 73% for the three months ended June 30, 1996 compared to the corresponding period in 1995 was directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for the three months ended June 30, 1996 increased to 40.6% from 38.9% in the comparable period in fiscal 1996 due to a change in the provision for state income taxes.



    Minority Interest. Minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest was $3.3 million for the three months ended June 30, 1995. The change in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services Corporation ("ContiTrade Services") effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services. Accordingly, the results of operations for the three months ended June 30, 1995 included approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1997 reflected 100% ownership of ContiMortgage during the period.


Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

    The Company's total gross income increased $149.8 million or 123% to $271.8 million in fiscal 1996 as compared to $122.0 million of total gross income in fiscal 1995. The Company's total expenses as a percentage of total gross income remained stable at 53% in fiscal 1995 and 1996. As a result, net income for fiscal 1996 increased $48.0 million or 184% to $74.1 million compared to net income of $26.1 million in fiscal 1995.


    Income. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources (including the growth of two regional branch offices which were opened in fiscal 1995), as well as the Company's development of Strategic Alliances.



    Gain on sale of receivables was the primary component of total gross income, comprising 54% and 55% of total gross income in fiscal 1996 and 1995, respectively. Gain on sale of receivables increased $79.0 million or 117% in fiscal 1996 as compared to fiscal 1995. The increase in the amount of gain on sale of receivables was due to an increased volume of loans and leases structured and a wider differential between the interest rate earned on the underlying securitized loans and leases and the pass-through rate paid to the securitization investors. The Company structured and sold $4.0 billion of mortgages, loans and leases in fiscal 1996, an increase of $1.7 billion from fiscal 1995, which contributed $62.6 million of the increase in gain on sale of receivables. The increase in gain on sale of receivables was also affected by the change in the yield curve (resulting in pass-through rates on Structured Finance Transactions falling more rapidly than interest rates on loans and leases) which contributed an additional 72 basis points to Excess Spread or $16.4 million of the increase in gain on sale of receivables. The gain on sale as a percentage of loans securitized and sold for fiscal 1996 and 1995 was 3.7% and 3.0%, respectively.



    Interest income increased $48.8 million or 114% in fiscal 1996 from fiscal 1995. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $35.5 million to the increase between fiscal 1995 and fiscal 1996. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $591 million in fiscal 1996 as compared to fiscal 1995. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $13.3 million of the increase in interest income between fiscal 1995 and fiscal 1996.


    Net servicing income increased $20.0 million or 215% in fiscal 1996 compared to fiscal 1995. This increase was due to the increase in the size of the servicing portfolio and a change in accounting principle in fiscal 1996. The Company's loan servicing portfolio increased $1.7 billion or 76% to $3.9 billion from March 31, 1995 to March 31, 1996, contributing $8.3 million of the increase between fiscal 1995 and fiscal 1996. Additionally, the adoption of SFAS 122 in the beginning of fiscal 1996 increased servicing income by $11.7 million as compared to fiscal 1995.

    Other income increased $2.0 million to $4.3 million in fiscal 1996 as compared to fiscal 1995. Other income consists primarily of "purchase premium refunds" received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The increase in "purchase premium refunds" is primarily due to the increases in origination volume. In fiscal 1996, origination volume increased 74% as compared to fiscal 1995.

    Expenses. Total expenses for fiscal 1996 increased $80.3 million or 123% from fiscal 1995. This increase in total expenses was due to the increase in number of employees, increased accruals for incentive compensation related to increased profits and costs associated with increased mortgage volume.

    Compensation and benefits increased $28.4 million or 119% in fiscal 1996 compared to fiscal 1995 due to the accrual of incentive compensation under a formula based on pre-tax income, the restricted stock awards, the addition of new personnel and commissions paid to certain employees on volume of loan originations. The fiscal 1996 accrual for incentive compensation was $28.0 million as compared to $12.4 million in fiscal 1995 contributing $15.6 million to the increase between the years. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, vests between February 14, 1996 and March 31, 2000. The granting of "restricted" common stock increased fiscal 1996 compensation expense by $5.0 million. On March 31, 1996, the Company had 455 employees as compared to 234 employees on March 31, 1995 which primarily contributed to a $6.4 million increase in compensation costs in fiscal 1996 as compared to fiscal 1995. The commissions paid to certain ContiMortgage employees increased $1.4 million from fiscal 1995 to fiscal 1996. Compensation and related expenses represent 19% and 20% of total gross income for fiscal 1996 and 1995, respectively.

    Interest expense increased to $74.8 million in fiscal 1996 as compared to $29.6 million in fiscal 1995 primarily as a result of increased borrowings from Continental Grain and costs of various Purchase and Sale Facilities with financial institutions. The average borrowings from Continental Grain and amounts sold (but not yet resold by the respective financial institution) under the Company's Purchase and Sale Facilities increased $627.4 million in fiscal 1996 as compared to fiscal 1995 resulting in a $43.0 million increase in interest expense. The increase in interest rates contributed $2.2 million to the increase in interest expense between fiscal 1996 as compared to fiscal 1995.

    Provision for loan losses decreased to $0.3 million in fiscal 1996 as compared to $1.9 million in fiscal 1995. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding receivables. The decrease in fiscal 1996 as compared to fiscal 1995 resulted from a determination of adequate reserves in light of actual loss experience.


    General and administrative expenses increased $8.4 million or 87% in fiscal 1996 compared to fiscal 1995, and represented 7% and 8% of total gross income in fiscal 1996 and 1995, respectively. The increase was due to an increase in volume related expenses. In fiscal 1996, the origination volume increased 74% as compared to fiscal 1995.



    Income Taxes. The Company is included in the consolidated Federal income tax return of Continental Grain. The Company's provision for income taxes was $49.1 million and $22.2 million for the years ended March 31, 1996 and 1995, respectively. The Company is included in the consolidated Federal income tax return of Continental Grain. The increase in taxes was directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each year remained relatively consistent at 38% to 39%.



    Minority Interest. Minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest decreased $5.4 million or 62% in fiscal 1996 compared to fiscal 1995. This decrease in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services. Accordingly, the results of operations for fiscal 1996 included approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1995 included 12 months of minority interest of $8.7 million.


Year Ended March 31, 1995 Compared to Year Ended March 31, 1994

    The Company's total gross income increased $47.5 million or 64% to $122.0 million in fiscal 1995 as compared to $74.5 million of gross income for fiscal 1994. The Company's total expenses as a percentage of total gross income remained stable at 53% in fiscal 1994 and 1995. As a result, net income for fiscal 1995 increased $9.6 million or 58% to $26.1 million compared to net income of $16.5 million in fiscal 1994.


    Income. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources (including the opening of two regional branch offices in fiscal 1995) as well as the Company's development of Strategic Alliances.

    Gain on sale of receivables was the primary component of total gross income, comprising 55% and 67% of total gross income in fiscal 1995 and 1994, respectively. The reduction in the contribution of gain on sale of receivables to total gross income was due to a larger servicing portfolio and balance of interest earning assets. Gain on sale of receivables increased $17.8 million or 36% in fiscal 1995 as compared to fiscal 1994. Gain on sale of receivables represents income from Structured Finance Transactions. This increase resulted primarily from the Company's ability to securitize more loans in Structured Finance Transactions. The Company structured and sold $2.3 billion of mortgages, loans and leases in fiscal 1995, an increase of $1.1 billion from fiscal 1994, which contributed $32.4 million of the increase in gain on sale of receivables. The increase in gain on sale of receivables was also due to the change in the yield curve. The yield curve is the relationship between interest rates and maturity. As the Company originates and sells loans and leases based on the interpolated United States Treasury interest rate plus a negotiated additional interest rate, the gain on sale of receivables is affected by unequal movements in interest rates at various maturities. The interpolated Treasury interest rate is based on the Company's estimate of the average life of the pool of loans or leases. In fiscal 1995 as compared to fiscal 1994, mortgage rates moved to the level of pass-through rates resulting in a smaller difference between medium term rates and long term rates. This smaller difference resulted in a loss of 121 basis points in Excess Spread or $14.6 million reduction of gain on sale of receivables in fiscal 1995 as compared to fiscal 1994. The combination of the $14.6 million decline due to a smaller rate differential and the $32.4 million increase due to increased volume netted to a total increase in gain on sale of receivables from fiscal 1994 to fiscal 1995 of $17.8 million. The gain on sale as a percentage of loans securitized and sold for fiscal 1995 and 1994 was 3.0% and 4.2%, respectively.



    Interest income increased $22.2 million or 107% in fiscal 1995 from fiscal 1994. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $19.0 million to the increase between fiscal 1994 and fiscal 1995. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $179 million in fiscal 1995 as compared to fiscal 1994. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $3.2 million of the increase between fiscal 1994 and fiscal 1995.



    Net servicing income increased $5.3 million or 133% in fiscal 1995 compared to fiscal 1994. This increase was due to the increase in the size of the servicing portfolio in fiscal 1995 compared to fiscal 1994. The March 31, 1995 loan servicing portfolio balance of $2.2 billion represented a 98% increase over the March 31, 1994 portfolio balance.



    Other income increased $2.1 million to $2.3 million in fiscal 1995 as compared to fiscal 1994. Other income consists primarily of "purchase premium refunds" received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The increase in "purchase premium refunds" was primarily due to the increases in origination volume. In fiscal 1995, origination volume increased 68% as compared to fiscal 1994.

    Expenses. Total expenses for fiscal 1995 increased $25.8 million or 66% from fiscal 1994. This increase in total expenses was due to the increase in number of employees, increased accruals for incentive compensation related to increased profits and costs associated with increased mortgage volume.


    Compensation and related expenses increased $9.1 million or 62% in fiscal 1995 as compared to fiscal 1994 due to the accrual of incentive compensation under a formula based on pre-tax income, the addition of new personnel and commissions paid to certain employees on volume of loan originations. The fiscal 1995 accrual for incentive compensation was $12.4 million as compared to $7.6 million for fiscal 1994 contributing $4.8 million to the increase between the periods. On March 31, 1995, the Company had 234 employees compared to 163 employees on March 31, 1994, contributing $3.5 million to the increase in compensation costs from fiscal 1994 to fiscal 1995. The commissions paid to certain employees on volume of loans originated increased $0.8 million during the same period. Compensation and related expenses represented 20% of total gross income for both fiscal 1995 and 1994, respectively.


    Interest expense increased to $29.6 million in fiscal 1995 as compared to $12.1 million in fiscal 1994 primarily as a result of increased borrowings from Continental Grain and costs of various Purchase and Sale Facilities with financial institutions. The average borrowings from Continental Grain and amounts sold (but not yet resold by the respective financial institution) under the Company's Purchase and Sale Facilities increased $198.8 million in fiscal 1995 as compared to fiscal 1994 resulting in a $12.7 million increase in interest expense. The increase in interest rates contributed $4.8 million to the increase in interest expense between fiscal 1995 as compared to fiscal 1994.

    Provision for loan losses decreased to $1.9 million in fiscal 1995 as compared to $4.5 million in fiscal 1994. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding receivables. The decrease in fiscal 1995 as compared to fiscal 1994 resulted from a determination of adequate reserves in light of actual loss experience.

    General and administrative expenses increased $1.7 million or 21% in fiscal 1995 compared to fiscal 1994, and represented 8% and 11% of total gross income in fiscal 1995 and 1994, respectively. The overall dollar increases were primarily due to the increase in costs associated with underwriting, originating and servicing higher volumes of loans and the expansion of ContiMortgage's headquarters and branch offices. The increase associated with higher volumes was $1.1 million in general and administrative expenses in fiscal 1995 as compared to fiscal 1994. The expansion of ContiMortgage's facilities contributed $0.6 million to the increased general and administrative expenses in fiscal 1995 as compared to fiscal 1994. The percentage decrease was primarily due to increases in the above-mentioned volume related expenses partially offset by ContiMortgage's reversal of overallotments of servicing costs. In fiscal 1994, the Company implemented a risk management program with an insurer under which the insurer indemnifies the Company against certain contingencies related to its mortgage servicing operation, thus allowing the Company to eliminate accruals of losses as well as accruals to third party service providers resulting in a variation in fiscal 1995 compared to 1994.


    Income Taxes. The Company is included in the consolidated Federal income tax return of Continental Grain. The Company's provision for income taxes was $22.2 million and $13.7 million for the years ended March 31, 1995 and 1994, respectively. The increase in taxes was directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each year remained relatively consistent at 38% to 39%.


    Minority Interest. Minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest increased $3.6 million or 72% in fiscal 1995 compared to fiscal 1994. The fiscal 1995 increase in minority interest as compared to fiscal 1994 was directly related to the increase in ContiMortgage's net income before taxes and minority interest.

FINANCIAL CONDITION


June 30, 1996



    Securities purchased under agreements to resell increased $3.3 million from $179.9 million at March 31, 1996 to $183.2 million at June 30, 1996. The Company hedges its interest rate exposure on its receivables held for sale and loans and other assets sold, with recourse, under its Purchase and Sale Facilities with certain financial institutions, through the use of United States Treasury securities and futures contracts. Securities purchased under agreements to resell are part of this hedging strategy. The increase in securities purchased under agreement to resell was primarily due to the increase in the Company's securitization volume.



    Interest-only and residual certificates decreased $69.4 million from $293.2 million at March 31, 1996 to $223.8 million at June 30, 1996. This decrease represented $96.5 million of sales of such certificates and $10.1 million of collections partially offset by $30.0 million recorded during the three months ended June 30, 1996 related to new securitizations and recorded interest income of $7.2 million.



    Capitalized servicing fees receivable increased $3.1 million from $11.7 million at March 31, 1996 to $14.8 million at June 30, 1996. This balance reflected the capitalization under SFAS 122 of $4.4 million of servicing rights partially offset by amortization of $1.3 million.



    Trade receivables increased by a net amount of $66.5 million from $352.3 million at March 31, 1996 to $418.8 million at June 30, 1996. This increase was primarily due to a net increase in receivables held for sale from $296.2 million as of March 31, 1996 to $364.2 million at June 30, 1996. The net increase in receivables held for sale was primarily due to the investment of the cash proceeds available from the IPO and the sale of certain Excess Spread Receivables.



    Premises and equipment, net of accumulated depreciation, decreased $0.2 million from $3.9 million at March 31, 1996 to $3.7 million at June 30, 1996 primarily as a result of insignificant office equipment acquisitions which were more than offset by the normal periodic depreciation of owned equipment.



    Cost in excess of minority interest equity was $14.4 million at June 30, 1996, a decrease of $0.2 million from March 31, 1996. On June 19, 1995, ContiTrade Services effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services and subsequently in December 1995 became a wholly-owned subsidiary of ContiFinancial. The decrease in the balance represented the amortization of the cost in excess of the minority interest over the useful life of 25 years.



    Other assets increased $3.6 million from $3.9 million at March 31, 1996 to $7.5 million at June 30, 1996. Other assets represents prepaid expenses, margin deposits and other real estate owned. The increase in the balance was related to the increase in the Company's securitization volume.



    Accounts payable and accrued expenses decreased $23.8 million from $73.5 million at March 31, 1996 to $49.7 million at June 30, 1996. The balance decreased primarily due to a decrease in amounts payable under the Company's Purchase and Sale Facilities and due to the payment of the fiscal 1996 incentive accruals during the three months ended June 30, 1996.



    Securities sold but not yet purchased increased $3.8 million from $180.7 million at March 31, 1996 to $184.5 million at June 30, 1996. The Company hedges its interest rate exposure on its receivables held for sale and loans and other assets sold with recourse under its Purchase and Sale Facilities through the use of United States Treasury securities and futures contracts. Securities purchased under agreements to resell are part of this hedging strategy. This increase in securities sold but not yet purchased was primarily due to the increase in the Company's securitization volume.



    Payables to affiliates decreased $3.3 million from $337.7 million at March 31, 1996 to $334.4 million at June 30, 1996. The decrease was due to payments made pursuant to intercompany agreements with Continental Grain.

    Other liabilities of $7.2 million at June 30, 1996 primarily represented deferred income in connection with the origination and securitization of loans and other assets.



    Stockholders' equity increased $21.0 million from $294.8 million at March 31, 1996 to $315.8 million at June 30, 1996 due to net income of $19.4 million and the amortization of deferred compensation of $1.6 million.


March 31, 1996


    Securities purchased under agreements to resell increased $95.2 million from $84.7 million at March 31, 1995 to $179.9 million at March 31, 1996. The increase in securities purchased under agreements to resell was primarily due to the increase in the Company's securitization volume as of March 31, 1996 as compared to March 31, 1995.



    Interest-only and residual certificates increased $150.2 million from $143.0 million at March 31, 1995 to $293.2 million at March 31, 1996. This increase represented $271.3 million recorded during fiscal 1996 related to new securitizations and recorded interest income of $20.9 million partially offset by $115.2 million of sales of such certificates and $26.8 million of collections.



    Capitalized servicing fees receivable was $11.7 million at March 31, 1996. This balance reflected the capitalization under SFAS 122 of $13.8 million of servicing rights partially offset by amortization of $2.1 million.



    Trade receivables increased by a net amount of $260.2 million from $92.1 million at March 31, 1995 to $352.3 million at March 31, 1996. This increase was primarily due to a net increase in receivables held for sale from $77.3 million as of March 31, 1995 to $296.2 million at March 31, 1996.



    Premises and equipment, net of accumulated depreciation, increased $1.4 million from $2.5 million at March 31, 1995 to $3.9 million at March 31, 1996 primarily as a result of acquisition of office furniture and equipment to support the increase in staff from 234 at March 31, 1995 to 455 at March 31, 1996.



    Cost in excess of minority interest equity was $14.6 million at March 31, 1996. On June 19, 1995, ContiTrade Services effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services and subsequently in December 1995 became a wholly-owned subsidiary of ContiFinancial. The purchase price exceeded the recorded minority interest by $15.1 million which was partially offset by amortization of $0.5 million.



    Other assets increased $2.0 million from $1.9 million at March 31, 1995 to $3.9 million at March 31, 1996. Other assets represents prepaid expenses, margin deposits and other real estate owned. The increase in the balance was related to the increase in the Company's securitization volume.


    Accounts payable and accrued expenses increased $31.9 million from $41.6 million at March 31, 1995 to $73.5 million at March 31, 1996. The balance increased primarily due to amounts payable under the Company's Purchase and Sale Facilities, accruals for securitization obligations and incentive accruals.


    Securities sold but not yet purchased increased $99.0 million from $81.7 million at March 31, 1995 to $180.7 million at March 31, 1996. This increase in securities sold but not yet purchased was primarily due to the increase in the Company's securitization volume.


    Payables to affiliates increased $222.8 million from $114.9 million at March 31, 1995 to $337.7 million at March 31, 1996. Prior to the IPO, Continental Grain provided the Company with short-term intercompany financing. On February 14, 1996, the Company refinanced a portion of the short-term financing with three notes totaling $324.0 million. The primary use of the proceeds from borrowing was to fund the increase in trade receivables between March 31, 1995 and March 31, 1996.


    Other liabilities of $5.8 million at March 31, 1996 primarily represented deferred income in connection with the origination and securitization of loans and other assets.

    Stockholders' equity increased $226.9 million from $67.9 million at March 31, 1995 to $294.8 million at March 31, 1996 due to net income of $74.1 million, the net proceeds from the IPO of $138.1 million, Continental Grain's $10 million capital contribution to ContiTrade and the amortization of deferred compensation of $5.0 million, net of $0.3 million of dividends paid to Continental Grain.

LIQUIDITY AND CAPITAL RESOURCES


    In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short and long term external sources of cash to fund its operations. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve accounts requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its tax obligations under the Tax Sharing Agreement with Continental Grain; (vii) interest and principal payments under the notes payable; and (viii) the costs of the Purchase and Sale Facilities.



    As a result of its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis, which is expected to increase as the volume of its loan and asset purchases and originations increases and its securitization program grows. During fiscal 1994, 1995 and 1996, the Company securitized and sold in the secondary market $1.2 billion, $2.3 billion and $4.0 billion of loans, respectively. The Company used $32.4 million, $35.3 million and $300.5 million of cash in operations during fiscal 1994, 1995 and 1996, respectively. In the three months ended June 30, 1995 and 1996, the Company securitized and sold in the secondary market $491.0 million and $993.5 million, respectively, of loans and other assets. The Company used $1.9 million of cash in operations during the three months ended June 30, 1996.



    During the life of the REMIC, owner trust or grantor trust, the Company subordinates to the rights of holders of senior interests a portion of the Excess Spread otherwise due to the Company as a credit enhancement to support the sale of senior interests. The terms of the REMIC, owner trusts and grantor trusts generally require that the Excess Spread otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve account, or to repay the senior interests in order to increase overcollateralization to specified maximums. The value of such "deposit" accounts is included in the value of Excess Spread Receivables and the related gain on sale of receivables, net of necessary reserves for credit losses, if applicable.



    In addition, the increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of gain on sale of receivables recognized by the Company. During fiscal 1994, 1995 and 1996, the Company recognized gain on sale of receivables in the amounts of $49.7 million, $67.5 million, and $146.5 million, respectively. During the three months ended June 30, 1996, the Company recognized gain on sale of receivables in the amount of $31.2 million compared to $22.6 million for the corresponding period in 1995. The recognition of gain on sale of receivables will have a negative impact on the cash flows of the Company to the extent the Company is required to pay state and Federal income taxes on these amounts in the period recognized, notwithstanding that the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.



    The Company's primary sources of liquidity are sales of loans, leases and other assets through securitization, the sale of loans, leases and other assets under the Purchase and Sale Facilities, the sale of Excess Spread Receivables and the financing provided by Continental Grain. In its securitizations, the Company often enters into an agreement to deliver loans to a trust in the future at an agreed upon price. Under such a pre-funding arrangement, the Company typically delivers 75% of the loans or other assets sold at the closing and the remaining 25% up to 90 days after the closing. In addition, while the Company sells Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables.


    As of March 31, 1996, the Company, through ContiTrade, had $1.025 billion of committed sale capacity under its Purchase and Sale Facilities with various financial institutions. Subsequent to March 31, 1996, the Company added new Purchase and Sale Facilities which has brought the total committed sale capacity to $1.45 billion. The Purchase and Sale Facilities allow ContiTrade to sell, with limited recourse, interests in designated pools of loans and other assets. The Company has guaranteed ContiTrade's obligations under the Purchase and Sale Facilities. These agreements generally have one year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between July 1996 and June 1998. As of March 31, 1996 and June 30, 1996, the Company had utilized $565 million and $597 million, respectively, of the capacity under these agreements. The Company currently anticipates that it will be able to renew these facilities when they expire and to obtain additional facilities.

    Prior to the closing of the IPO on February 14, 1996, the amount of Intercompany Debt was $384.7 million. The amount of Intercompany Debt fluctuates depending on the working capital needs of the Company. With the completion of the IPO, the Company transferred $60.7 million of its Excess Spread Receivables to Continental Grain in order to reduce the amount of the Intercompany Debt to $324 million. To refinance the remaining Intercompany Debt, simultaneously with the completion of the IPO, Continental Grain purchased from the Company a $125 million five-year note issued under an indenture (the "Indenture Note"), a $74 million four-year note (the "Four Year Note") and a $125 million Term Note (the "Term Note") for $324 million in aggregate. The Indenture Note matures on February 14, 2001 with interest payable quarterly at a fixed rate of 7.96%. The principal amount of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998. The Four Year Note matures on February 14, 2000 and pays interest semi-annually at a fixed rate of 8.02%. During the first two years after its issuance, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four Year Note. After February 14, 1998, interest on the Four Year Note will be payable in cash. The Term Note matures on September 30, 1997 with interest payable monthly at a variable rate equal to one month LIBOR plus 125 basis points, adjusted monthly. The Company's ability to refinance the Intercompany Debt is subject to limitations imposed by certain financial covenants contained in the Continental Grain Debt Agreements.



    In fiscal 1995, CSAF began to sell certain Excess Spread Receivables to provide a source of cash flow to fund the Company's securitization program. During fiscal 1995, CSAF sold, with limited recourse, an interest in certain interest-only and residual certificates for $50.0 million which were outstanding at March 31, 1995. During the year ended March 31, 1996, CSAF sold an additional $54.5 million of certain interest-only and residual certificates with limited recourse. At March 31, 1996, $91.0 million of these aforementioned sales were outstanding. On April 1, 1996, CSAF sold $96.5 million of certain interest-only and residual certificates, and ContiFinancial Corporation, as well as Continential Grain, guaranteed CSAF's performance thereunder. Under the recourse provisions of the agreements, CSAF is responsible for losses incurred by the purchaser within an agreed-upon range. CSAF's performance obligations in these transactions are guaranteed by Continental Grain for an agreed-upon fee. Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future.


    The net proceeds from the IPO were used by the Company for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables) and other working capital needs. Sales of the loans, leases and other assets through securitizations, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables and further issuances of debt (subject to the covenants of the Notes), together with cash on hand, are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. The Company has no commitments for additional financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide such financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain Debt Agreements will permit the Company to obtain such financing.

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

    In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investment in equity securities that have readily determinable fair values and for all investment in debt securities. The statement was adopted in fiscal 1995 and did not have a material impact on the Company's financial position or results of operations.

    In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-employment Benefits." This statement was adopted by Continental Grain in fiscal 1995. The adoption did not have a material impact on the Company's financial position or results of operations.

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 was amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," ("SFAS 118") issued in October 1994. As the Company generally sells its loans within a relatively short period, the adoption of SFAS 114, as amended by SFAS 118, did not have a material impact on the Company's financial position or results of operations.


    SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the notional amount or contractual amounts of financial instruments. In managing its interest rate exposure, the Company may use financial instruments. These instruments are used for the express purpose of managing interest rate risk related to loans purchased prior to securitization, and are not used for any trading or speculative purposes. As of March 31, 1994, 1995 and 1996 and June 30, 1995 and 1996, all of the Company's financial instruments were designated as hedges and accounted for as such.


    In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a change from the deferred method under Accounting Principles Board Opinion 11 to the balance sheet method of accounting for income taxes. SFAS 109 was adopted in fiscal 1994. The adoption did not have a material impact on the Company's financial position or results of operations.


In October 1995, the FASB issued SFAS NO. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which was adopted on April 1, 1996. SFAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or adopt a fair value based method of accounting for stock options as compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS 123 requires that if a company continues to account for stock options under Accounting Principles Board ("APB") Opinion No. 25, it must provide annual pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company will continue to account for stock based compensation under APB Opinion No. 25 and will make the required disclosures for the fiscal year ended March 31, 1997. As a result, the adoption of this standard did not have any impact on the Company's financial position or results of operations.


    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by the transferor as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is applied prospectively. The Company is currently evaluating the impact of SFAS 125 on its financial position and results of operations.

                         ANALYSIS OF OPERATING CASHFLOW

    The table below summarizes cash flow generated by operating activities. This analysis segregates cash income, cash expenses, sales and transfers of Excess Spread Receivables, cash invested in receivables held for sale, and the cash impact of changes in other assets and liabilities.

                                                                    YEARS ENDED MARCH 31,
                                                              ----------------------------------
                                                                1994        1995         1996
                                                              --------    ---------    ---------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING CASH INCOME:
  Excess cash flows received from securitization trusts....   $ 12,165    $  17,182    $  40,214
  Cash servicing fees......................................      6,144       10,761       19,487
  Interest received........................................     15,817       32,948       66,281
  Other cash income........................................        146        2,056        3,481
                                                              --------    ---------    ---------
      Total Operating Cash Income..........................     34,272       62,947      129,463
                                                              --------    ---------    ---------
OPERATING CASH EXPENSES:
  Securitization and loan acquisition costs................    (21,136)     (68,417)    (193,558)
  Cash operating expenses..................................    (16,684)     (28,293)     (44,897)
  Taxes paid (including tax payments to affiliates)........    (11,383)     (24,607)     (44,696)
  Interest paid on Purchase and Sale Facilities............     (6,952)     (18,834)     (51,197)
  Interest paid on funded debt.............................     (5,140)     (10,234)     (20,586)
                                                              --------    ---------    ---------
      Total Operating Cash Expenses........................    (61,295)    (150,385)    (354,934)
                                                              --------    ---------    ---------
Cash flow before sales of Excess Spread Receivables........    (27,023)     (87,438)    (225,471)
Proceeds from sales of Excess Spread Receivables (a).......      --          50,000       54,500
Proceeds from transfer of certain Excess Spread Receivables
  to Continental Grain.....................................      --          --           60,701
Proceeds from sale of securitizations at a premium over par
  of interest-only certificates from such
securitizations............................................     17,583       26,310       53,475
                                                              --------    ---------    ---------
Cash flow after sales of Excess Spread Receivables (a).....     (9,440)     (11,128)     (56,795)
Cash (used in) provided by other payables and
receivables................................................     (1,304)      11,126      (23,162)
Cash used in receivables held for sale.....................    (21,616)     (35,334)    (220,500)
                                                              --------    ---------    ---------
      Net Cash Used in Operating Activities................   $(32,360)   $ (35,336)   $(300,457)
                                                              --------    ---------    ---------
                                                              --------    ---------    ---------


- ------------
(a) On April 1, 1996, the Company sold, with limited recourse, Excess Spread Receivables for total cash proceeds of $96.5 million.

                               INDUSTRY OVERVIEW

    The home mortgage market is the largest consumer finance market in the United States. Industry studies have estimated that home mortgage originations grew at an estimated 6.2% compound annual growth from $589 billion of home mortgages originated in 1990 to $797 billion of home mortgages originated in 1995. The non-conforming home equity loan sector of the home mortgage loan market has grown at a faster rate than the overall market. Industry studies have estimated that the non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. Despite the rapid growth and the size of this market, it is a relatively fragmented industry. The Company believes that the top five non-conforming home equity lenders accounted for only 9% of total non-conforming origination volume in calendar 1995.

    According to studies performed by the David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans. Industry publications report that asset-backed issuance of securities collateralized by home equity loans accounted for 13.7% or $4.7 billion, of the $34.1 billion asset-backed securities issued in the first quarter of 1996.

                                    BUSINESS

GENERAL


    ContiFinancial Corporation engages in the consumer and commercial finance business by originating and servicing home equity loans and by providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-family loans, sub-prime auto loans and leases, small business loans and timeshare loans. For the year ended March 31, 1996 and the three months ended June 30, 1996, the Company originated or purchased $2.3 billion and $678 million, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $2.0 billion and $301 million, respectively, of loans and other assets for its clients. For the year ended March 31, 1996, approximately 72% of the Company's net income was derived from ContiMortgage's home equity lending business, while the remainder was derived from the Company's financing and asset securitization business.


    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration beyond the mid-Atlantic region; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products, such as adjustable rate mortgages; (iv) expanding and diversifying its origination source; and (v) investing in information services and collection technologies.


    Two distinct factors drive the expansion of the Company's home equity loan business -- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and growing servicing portfolio. From April 1, 1991 through June 30, 1996, ContiMortgage completed 23 AAA/Aaa-rated REMIC securitizations totalling $4.9 billion. As of June 30, 1996, ContiMortgage had a servicing portfolio of $4.3 billion.


    The Company, through its subsidiaries, ContiTrade and ContiFinancial Services, provides financing and asset securitization structuring and placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's Strategic Alliances. The Company's strategy is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1995 and 1996, services provided by ContiTrade to Strategic Alliance clients contributed $14.8 million and $108.5 million, respectively, to the total gross income of the Company.

    The Company earns fees for the financing and asset securitization services provided to its Strategic Alliance clients. In addition, in order to support its Strategic Alliance clients and to further enhance its returns, the Company may take what it believes to be manageable risk positions in its Strategic Alliances by purchasing whole loans (and issuing asset-backed securities and thus recognizing gain on sale) and providing financing of the Excess Spread Receivables owned by its clients. In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. The Company believes that its Strategic Alliance strategy results in the Company being less transaction oriented and more focused on increasing the long-term value of its Strategic Alliance clients. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements included herein. The Company currently holds two Strategic Alliance Equity Interests. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years.


    The Company's successful execution of its Strategic Alliance strategy to date has resulted in the addition of the following new business lines and securitization volume from 1991 through June 30, 1996: 26 home equity loan securitizations representing $2.1 billion (for clients other than ContiMortgage), 17 equipment lease securitizations for $1.3 billion, five adjustable rate mortgage securitizations for $642 million, seven Title I home improvement loan securitizations for $245 million, five franchise loan securitizations for $291 million, three commercial/multi-family whole loan portfolio sales for $275 million, three sub-prime auto securitizations for $201 million and one small business loan securitization for $20 million. The Company currently has 17 active Strategic Alliances. Five specialize in home equity loans, four focus on auto loans and the remainder focus on other asset classes.


THE COMPANY'S STRATEGY

    The Company's strategy is to continue its strong growth through geographic expansion of ContiMortages's loan production, continued Strategic Alliance activities, selective acquisition opportunities and investments in origination, servicing and collection information systems and technology.

    Currently only 10% of the Company's loan volume is originated west of the Mississippi. In accordance with the Company's plans to expand into the western United States, in fiscal 1995 the Company opened two regional offices in California and Arizona and expects that these offices will increase its market share in this region. At the same time, the Company plans on increasing penetration in existing markets on the East Coast by continuing to pursue opportunities to build market share by expanding current relationships with mortgage bankers and brokers.

    The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases or receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. Understanding the cash flow and credit characteristics associated with each of the asset classes with which it works, ensuring that each pool of assets is securitizable prior to purchase or origination and controlling its own warehouse take-out risk through its placement capabilities, allows the Company to assume controllable risks, support new business and introduce more securitizable assets to the institutional marketplace. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services, Excess Spread

Receivable financing, the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

    Because of the extensive time and resources that the Company commits to a Strategic Alliance, the Company seeks to develop and maintain only a limited number of Strategic Alliance clients in each of its business lines. As a Strategic Alliance client experiences significant growth and profitability, such Strategic Alliance client is likely to ultimately require the services of a larger full service investment bank. The Company's strategy, however, contemplates this evolution through: (i) continuing to purchase whole loans from the Strategic Alliance client; (ii) creating new loan conduits; (iii) recognizing the value of any Strategic Alliance Equity Interests; and, most importantly, (iv) continuing to develop new securitizable assets and Strategic Alliances. In addition, the Company may consider acquisition opportunities as a means of expanding its sources of loan origination and/or to more efficiently diversify its product lines.

HOME EQUITY LOAN ORIGINATION AND SERVICING

    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of non-conforming home equity loans. ContiMortgage's home equity loan production has increased from $161.5 million for the year ended March 31, 1992 (its first full year of operations under the Company) to $2.3 billion for the year ended March 31, 1996, representing a 95% annual compound growth rate.

Loan Production


    Origination. ContiMortgage's principal loan product is a non-conforming home equity loan with a fixed principal amount, interest rate, and term to maturity which is typically secured by a first mortgage on the borrower's residence. Non-conforming home equity loans are home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies, such as Ginnie Mae, Fannie Mae and Freddie Mac. In fiscal 1994, ContiMortgage introduced an adjustable rate mortgage as part of its strategy to expand its product lines and service a broader range of borrower needs. The Company originates or purchases loans through ContiMortgage's headquarters in Horsham, Pennsylvania and five regional offices nationwide. ContiMortgage obtains its loans through two primary sources in 47 states and the District of Columbia: wholesale, which represents loans purchased from mortgage bankers and commercial banks; and broker, which represents loans referred by brokers and are funded directly by ContiMortgage. New wholesale and broker relationships are subject to a thorough due diligence and approval process to ensure quality sources of new business. Once approved, loans from these new sources are initially subject to a higher level of scrutiny and quality control. See "-- Quality Control."


    For fiscal 1996, wholesale originations accounted for approximately 75% of ContiMortgage's loan production. The Company believes that wholesale loan sourcing provides a cost effective means of growing and sustaining origination volumes. Because wholesale sources underwrite loans to ContiMortgage's underwriting guidelines and fund those loans in their own name, wholesale sources deliver pre-approved loan packages to ContiMortgage typically in excess of $1.0 million in size. As a result, the general and administrative expenses of the Company associated with wholesale loan purchases are significantly less than when loans are purchased or originated on a loan-by-loan basis. For fiscal 1996, ContiMortgage purchased loans from 107 wholesale sources with no one source accounting for more than 10% and the top five wholesale sources accounting for 31% of total wholesale loan production.

    The following table illustrates the sources of ContiMortgage's loan production:

                   SOURCES OF LOAN ORIGINATIONS AND PURCHASES

                                                                      AS OF MARCH 31,
                                                            ------------------------------------
                                                              1994         1995          1996
                                                            --------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Independent Mortgage Brokers:
  Principal Balance......................................   $144,897    $  304,196    $  574,354
  Number of Loans........................................      2,112         4,862         8,465
  Average Principal Balance per Loan.....................   $   68.6    $     62.6    $     67.9
Wholesale Correspondents:
  Principal Balance......................................   $641,913    $1,024,779    $1,737,117
  Number of Loans........................................     10,390        17,759        28,268
  Average Principal Balance per Loan.....................   $   61.8    $     57.7    $     61.5
Total Loan Originations and Purchases:
  Principal Balance......................................   $786,810    $1,328,975    $2,311,471
  Number of Loans........................................     12,502        22,621        36,733
  Average Principal Balance per Loan.....................   $   62.9    $     58.7    $     62.9

    Historically, ContiMortgage's loan production growth has been achieved through origination principally from the mid-Atlantic region of the United States. The Company believes that the western United States market offers significant opportunities for expanding its home equity loan production capabilities. As part of its geographic expansion strategy, management believes that the opening of its Arizona and California regional offices and the emphasis on its adjustable rate mortgage programs (the most popular mortgage product in the western United States market) will contribute significantly to ContiMortgage's loan production growth in the future.

    The Company's current origination volumes by state are delineated as follows:

        GEOGRAPHIC DISTRIBUTION OF U.S. LOAN ORIGINATIONS AND PURCHASES

                                                                          YEAR ENDED MARCH 31,
                                                                        ------------------------
                                                                        1994      1995      1996
                                                                        ----      ----      ----
States:
  Michigan.........................................................       5%        7%       11%
  New York.........................................................      16        10         9
  New Jersey.......................................................      14        12         9
  Ohio.............................................................       6         7         8
  Illinois.........................................................       6         7         7
  Pennsylvania.....................................................       8         8         7
  Florida..........................................................       6         7         5
  Maryland.........................................................       4         4         5
  North Carolina...................................................       6         7         5
  Massachusetts....................................................       3         4         4
  Indiana..........................................................       3         4         4
  Georgia..........................................................       5         4         3
  Connecticut......................................................       2         2         2
  Virginia.........................................................       1         2         2
  South Carolina...................................................       2         2         2
  California.......................................................       0         0         2
  All other States.................................................      13        13        15
                                                                        ----      ----      ----
      Total........................................................     100%      100%      100%

    Underwriting. All loans are underwritten to the Company's underwriting guidelines. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. In the underwriting process, a credit package is submitted to the Company which includes a current appraisal from an independent appraiser, a property inspection, a credit report and a verification of employment. On a case-by-case basis, after review and approval by the Company's underwriters, home equity loans may be made or purchased which vary from the underwriting guidelines. However, any variations from guidelines must be approved by a senior underwriter or by an executive officer of ContiMortgage.

    The Company generally purchases or originates loans which either fully amortize over a period not to exceed 360 months or provide for amortization over a 360-month schedule with a "balloon" payment required at the maturity date, which will not be less than five years after origination. The loan amounts generally range from a minimum of $10,000 to a maximum of $350,000 unless a higher amount is specifically approved by the Chief Executive Officer of ContiMortgage. Management estimates that the current average home equity loan purchased or originated by ContiMortgage is approximately $65,000. ContiMortgage primarily purchases or originates non-purchase money first or second mortgage loans although ContiMortgage has programs for origination of certain purchase money first mortgages.

    The homes used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four-family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $35,000. Mobile housing or agricultural land are not accepted as collateral. In addition, mixed-use loans secured by owner-occupied properties, including one- to four-family and small multi-family residences, are made where the proceeds may be used for business purposes.

    Each property proposed as security for a loan must be appraised not more than six months prior to the date of such loan. The combined loan-to-value ratio of the first and second mortgages generally may not exceed 85%. If a prior mortgage exists, the Company reviews the first mortgage history. If it contains open end, advance or negative amortization provisions, the maximum potential first mortgage balance is used in calculating the combined loan-to-value ratio which determines the maximum loan amount. The Company does not purchase or originate loans where the first mortgage contains a shared appreciation clause.

    The Company also requires a credit report by an independent credit reporting agency which describes the applicant's credit history. Such credit reports typically reflect all delinquencies of 30 days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. Written verification is obtained on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. All taxes and assessments not included in the monthly payment must be verified as current.

    Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage, if any, and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

    Quality Control. The purpose of the Company's quality control program is:
(i) to monitor and improve the overall quality of loan production generated by ContiMortgage's regional offices and wholesale sources; and (ii) to identify and communicate to management existing or potential underwriting and loan file packaging problems or areas of concern. Each month, the following sample of funded loans are examined: (i) a 10% random sample of all funded loans; (ii) a 1-3% random sample of loans underwritten at the maximum loan-to-value ratios for such risk class of loans; (iii) a 1-3% random sample of loans with a debt-to-income ratio greater than 50%; (iv) a minimum of the first five loans from any new origination source; and (v) loans selected in accordance with such other criteria as may be determined by management. The quality control file review examines compliance with underwriting guidelines and federal and state regulations. This is accomplished through a focus on: (i) accuracy of all credit and legal information; (ii) collateral analysis including re-appraisal of property (field or desk) and review of the original appraisal; (iii) employment and income verification; and (iv) legal document review to ensure that the appropriate documents are in place.

Purchase and Sale Facilities


    As of June 30, 1996, through ContiTrade, the Company had $1.45 billion of committed (and an additional $1.05 billion of uncommitted) sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow ContiTrade to sell, with limited recourse, interests in designated pools of loans and other assets. The Company utilized the facilities to sell assets totalling $1.2 billion, $2.5 billion, $5.7 billion and $1.0 billion in fiscal years 1994, 1995, 1996 and the three month ended June 30, 1996, respectively. As of March 31, 1996 and June 30, 1996, the Company had utilized $565 million and $597, respectively, of the sale capacity under the Purchase and Sale Facilities. See "Risk Factors -- Ability to Service Debt; Negative Cashflows and Capital Needs -- Dependence on Purchase and Sale Facilities," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 to Consolidated Financial Statements.


Loan Securitization


    General. The primary funding strategy of the Company is to securitize loans purchased or originated. ContiMortgage benefits from the reduced cost of funds and greater leverage provided through securitization. Through June 30, 1996, including its first $31 million AAA/Aaa-rated REMIC pass-through certificate offering, which was privately placed by ContiFinancial Services in March 1991, ContiMortgage had completed 23 AAA/Aaa-rated REMIC securitizations totalling $4.9 billion. Management has structured the operations and processes of ContiMortgage specifically for the purpose of efficiently originating, underwriting and servicing loans for securitization in order to meet the requirements of rating agencies, credit enhancers and AAA/Aaa-rated REMIC pass-through investors. ContiMortgage generally seeks to enter the public securitization market on a quarterly basis. In connection with these securitizations, ContiTrade and ContiFinancial Services provide securitization structuring and placement services, respectively.


    In a securitization, the Company sells the loans that it has purchased or originated to a REMIC, owner trust or grantor trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the Excess Spread). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate.

    The purchasers of the pass-through certificates receive a credit-enhanced security. Credit enhancement is generally achieved through two sources: (i) subordination of an amount of Excess Spread retained by the Company; and (ii) an insurance policy provided by an AAA/Aaa-rated monoline insurance company. As a result, each offering of senior REMIC pass-through certificates receives ratings of AAA from Standard & Poor's Ratings Services and Aaa from Moody's Investors Service.

    The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC require either (i) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by the Company or (ii) the overcollateralization of the REMIC, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the senior REMIC pass-through certificates. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the monoline insurance company policy will pay any losses thereafter experienced by holders of the senior interests in the related REMIC. To date, there have been no claims on any monoline insurance company policy obtained in any of the Company's securitizations.

    Hedging. A fixed rate loan inventory held for sale will have a smaller Excess Spread if interest rates rise before the loans are sold. Conversely, falling rates expand the Excess Spread. As such, it is the Company's policy to actively monitor its exposure to interest rates and hedge this exposure through the use of United States Treasury securities and futures contracts.

    Pre-Funding. In connection with its securitizations, the Company often enters into an agreement pursuant to which it agrees to sell loans to the trust in the future at an agreed-upon price (the "Pre-funding"). The Pre-funding locks in the price agreed upon with investors on the pricing date (typically five days prior to the closing date of the securitization) for a period of up to 90 days. In a Pre-funding arrangement, ContiMortgage typically delivers 75% of the loans sold at the closing and the remaining 25% up to 90 days after the closing. See "Risk Factors -- Ability to Service Debt; Negative Cashflows and Capital Needs."

    Whole Loan Sales. From time to time, the Company will sell loans on a whole loan basis when and where pricing is more attractive than that available through securitization. For the years ended March 31, 1995 and 1996 whole loan sales accounted for less than 3% of ContiMortgage's total volume of loan sales and securitizations. Because cash is received when the loans are sold, the full gain on sale is recorded at the time of sale.

Loan Servicing


    Overview. The Company generally retains the right to service the home equity loans it originates or purchases. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. As of March 31, 1996, ContiMortgage was servicing 65,121 loans in 44 states and the District of Columbia with an outstanding balance of $3.9 billion, an increase in outstanding balance of 76% from March 31, 1995. As of June 30, 1996, ContiMortgage's servicing portfolio has increased to 71,082 loans with an outstanding balance of $4.3 billion. As the servicing portfolio grows, the Company expects to recognize increasing economies of scale and cash flow. As of June 30, 1996, ContiMortgage's $4.3 billion servicing portfolio was earning a servicing fee of approximately 50 basis points per annum.


    ContiMortgage has developed a sophisticated computer-based mortgage servicing operation that enables the Company to provide effective and efficient processing of home equity loans. The key elements of any servicing operation are the quality and experience of the staff and the effectiveness of the computer software.

    The servicing system is an on-line real time system. It provides payment-processing and cashiering functions, automated payoff statements, on-line collections, hazard insurance and tax monitoring and a full range of investor-reporting requirements for both fixed rate and adjustable rate loans. The monthly investor-reporting package includes a trial balance, accrued interest report, remittance report and delinquency reports.

    Formal written procedures have been established for payment processing, new loan set-up, customer service, tax and insurance monitoring. The servicing system is documented by vendor-supplied instructional material, as well as by in-house instructional documentation.

    ContiMortgage is a Fannie Mae/Freddie Mac approved seller/servicer. As such, ContiMortgage is subject to thorough scrutiny of its policies, procedures and business, and is qualified to underwrite, sell and service loans on behalf of both Fannie Mae and Freddie Mac. This designation is typically a prerequisite for loan securitization.

    The pooling and servicing agreements which govern the distribution of cash flows within the REMIC trusts generally require that ContiMortgage, as servicer, advance interest (but not principal) on any delinquent loans to the holders of the senior interests in the related REMIC trust until satisfaction of the note, liquidation of the mortgaged property or charge-off of the loan to the extent

ContiMortgage deems such advances of interest to be ultimately recoverable. To the extent there are any realized losses on loans, such losses are paid out of the related reserve account, out of principal and interest payments on overcollateralized amounts or, if necessary, from the related monoline insurance company policy.

    Collections. The ContiMortgage collection department, which consists of 110 employees, is organized into three divisions (two collection divisions and one default division), each led by a collection supervisor. The collection divisions are each comprised of six teams, consisting of one team leader and seven loan counselors, whose responsibilities include contacting first payment defaults that are one to ten days delinquent and post-30 day delinquent accounts. In March 1996, each collection division was restructured to include an auto-dial team of collectors to handle pre-30 day delinquent accounts. In addition, there is a loss mitigation team which generally contacts mortgagors who are three payments in arrears to determine if a special forbearance repayment agreement can be arranged or if legal action needs to be initiated. In certain cases, delinquent loans are forwarded to the default division for legal action by a foreclosure or bankruptcy team. If a property is acquired through foreclosure, the Company will market the property for liquidation of the asset and recovery.

    Generally, collection activity will commence once a loan has not paid within ten days of the due date. Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of action. On or about the 45th day of delinquency, each property is typically inspected. The inspection indicates if the property is occupied or vacant, the general condition of the property, whether the condition is deteriorating, and a recommendation for securing, repair or maintenance. Borrowers usually will be contacted by telephone at least four times and also by written correspondence before the loan becomes more than 60 days delinquent. Collection activity on accounts 60 days or more delinquent typically emphasize curing the delinquency, including the use of formal forbearance, refinance and voluntary liquidation and other means directed at completely curing the delinquency. In most cases, accounts that cannot be cured by reasonable means will be moved to foreclosure as soon as all legal documentation permits.

    Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to an up-to-date status may be authorized by the collection supervisor. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before legal action is initiated.

    Mortgaged properties securing loans that are more than 60 days delinquent, including loans in foreclosure, are typically inspected on a monthly basis. In most cases, the cost of these inspections will be advanced by ContiMortgage and charged to the individual escrow accounts of the borrowers. The Company expects that the cost of inspections generally will be recovered through reinstatement, liquidation or payoff. The collection supervisor generally reviews each inspection report and takes whatever corrective action is necessary. The cost to secure, winterize or maintain a property are typically charged to the borrower's escrow account. If and when a property moves to foreclosure status, a foreclosure coordinator will review all previous inspection reports, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of ContiMortgage.

    Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally formal legal action may be initiated if:
(i) the loan is 90 days or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) ContiMortgage discovers circumstances indicating potential loss exposure.

    Credit Quality of Home Equity Loan Servicing Portfolio. The following table illustrates ContiMortgage's delinquency and charge-off experience with respect to its home equity loan portfolio:

                     DELINQUENCY AND DEFAULT EXPERIENCE OF
                      CONTIMORTGAGE'S SERVICING PORTFOLIO
                              OF HOME EQUITY LOANS

                                                                    AT MARCH 31,
                   ---------------------------------------------------------------------------------------------------------------
                           1992                  1993                  1994                   1995                   1996
                   --------------------  --------------------  ---------------------  ---------------------  ---------------------
                   NUMBER OF  PRINCIPAL  NUMBER OF  PRINCIPAL  NUMBER OF  PRINCIPAL   NUMBER OF  PRINCIPAL   NUMBER OF  PRINCIPAL
                     LOANS     BALANCE     LOANS     BALANCE     LOANS     BALANCE      LOANS     BALANCE      LOANS     BALANCE
                   ---------  ---------  ---------  ---------  ---------  ----------  ---------  ----------  ---------  ----------
                                                               (DOLLARS IN THOUSANDS)
Portfolio.........   8,788    $ 314,260    11,093   $ 484,857    20,146   $1,105,393    38,740   $2,192,190    65,121   $3,863,575
Delinquency
 percentage (a)
 30-59 days.......   1.82%        2.08%     0.54%       0.49%     0.57%        0.51%     0.89%        0.83%     2.01%        1.81%
 60-89 days.......   0.59%        0.77%     0.29%       0.27%     0.18%        0.19%     0.30%        0.36%     0.48%        0.47%
 90 days and
over..............   0.54%        0.83%     0.42%       0.44%     0.30%        0.27%     0.44%        0.45%     0.15%        0.23%
   Total
delinquency.......   2.95%        3.68%     1.25%       1.20%     1.05%        0.97%     1.63%        1.64%     2.64%        2.51%
   Total
    delinquency
amount............     260      $11,596       139      $5,794       199      $10,036       633      $35,980     1,721      $97,082
Default
 percentage (b)
 Foreclosure......   0.66%        1.14%     0.68%       0.83%     0.50%        0.53%     0.42%        0.46%     2.30%        2.42%
 Bankruptcy.......   0.51%        0.89%     0.54%       0.69%     0.26%        0.23%     0.39%        0.41%     0.78%        0.74%
 Real estate
owned.............   0.18%        0.43%     0.15%       0.18%     0.05%        0.05%     0.09%        0.09%     0.11%        0.13%
 Forbearance......     N/A          N/A       N/A         N/A       N/A          N/A     0.20%        0.20%     0.24%        0.25%
   Total
default...........   1.35%        2.46%     1.37%       1.70%     0.81%        0.81%     1.10%        1.16%     3.43%        3.54%
   Total default
amount............     119       $7,755       152      $8,263       177       $9,615       426      $25,486     2,232     $136,796

                         AT JUNE 30,
                    ---------------------

                            1996
                    ---------------------
                    NUMBER OF  PRINCIPAL
                      LOANS     BALANCE
                    ---------  ----------
Portfolio.........    71,082   $4,256,949
Delinquency
 percentage (a)
 30-59 days.......     3.50%        3.18%
 60-89 days.......     0.76%        0.68%
 90 days and
over..............     0.23%        0.19%
   Total
delinquency.......     4.49%        4.05%
   Total
    delinquency
amount............     3,192     $172,491
Default
 percentage (b)
 Foreclosure......     2.36%        2.60%
 Bankruptcy.......     0.96%        0.91%
 Real estate
owned.............     0.19%        0.20%
 Forbearance......     0.25%        0.27%
   Total
default...........     3.76%        3.98%
   Total default
amount............     2,673     $169,626


- ------------
(a) The delinquency percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(b) The default percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

    The following table illustrates ContiMortgage's loan loss experience with respect to its home equity loan portfolio:

                            LOAN LOSS EXPERIENCE ON
                      CONTIMORTGAGE'S SERVICING PORTFOLIO
                              OF HOME EQUITY LOANS

                                                                                              THREE MONTHS
                                                YEARS ENDED MARCH 31,                        ENDED JUNE 30,
                             ------------------------------------------------------------    --------------
                               1992        1993        1994         1995          1996            1996
                             --------    --------    --------    ----------    ----------    --------------
                                                               (DOLLARS IN THOUSANDS)
Average Amount Outstanding
(a).......................   $237,979    $396,910    $745,351    $1,663,865    $2,858,790      $3,879,131
Net Losses (b)............   $    911    $  1,076    $  1,108    $    1,313    $    3,781      $    2,043
Net Losses after
Recoveries (c)............   $    647    $  1,036    $  1,108    $    1,308    $    3,686      $    2,004
Net Losses as a Percentage
 of Average Amount
Outstanding...............       0.27%       0.26%       0.15%         0.08%         0.13%           0.05%


- ------------
(a) The average of the principal balances of the home equity loans outstanding on the last business day of each month during the period.

(b) Actual losses incurred on liquidated properties for each respective period. Losses include all principal, foreclosure costs and all accrued interest.

(c) Net losses after recoveries from deficiency judgments (net of expenses).

    In fiscal 1994, the Company made a strategic decision to increase its mix of higher yielding, lower loan-to-value B, C and D grade loans. The ratings are those employed by the Company in its grading system, which the Company believes is similar to grading systems used in the non-conforming home equity loan industry. As a result of this strategic decision, delinquency levels have increased as anticipated and are expected to continue to increase as the loan mix shifts toward more B, C and D loans and such types of loans in the portfolio become more seasoned. The Company believes that this increase in delinquency levels is more than offset by the higher yields associated with B, C and D loans and the lower loan-to-value ratios which provide a larger equity cushion against loss in the event of foreclosure. The Company will closely monitor the expected increase in delinquency rates.

    The following chart generally outlines certain parameters of the credit grades of ContiMortgage's current underwriting guidelines:

                          DESCRIPTION OF CREDIT GRADES

                   "A" CREDIT GRADE   "B" CREDIT GRADE   "C" CREDIT GRADE   "D" CREDIT GRADE
GENERAL REPAYMENT  Has good credit    Pays the majority  Marginal credit    Designed to
                   but might have     of accounts on     history which is   provide a
                   some minor         time but has some  offset by other    borrower with
                   delinquency.       30- and/or 60-day  positive           poor credit
                                      delinquency.       attributes.        history an
                                                                            opportunity to
                                                                            correct past
                                                                            credit problems
                                                                            through lower
                                                                            monthly payments.
EXISTING MORTGAGE  Current at         Current at         Cannot exceed      Must be paid in
LOANS              application time   application time   four 30-day        full from loan
                   and a maximum of   and a maximum of   delinquent or one  proceeds and no
                   two 30-day         three 30-day       60-day             more than 119
                   delinquencies in   delinquencies in   delinquencies in   days delinquency.
                   the past 12        the past 12        the past 12
                   months.            months.            months.
NON-MORTGAGE       Major credit and   Major credit and   Major credit and   Major and minor
CREDIT             installment debt   installment debt   installment debt   credit
                   should be current  can exhibit some   can exhibit some   delinquency is
                   but may exhibit    minor 30- and/or   minor 60- and/or   acceptable, but
                   some minor 30-day  60-day             90-day             must demonstrate
                   delinquency.       delinquency.       delinquency.       some payment
                   Minor credit may   Minor credit may   Minor credit may   regularity.
                   exhibit some       exhibit up to      exhibit more
                   minor              90-day             serious
                   delinquency.       delinquency.       delinquency.
BANKRUPTCY         Charge-offs,       Discharged more    Discharged more    Discharged prior
FILINGS            judgments, liens,  than two years     than two years     to closing.
                   and former         with               with
                   bankruptcies are   reestablished      reestablished
                   unacceptable.      credit.            credit.
DEBT SERVICE-TO-   Generally not to   Generally not to   Generally not to   Generally not to
INCOME RATIO       exceed 45%         exceed 45%         exceed 45%         exceed 50%
MAXIMUM LOAN-TO-
VALUE RATIO:

OWNER OCCUPIED     Generally 80% (or  Generally 80% (or  Generally 75% (or  Generally 65% (or
                   90%) for a 1 to 4  85%) for a 1 to 4  80%) for a 1 to 4  70%) for a 1 to 4
                   family dwelling    family dwelling    family dwelling    family dwelling.
                   residence; 70%     residence; 65%     residence; 65%
                   for a              for a              for a
                   condominium.       condominium.       condominium.

NON-OWNER          Generally 70% for  Generally 65% for  Generally 65% for  N/A
OCCUPIED           a 1 to 2 family    a 1 to 2 family    a 1 to 2 family
                   dwelling, 65% for  dwelling, 60% for  dwelling, 60% for
                   a 3 to 4 family.   a 3 to 4 family.   a 3 to 4 family.

    The following table illustrates the mix of credit grades of loans in the Company's servicing portfolio as of March 31, 1996:

             CONTIMORTGAGE SERVICING PORTFOLIO AS OF MARCH 31, 1996


                                                        TOTAL                WEIGHTED      WEIGHTED
                                                     (DOLLARS IN    % OF     AVERAGE        AVERAGE
CREDIT GRADE                                         THOUSANDS)     TOTAL     COUPON     LOAN-TO-VALUE
- --------------------------------------------------   -----------    -----    --------    -------------
"A" Loan..........................................   $ 2,054,985     53.2%     10.28%         73.9%
"B" Loan..........................................     1,104,117     28.6      11.47          73.2
"C" Loan..........................................       509,839     13.2      12.85          69.1
"D" Loan..........................................       157,540      4.1      14.56          55.2
Other.............................................        37,094      0.9      13.60          57.2
                                                     -----------    -----    --------          ---
      Total.......................................   $ 3,863,575    100.0%     11.16%         72.1%


    The following tables show how the mix of credit grades of loans that the Company originated has changed for the years ended 1994, 1995 and 1996:

                CONTIMORTGAGE LOAN ORIGINATIONS BY CREDIT GRADE
                         FOR YEAR ENDED MARCH 31, 1994


                                                         TOTAL                WEIGHTED      WEIGHTED
                                                      (DOLLARS IN    % OF     AVERAGE        AVERAGE
CREDIT GRADE                                          THOUSANDS)     TOTAL     COUPON     LOAN-TO-VALUE
- ---------------------------------------------------   -----------    -----    --------    -------------
"A" Loan...........................................   $   487,216     61.9%      9.45%         71.8%
"B" Loan...........................................       217,684     27.7      10.83          69.4
"C" Loan...........................................        68,531      8.7      12.72          63.7
"D" Loan...........................................         9,380      1.2      14.74          50.2
Other..............................................         3,999      0.5      14.92          53.1
                                                      -----------    -----    --------          ---
      Total........................................   $   786,810    100.0%     10.21%         70.9%


                         FOR YEAR ENDED MARCH 31, 1995


                                                        TOTAL                WEIGHTED      WEIGHTED
                                                     (DOLLARS IN    % OF     AVERAGE        AVERAGE
CREDIT GRADE                                         THOUSANDS)     TOTAL     COUPON     LOAN-TO-VALUE
- --------------------------------------------------   -----------    -----    --------    -------------
"A" Loan..........................................   $   675,823     50.8%     11.01%         73.0%
"B" Loan..........................................       417,741     31.4      12.00          72.7
"C" Loan..........................................       169,578     12.8      13.70          64.3
"D" Loan..........................................        45,244      3.4      15.44          55.2
Other.............................................        20,974      1.6      14.61          55.5
                                                     -----------    -----    --------          ---
      Total.......................................   $ 1,329,360    100.0%     11.87%         70.7%


                         FOR YEAR ENDED MARCH 31, 1996


                                                         TOTAL                WEIGHTED      WEIGHTED
                                                      (DOLLARS IN    % OF     AVERAGE        AVERAGE
CREDIT GRADE                                          THOUSANDS)     TOTAL     COUPON     LOAN-TO-VALUE
- ---------------------------------------------------   -----------    -----    --------    -------------
"A" Loan...........................................   $ 1,101,261     47.7%     10.65%         76.0%
"B" Loan...........................................       682,568     29.5      11.49          74.2
"C" Loan...........................................       363,399     15.7      12.69          70.9
"D" Loan...........................................       136,354      5.9      14.41          55.1
Other..............................................        27,889      1.2      13.29          55.2
                                                      -----------    -----    --------          ---
      Total........................................   $ 2,311,471    100.0%     11.47%         73.2%

Computer Systems

    ContiMortgage believes that the continued development of systems technology will lead to greater servicing efficiencies and economies of scale, thus reducing costs and increasing overall profitability. ContiMortgage uses an IBM AS/400 computer system to serve as the hardware platform for its production software. This system provides an in-house, integrated solution to meet ContiMortgage's three production system requirements: automated originations processing, loan servicing and corporate reporting.

    The mortgage origination system used by ContiMortgage provides database management and automated document production necessary for loan origination and processing. The system provides distributed processing to ContiMortgage's regional offices, centralized management over its databases, and automatically produces all necessary mortgage documents on laser printers.

    The Company's computer system provides all the standard processing functions necessary to service a loan. The system also provides an on-line collections system that automatically prompts collectors to make collection calls and can log and display on screen the results of previous conversations with borrowers regarding their delinquency history.

    ContiMortgage's corporate reporting functions are facilitated by a system developed in-house called HomeBase. This system consists of both a database repository and a library of several thousand custom programs written by the ContiMortgage data processing staff. HomeBase provides reporting on mortgage originations and pipeline processing, funding and wiring of funds to closing agents, and automated loan delivery including REMIC processing and reporting. HomeBase also provides a quality control facility for review of a sample of monthly production, as well as a loan servicing sub-system that includes reports used by loan servicing personnel.

FINANCING AND ASSET SECURITIZATION SERVICES

General

    The Company provides financing and asset securitization structuring and placement services to originators of a broad range of consumer and commercial loans, leases and receivables. Through the activities of its other two principal operating entities -- ContiTrade and ContiFinancial Services -- the Company focuses on providing financing and asset securitization services to both ContiMortgage and Strategic Alliance clients. ContiTrade provides financing, hedging and structuring of asset-backed securities. ContiFinancial Services, an NASD member and broker-dealer, privately places or underwrites offerings of asset-backed securities on behalf of the Company and its Strategic Alliance clients.

History


    In 1988, the Company structured and placed the first home equity loan asset-backed security utilizing a third party AAA/Aaa-rated financial guarantor. This transaction, executed on behalf of Advanta Mortgage, became the industry standard for the securitization of home equity loans. Subsequently, the Company structured a number of home equity loan securitizations for other third parties and earned fees for placing the securities. The fees for placing securities, however, were far less significant than the gain on sale recognized by the issuers of the asset-backed securities. Therefore, in 1990, the Company decided to pursue the acquisition of a mortgage company in order to recognize the full financial benefits of securitization. In October 1990, the Company acquired ContiMortgage. Since 1991, on behalf of ContiMortgage and the Company's clients, the Company has structured and placed $10.4 billion of asset-backed securities representing 90 transactions.


Targeting Opportunities

    As described above, the Company seeks to identify consumer and commercial loans, leases or receivables that have the potential to be more efficiently financed through securitization and to form

Strategic Alliances with the originators of such assets. Identifying such assets involves a thorough analysis and due diligence of: (i) the asset (loan, lease, or receivable); (ii) the management team of the potential Strategic Alliance client; and (iii) the servicing systems of the potential Strategic Alliance client. The credit review process of the Company seeks to determine whether or not a new asset is securitizable to investment grade and whether there exists a ready and interested investor base for the new product.

    Asset. The asset is analyzed by the Company from a cash flow perspective to ascertain the means by which it can be structured into an asset-backed security providing timely principal and interest payments to an investor. Rating agencies and financial guarantors are brought into the process early and prior to any commitment from the Company to ensure that the asset can earn an investment grade rating in a structure that is economically attractive to the issuer and investor. Under certain circumstances, potential investors in the new product are also consulted to determine market interest and acceptance. A significant component of the analysis is the review of the assets' delinquency and loss performance to date and the comparison of those levels to industry standards.

    Management. The Company conducts extensive due diligence on the asset originator and its management. The Company seeks to ensure that the management team has (i) the depth, resources, infrastructure and ability to grow its business prudently and (ii) the ability to manage the credit quality of its loan portfolio and maintain a prudent risk/reward relationship. The Company will not enter into a Strategic Alliance unless the Company and its potential Strategic Alliance client have a similar management philosophy.

    Servicing Systems. The examination of a potential client's servicing systems is a critical component of the Company's due diligence effort. The ability to track payment performance by borrowers, and the distribution of payments when received, is essential to securitization. The Company seeks to ensure that the servicing and management reporting systems are of high quality and efficiency and can be easily upgraded to accommodate growth in volume. Further, prior to the advance of any funds by the Company and prior to any securitization, the Company requires that a back-up servicer exist in the event of a loss of servicing quality or capability.

    Approval Process. The due diligence process and its results are outlined in a risk memorandum which serves as the basis for the decision to pursue a Strategic Alliance or other purchase of assets. The preparation of the risk memorandum is an intensive process, managed by the Company's Chief Credit Officer, and focuses on four areas: (i) background on company, management, asset and industry; (ii) risks and mitigating factors; (iii) projected profitability; and (iv) balance sheet and cash impact. Once the risk memorandum is completed, the decision to securitize a new class of assets with a new client is subject to approval by a credit committee consisting of senior executive officers of the Company. After the credit process is completed for a new client, each subsequent securitization transaction by that client will be subject to an abridged credit review process.

Client Services

    Through ContiTrade, the Company provides warehouse financing, whole loan purchasing, hedging, credit enhancement and Excess Spread Receivables financing services to both ContiMortgage and the Company's Strategic Alliance clients.


    Warehouse Financing. The Company makes financing available to its securitization clients through secured loans or purchase commitments to facilitate the accumulation of securitizable assets prior to securitization ("warehouse financing"). As of March 31, 1996 and June 30, 1996, through ContiTrade, the Company had committed $982 million and $1,185 million, respectively, of financing to its third party clients, of which $425 million and $357 million, respectively, was drawn. Warehouse financing commitments are typically for a term of one year or less and are designed to fund only securitizable assets. Assets from a particular client typically remain in the warehouse for a period of 30 to 120 days at which point they are securitized and sold to institutional investors, in most cases, through

ContiFinancial Services, the Company's NASD broker-dealer. The Company utilizes its Purchase and Sale Facilities to finance this warehouse financing. See
"-- Home Equity Loan Origination and Servicing -- Purchase and Sale Facilities."

    Whole Loan Purchasing. The Company seeks opportunities to purchase assets for sale into securitized trusts and to recognize gain on sale. The Company's Strategic Alliance clients often seek to raise additional cash to cover the expenses and the negative cash flow associated with securitization. Therefore, whole loan pools of assets may be purchased by the Company from a Strategic Alliance client and then securitized under the Company's name or the name of its Strategic Alliance client. The Company will typically invest its capital in the transaction through the purchase of loans at a premium and the assumption of certain costs of securitization.

    Conduits. The Company also executes its loan purchase strategy through loan conduits. Conduits are stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be different parties coming together to generate loans to be serviced and securitized. Conduits allow smaller originators to sell their product into a single securitizable pool, thus benefitting from the economies of scale and the ability to share the fixed transaction costs associated with securitization. The Company has established conduits for adjustable rate mortgages and commercial/ multi-family mortgages. The Company's role is to provide capital through warehouse financing and/or the purchase of loans at a premium and to ensure that the loans are underwritten to the conduit's underwriting guidelines and are thus securitizable. In addition, the Company also manages the ultimate sale or securitization of the loans originated through its conduits.

    Hedging. As certain assets are accumulated for securitization, they are exposed to fluctuations in interest rates. This is because the securitization of each asset class is priced to the investor utilizing the United States Treasury Security with a maturity most closely matching the assets' average lives. Therefore, at the client's discretion, the Company will hedge the specific United States Treasury Security in the cash market.

    Credit Enhancement. To the extent that the securitization of a particular asset class requires credit enhancement in addition to the Excess Spread, the Company will consider providing that additional support in the form of (i) an initial deposit to be reimbursed from the cash flow of the assets securitized or
(ii) the purchase of a mezzanine security.


    Excess Spread Receivables Financing. In certain cases, the Company finances a client's Excess Spread Receivables in order to provide the client with cash to cover the expenses and negative cash flow associated with securitization. The financing is typically in the form of a secured loan. The Company commits to provide such financing only to its Strategic Alliance clients. In each case, in return for the financing, the Company typically receives ownership participations either in the Strategic Alliance clients or in the portfolio of loans securitized. As of March 31, 1996 and June 30, 1996, the total committed amount of such financings was $57.6 million and $81.1 million, respectively, and the amount outstanding of such financing was $32.4 million and $29.0 million, respectively.


ContiFinancial Services


    Through ContiFinancial Services, the Company's registered NASD broker-dealer, the Company provides placement services. Since 1991, the Company has structured or placed $10.4 billion of securitized assets representing 90 transactions both for ContiMortgage and other clients. According to Asset-Backed Alert rankings for privately placed asset-backed securities, for the year ended December 31, 1995, ContiFinancial Services ranked fourth in terms of dollar volume with $997 million.


    ContiFinancial Services' placement capabilities accomplish two objectives:
(i) generating fee income; and (ii) providing a controlled exit strategy for assets purchased or financed by allowing the Company and its Strategic Alliance clients to manage more effectively when and how transactions are brought to market. While ContiFinancial Services' placement capabilities have been primarily focused on private placements, to the extent opportunities exist in the public market, ContiFinancial Services will bid out the public underwriting business to other investment banks and manage the process on behalf of itself and its clients. The Company has filed a shelf registration statement with the Securities and Exchange Commission for up to $3.5 billion of certain asset-backed securities, of which $2.8 billion was available as of June 30, 1996.


    If the Company is successful in a Strategic Alliance (earning fees for warehousing, gain on sale for whole loan purchases and sales, and fees for the placement of asset-backed securities) while its client experiences significant growth and profitability, the Strategic Alliance client will ultimately need the services of a larger full service investment bank. The Company's strategy, however, contemplates this evolution through: (i) continuing to purchase whole loans from the Strategic Alliance client; (ii) creating new loan conduits; (iii) recognizing the value of any Strategic Alliance Equity Interests, and, most importantly; (iv) continuing to develop new securitizable assets and Strategic Alliances.

Asset Classes

    Since 1991, the Company has expanded the scope of its products to include adjustable rate mortgages, equipment leases, Title I home improvement loans, franchise loans, commercial/multi-family loans, sub-prime auto loans and leases, small business loans and timeshare loans.

    The following table illustrates the Company's securitization volume (excluding ContiMortgage whole loan sales) and the addition of its new asset classes:

                      THE COMPANY'S SECURITIZATION VOLUME
                                BY ASSET CLASSES

                                                                               THREE MONTHS
                                        YEARS ENDED MARCH 31,                 ENDED JUNE 30,
                            ----------------------------------------------    --------------     TOTAL BY
                             1992      1993      1994      1995      1996          1996         ASSET CLASS
                            ------    ------    ------    ------    ------    --------------    -----------
                                                     (IN MILLIONS)
Home equity loans:
  ContiMortgage..........   $  142    $  194    $  733    $1,259    $2,030        $  505          $ 4,863
  Other..................      519       148        60       340       755           200            2,022
                            ------    ------    ------    ------    ------         -----        -----------
  Total..................      661       342       793     1,599     2,785           705            6,885
ARMs.....................     --        --          36       101       505        --                  642
Equipment leasing........      402       278       178       179       190           101            1,328
Title I home improvement
loans....................     --        --          96       149      --          --                  245
Franchise loans..........     --        --          48        98       145        --                  291
Commercial/multi-family
loans(a).................     --        --        --          89       186        --                  275
Sub-prime auto...........     --        --        --          39       162        --                  201
Small business loans.....     --        --        --        --          20        --                   20
                            ------    ------    ------    ------    ------         -----        -----------
Total securitization
volume...................   $1,063    $  620    $1,151    $2,254    $3,993        $  806          $ 9,887
                            ------    ------    ------    ------    ------         -----        -----------
                            ------    ------    ------    ------    ------         -----        -----------


- ------------

(a) Represents two whole loan sales.


    Home Equity Loans. The home equity loan product is the flagship business for the Company. Having set the standard for the securitization of home equity loans at the inception of the market in 1988, the Company leveraged its financing capabilities and structured finance expertise by acquiring ContiMortgage in 1990 and establishing Strategic Alliances with other clients in the home equity loan industry. In addition to providing its financing, hedging and securitization services to ContiMortgage, resulting in 23 securitizations for $4.9 billion from April 1, 1991 through June 30, 1996, the Company also provided its services to other clients, resulting in 26 securitizations for $2.1 billion since 1991 through June 30, 1996.


    In the home equity loan market, the Company's Strategic Alliance relationships vary in terms of products and services offered. Certain of these Strategic Alliances include the provision of warehouse financing and hedging in return for a committed flow of securitizable product for which it earns placement fees and gains on sale. Other Strategic Alliances include the provision of warehouse financing and hedging in return for a guaranteed flow of securitizable product as well as minority ownership in the form of warrants or warrant-like instruments.

    Adjustable Rate Mortgages. The Company established its Adjustable Rate Mortgage Conduit ("ARM Conduit") in 1994 in order to: (i) leverage its expertise in the closely related fixed-rate home equity loan market and the relationships it developed in building that business; (ii) establish a more significant presence in the western United States; and (iii) offer its current Strategic Alliance clients an outlet for a new product to offer its borrowers. The Company believes that it enjoys a significant competitive advantage by being able to offer its Strategic Alliance clients the financing, purchasing, hedging, structuring, and placement of both fixed-rate and adjustable rate home equity loans. The Company's ARM Conduit allows smaller originators to sell their loan product into a single securitizable pool and to benefit from the economies of scale not otherwise available to them on a stand-alone basis.

    The Company's strategy is to grow its ARM Conduit volume by continuing to bring additional qualified participants into the ARM Conduit and by providing attractive financing and pricing to existing participants. As particular ARM Conduit participants grow their origination capabilities, the Company may seek to establish Strategic Alliances with one or more such participants.

    Equipment Leasing. The equipment leasing industry is a highly fragmented industry which leases a wide array of equipment to predominately commercial users. The typical leasing company provides a specialized service to a relatively specific asset class (e.g., office equipment or medical equipment). The Company has financed various assets for several equipment lease company clients ranging from $300 fax machines to $3 million MRI machines.


    As of June 30, 1996, the equipment lease business line had resulted in the Company structuring and placing 17 securitizations on behalf of 11 issuers representing over $1.3 billion in volume. While these relationships historically have been transaction oriented, the Company is actively pursuing Strategic Alliance opportunities to leverage its capabilities, product and market knowledge and establish a long-term, equity participation.


    Title I Home Improvement Loans. Title I home improvement loans represent loans to homeowners, a portion of which is guaranteed by the U.S. Government, for the purpose of certain pre-qualified home improvements. The Company decided to pursue this business line, which was a natural extension of its home equity loan business, because of its highly fragmented nature and the higher cost of funds through which these assets are typically being financed.


    The Company executed its first securitization in October 1993 in the form of a conduit where it financed and placed the Title I home improvement loans on behalf of conduit participants. In addition to executing several additional conduit transactions, the Company established a Strategic Alliance with one of the conduit participants. Including three securitizations for its Strategic Alliance client, the Company had executed seven Title I home improvement loan securitizations for $245 million through June 30, 1996, including the first such securitization to be rated AAA/Aaa utilizing a third party financial guarantor. The Company's strategy is to facilitate the growth of its Strategic Alliance client through securitization, expanding its presence nationwide, building economies of scale and helping to create a low cost, high volume producer in an otherwise fragmented industry.


    Franchise Loans. Franchise loans represent loans to franchisees of top tier national restaurant chains and other franchise chains. In the Company's securitization of franchise loans, the underwriting process focuses on the franchisee borrower's ability to generate cash flow from the particular restaurant as opposed to more traditional financing, which is based upon hard collateral values or the credit rating of the franchisor.


    In 1993, the Company identified this niche opportunity and developed this business line in conjunction with a Strategic Alliance client. The Company believes that its warehouse financing, hedging, structured finance and placement capabilities combined with its unique approach to underwriting and credit analysis, will provide it with a competitive advantage. Since 1993 through June 30, 1996, the Company has financed over $291 million of franchise loans. The Company's first securitization of this asset class was in January 1994 for $48 million and was rated A- by Duff and Phelps. The three subsequent deals were rated AAA/Aaa and represented the first securitizations of franchise loans to utilize a third party financial guarantor. Since 1993, the $291 million of franchise loans financed, securitized and placed by the Company have experienced no delinquencies or losses.


    Commercial/Multi-Family Loans. In 1993, the Company established a Commercial Real Estate Conduit ("CRE Conduit") to satisfy a financing need in the marketplace -- the financing of $0.5 to $10 million loans secured by commercial properties including loans on multi-family dwellings, self storage facilities, assisted living and other health related facilities, retail and industrial buildings.

    The CRE Conduit purchases commercial real estate loans suitable for securitization and sale into the capital markets. The Company manages the aggregation and underwriting of the loans through Strategic Alliances with established lending companies. The Company structured and placed these loans in two whole loan sales which at the time of sale provided more favorable pricing than securitization. The Company's strategy is to grow the CRE Conduit by continuing to add additional qualified commercial lenders and by continuing to enhance its product offerings.

    Sub-Prime Auto Loans and Leases. Sub-prime automobile lending represents loans to credit-impaired borrowers. Like the home equity loan market, the Company believes that prudent loan underwriting and pricing, coupled with strong servicing and collections, mitigates the risk of the sub-prime credit borrower.

    In November 1993, the Company established a Strategic Alliance with an auto finance company with extensive management experience in originating, underwriting and servicing securitized sub-prime auto loans. The Company helped finance the start-up by providing an attractively priced warehouse line and access to capital to credit enhance this client's first securitization. In return, the Company received a warrant and participated in the client's first auto loan securitization of $39 million in September 1994.

    The Company believes that significant opportunities still exist in the sub-prime auto loan and lease market due to: (i) the higher cost of funds through which these assets are typically being financed; (ii) the early stages of development of securitization in this industry; and (iii) the Company's ability to identify strong management teams and provide its unique mix of products and services.

    Small Business Loans. Small business loans represent loans to small businesses collateralized by accounts receivable that are not guaranteed by the Small Business Administration or any other government agency. The small business loan industry is highly fragmented and is currently serviced by both large and small finance companies and commercial banks. While the commercial banks and larger finance companies are well capitalized, they typically focus on loan sizes in excess of $1.5 million due to efficiencies and economies of scale. Smaller finance companies focus on loan sizes up to $1.5 million but are typically capital constrained and/or do not have efficient systems capable of tracking the cash flows on the underlying collateral and collecting this data as a management tool to analyze and support portfolio performance over time -- a critical capability to satisfy rating agencies and investors in accessing the securitization market.

    In March 1995, the Company established a Strategic Alliance with a finance company that originates, underwrites and services small business loans in the $0.5 million to $1.5 million range for itself and institutional investors. The Company believes that this Strategic Alliance client has the management expertise, track record, capital and systems sophistication to be able to access the securitization market. The Company has provided a $50 million warehouse line and brought its first securitization of small business loans to market during the last quarter of fiscal 1996 for $20 million.

    Timeshare Loans. Timeshare loans are made to borrowers for the purchase of a real property interest in specific units at vacation resort properties. A number of major corporations have become involved in the industry in recent years, and through their advertising and marketing efforts, are increasing the public's awareness of the benefits of timesharing. Because timeshare financing is still a relatively new and fragmented industry, the Company believes that it provides significant growth potential to the extent that (i) the credit analysis and cash flow characteristics are similar to traditional home equity loans and (ii) the lower cost of funds and greater operating leverage from securitization can be applied successfully.

    The Company has a Strategic Alliance client that develops resort properties for timeshare sales, finances ownership interests in such properties and manages the operations of the resort properties and their related homeowner's associations. The Company has provided a warehouse facility in return for a committed flow of securitizable timeshare loans and anticipates bringing its first transaction to market in 1996.

Warrants and Stock Ownership

    In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements included herein. The Company currently holds one Strategic Alliance Equity Interest. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years. In addition, the Company may, from time to time, make a direct cash equity or subordinated debt investment in a Strategic Alliance client.

COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates charged to borrowers. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. The principal competitive factors influencing the Company's business are its professional staff, the Company's reputation in the marketplace, its existing client relationships, the ability to commit capital to client transactions and its mix of market capabilities.

    Currently, some traditional financial institutions are aggressively promoting and pricing home equity loans. The Company does not believe that this trend has had a material impact on its competitive position because the Company's success is tied to its emphasis on timely customer service, on attracting borrowers whose needs are not met by traditional financial institutions and on the equity value of the property securing various types of loans. Nevertheless, there can be no assurance that the Company will not face increased competition from traditional financial institutions attempting to enter into the Company's market.

    In fiscal 1996, 75% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Wholesale loans are expected to remain a significant part of the Company's home equity loans production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

EMPLOYEES


    At June 30, 1996 the Company had an aggregate of 515 employees. None of the Company's employees is represented by a labor union. The Company believes that its relations with its employees are good.


PROPERTIES

    The Company's principal executive offices and the offices of ContiTrade and ContiFinancial Services are presently located at 277 Park Avenue, New York, New York 10172 and occupy approximately 18,000 square feet under a sublease with Continental Grain. See "Certain Transactions -- Current Relationships with Continental Grain--Sublease." In Horsham, Pennsylvania, ContiMortgage's headquarters and regional office occupy approximately 58,800 square feet under leases with third parties that expire in April 2001. ContiMortgage's regional offices in Atlanta, Georgia, Phoenix, Arizona, Oakbrook, Illinois and Pleasanton, California are occupied under leases with third parties that expire in September 1999, January 1998, January 2000 and December 1999, respectively. ContiFinancial Services and ContiTrade also occupy office space in Santa Monica, California under a lease with a third party that expires in September 1999. The Company believes that its present facilities are adequate for its current needs.

LEGAL PROCEEDINGS

    On April 14, 1996, a class action lawsuit was filed against ContiMortgage in the United States District Court for the District of Massachusetts. The complaint alleges certain violations by ContiMortgage of state and Federal law in connection with the alleged payment of certain fees. On May 29, 1996, the plaintiffs filed an amended complaint in this case. No discovery in this action has been initiated as of the date of this Prospectus. The Company does not believe that the lawsuit is likely to have a materially adverse effect on the consolidated financial position or results of operations of the Company.

    In July 1995, Wellington Funding & Business Consultants, Inc. ("Wellington") commenced an action against Continental Grain, ContiTrade Services Corporation and ContiFinancial Services in the Supreme Court of the State of New York, County of New York (the "Wellington Litigation"). This action involved a previously discontinued business. Wellington asserted claims for breach of contract and defamation. On July 3, 1996, after a two week trial, the jury returned a verdict in favor of Wellington for $11 million in compensatory and $30 million in punitive damages. The defendants believe the verdict is against the weight of the evidence and contrary to law and intend to seek to have the verdict overturned by the trial court or on appeal.


    Under an indemnity from Continental Grain to ContiFinancial, Continental Grain is obligated to indemnify ContiFinancial for any loss arising from the Wellington Litigation. Based on the indemnity from Continental Grain and after consultation with legal counsel, the Company believes that the Wellington Litigation will not have a material adverse effect on the consolidated financial position or results of operations of the Company.



    In addition, the Company has been named as a defendant in various legal actions arising from the conduct of its normal business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in the opinion of the Company, any such liability will not have a material adverse effect on the consolidated financial position or results of operation of the Company.

                                   REGULATION

    General. The Company's businesses are subject to extensive regulation in the U.S. at both the Federal and state level. In the Company's home equity loan and financing businesses, regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the NASD.

    Truth in Lending. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The Riegle Act generally applies to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total points and fees upon origination exceeding eight percent of the loan amount (as adjusted for changes in the Consumer Price Index) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing United States Treasury securities ("Covered Loans"). The Company estimates that approximately 15% of the loans originated or purchased by the Company are Covered Loans.

    The Riegle Act imposes additional disclosure requirements on lenders originating Covered Loans and prohibits lenders from originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of loans originated in fiscal 1996 were of the type that, unless modified, are prohibited by the Riegle Act. The Company is currently applying underwriting criteria to all Covered Loans that take into consideration the borrower's ability to repay.

    The Riegle Act also prohibits lenders from including prepayment fee clauses in Covered Loans to borrowers with a debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender. The Company reported $0.2 million, $0.4 million and $1.4 million in prepayment fee revenue in fiscal 1994, 1995 and 1996, respectively. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the Riegle Act and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because the Riegle Act did not become effective until October 1995, the level of prepayment fee revenue was not substantially affected in fiscal 1996, but the level of prepayment fee revenue may decline in future years. The Riegle Act imposes other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

    Other Lending Laws. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

    In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures which must be followed by, mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In addition, certain of the loans purchased by the Company, such as Title I home improvement loans, are insured by an agency of the federal government. Such loans are subject to extensive government regulation.

    Environmental Liability. In the course of its business, the Company may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

    Broker/Dealer. In the Company's capital management services business, ContiFinancial Services acts as a placement agent and underwriter for public and private offerings of asset-backed securities. As a result, ContiFinancial Services is registered as a broker-dealer with the Commission, the State of California and the State of New York and is a member of the NASD. ContiFinancial Services is subject to regulation by the Commission, by the NASD and by state securities administrators in matters relating to the conduct of its securities business, including record keeping and reporting requirements, supervision and licensing of employees and obligations to customers. Additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers, changes in rules promulgated by the Commission or other regulatory authorities and the NASD, changes in the interpretation or enforcement of existing laws and rules or changes in the special exemption of ContiFinancial Services may adversely affect the manner of operation and profitability of the Company.

    As a registered broker-dealer, ContiFinancial Services is subject to the Commission's net capital rules. These rules, which specify minimum net capital requirements for registered broker-dealers, are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business and have the effect of requiring that a substantial portion of their assets be kept in cash or highly liquid investments. Because it acts primarily as a private placement agent in asset-backed securities offerings, ContiFinancial Services operates under a less restrictive net capital standard. To the extent that the Company elects to expand its public underwriting capacity, it would be required to substantially increase the net capital of ContiFinancial Services. Under such circumstances, there can be no assurance that the Company will have the capital necessary to increase such net capital.

    Department of Justice Investigation of Continental Grain. The U.S. Department of Justice is engaged in an investigation into Continental Grain's practices with respect to its participation in U.S. government-sponsored programs that encouraged the export of U.S. agricultural commodities to Iraq during the period prior to Iraq's invasion of Kuwait. The activities that are the subject of the investigation do not involve the Company, its business or its employees, officers or directors. While Continental Grain believes that it and its employees have been in material compliance with the government program requirements, it is currently in settlement discussions with the Department of Justice regarding the claims asserted in the grand jury investigation and companion civil claims. The settlement currently under discussion would likely include a plea of guilty by a foreign affiliate of Continental Grain to certain charges and the payment of fines and other payments to the government that, in Continental Grain's opinion, while material in amount, would not have a material adverse effect on the relationship between Continental Grain and the Company or require Continental Grain to sell any of its interest in the Company. If these discussions do not result in a settlement, Continental Grain expects that criminal and civil charges will be brought in connection with these claims. Continental Grain believes it has meritorious defenses in this matter and would vigorously defend its position in the event the matter is not settled. The Company does not believe that the Department of Justice investigation of Continental Grain is likely to materially adversely affect the Company or its business. See "Certain Transactions -- Department of Justice Investigation of Continental Grain."

    Future Laws. Because each of the Company's businesses is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The directors and executive officers of the Company and their respective ages and positions are as follows:

    NAME                        AGE                          POSITION
- -----------------------------   ---   -------------------------------------------------------
James E. Moore...............   49    President, Chief Executive Officer and Director and
                                      Nominee for Director
Robert A. Major..............   50    Executive Vice President of the Company and President
                                      and Chief Executive Officer of ContiMortgage
Peter Abeles.................   41    Senior Vice President of the Company and Managing
                                      Director of ContiFinancial Services
Robert J. Babjak.............   53    Senior Vice President of the Company and Senior Vice
                                      President and Chief Operating Officer of ContiMortgage
A. John Banu.................   41    Senior Vice President of the Company and Managing
                                      Director of ContiFinancial Services
Daniel J. Egan...............   41    Senior Vice President of the Company and Senior Vice
                                      President of ContiMortgage
Glenn S. Goldman.............   34    Senior Vice President of the Company and Managing
                                      Director of ContiFinancial Services
Scott M. Mannes..............   37    Senior Vice President of the Company and Managing
                                      Director of ContiFinancial Services
James E. Pedrick.............   49    Senior Vice President of the Company and Vice President
                                      of ContiMortgage
Jerome M. Perelson...........   57    Senior Vice President and Chief Financial Officer
Michael J. Festo.............   44    Vice President, Human Resources
Alan L. Langus...............   49    Vice President, Chief Counsel and Secretary
Susan E. O'Donovan...........   35    Vice President and Controller
James J. Bigham..............   58    Director and Chairman of the Board
Paul J. Fribourg.............   42    Director
John W. Spiegel..............   55    Director
Donald L. Staheli............   64    Director and Nominee for Director
John P. Tierney..............   64    Director
Lawrence G. Weppler..........   51    Director
Daniel J. Willett............   46    Director

    James E. Moore. Mr. Moore has been President, Chief Executive Officer and a Director of the Company since October 1995. He has been President and Managing Director of ContiFinancial Services since 1988 and Chairman of ContiMortgage since 1990. Mr. Moore joined ContiFinancial Services in 1983 as an investment banker. He is also a Director of Student Loan Marketing Association (a non-bank finance company).

    Robert A. Major. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation (a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

    Peter Abeles. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial

Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

    Robert J. Babjak. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed as a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer. From 1989 to June 1991, Mr. Babjak was a Senior Loan Officer of Mutual Mortgages Services, Inc.

    A. John Banu. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992.

    Daniel J. Egan. Mr. Egan has been Senior Vice President of the Company since October 1995. He was appointed Senior Vice President, Chief Financial Officer and a Director of ContiMortgage in 1995, prior to which he was Vice President, Chief Financial Officer of ContiMortgage, a position he had held since April 1991. From October 1990 to April 1991, Mr. Egan was Controller of ContiMortgage.

    Glenn S. Goldman. Mr. Goldman has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. From 1986 to 1990, Mr. Goldman was an Assistant Vice President of Merrill Lynch & Company.

    Scott M. Mannes. Mr. Mannes has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. Prior to joining ContiFinancial Services, Mr. Mannes was associated with the Financial Guarantee Insurance Company.


    James E. Pedrick. Mr. Pedrick has been Senior Vice President of the Company since October 1995. He has been Vice President, Production of ContiMortgage since October 1990. Mr. Pedrick has resigned from these positions effective as of August 1996.



    Jerome M. Perelson. Mr. Perelson has been Senior Vice President and Chief Financial Officer of the Company since October 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain. Mr. Perelson also is a Director of ContiMortgage and ContiFinancial Services.


    Michael J. Festo. Mr. Festo has been Vice President, Human Resources of the Company since October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo held a number of staff and executive human resource positions within Continental Grain since joining Continental Grain in 1974.

    Alan L. Langus. Mr. Langus has been Vice President, Chief Counsel and Secretary of the Company since October 1995. He was Vice President and Chief Counsel of ContiTrade Services Corporation between December 1989 and October 1995.

    Susan E. O'Donovan. Ms. O'Donovan has been Vice President and Controller of the Company since October 1995. She joined ContiFinancial Services as Controller in April 1991. From August 1983 until March 1991, Ms. O'Donovan was an auditor at Price Waterhouse LLP.

    James J. Bigham. Mr. Bigham has been a Director of the Company since October 1995. He also has been a Director, Executive Vice President and Chief Financial Officer of Continental Grain since August 1989 and a Director of ContiMortgage since 1990.

    Paul J. Fribourg. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Operating Officer of Continental Grain since June 1994. From April 1990 to June 1994, Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of Continental Grain. Mr. Fribourg is the son of Michel Fribourg. See "Principal Stockholders."

    John W. Spiegel. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Boards of Directors of Rock-Tenn Company (a manufacturer of paperboard products) and Student Loan Marketing Association (a non-bank finance company).

    Donald L. Staheli. Mr. Staheli has been a Director of the Company since October 1995 and Chairman of the Compensation Committee since February 1996. He has been Chairman of the Board of Directors of Continental Grain since June 1994 and Chief Executive Officer of Continental Grain since 1988. From 1988 until June 1994, Mr. Staheli served as President and a Director of Continental Grain. Mr. Staheli serves as a Director of Prudential Life Insurance Company of America and Bankers Trust Company.

    John P. Tierney. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors' Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company). Mr. Tierney serves as a Director of RCSB Financial, Inc. (a holding company for Rochester Community Savings Bank).

    Lawrence G. Weppler. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General Counsel-Corporate of Continental Grain since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of Continental Grain.

    Daniel J. Willett. Mr. Willett has been a Director of the Company since October 1995. Mr. Willett also has been Vice President and Treasurer of Continental Grain since March 1990.

    The Company has formed an Audit Committee, a Compensation Committee, an Independent Directors' Committee and a 1995 Stock Plan Committee. The Audit Committee monitors the internal and external auditing processes of the Company. The Compensation Committee reviews the compensation of the executive officers of the Company. The Independent Directors' Committee is comprised of independent directors who review and pass on the fairness of all material agreements and material transactions between Continental Grain and the Company. See "Certain Transactions -- Current Relationships with Continental Grain." The 1995 Stock Plan Committee will administer the 1995 Stock Plan.

DIRECTOR COMPENSATION

    The Company's policy is not to pay any additional compensation to directors who are also employees of the Company and its subsidiaries. Non-employee directors of the Company (including officers of Continental Grain) receive a $23,000 annual fee for serving as a member of the Board of Directors, a $9,000 annual fee for attending all meetings of the Board of Directors in any fiscal year and a $3,000 annual fee for acting as a chairperson of a committee of the Board of Directors. All non-employee directors who are employees of Continental Grain transfer any fees paid to them to Continental Grain in accordance with Continental Grain's corporate policy.

    Under the Company's Directors Retainer Fee Plan (the "Directors Plan"), a director who is not an employee of the Company or an affiliate (an "Eligible Director") may elect to receive payment of all or any portion of his annual cash retainer and meeting fees (including fees for chairing committees) either currently, in cash or shares of Common Stock, or may elect to defer receipt of any such payment.

    Deferrals are invested, at the election of the Eligible Director, in (i) a Stock Unit Account, to which earnings are credited based on dividends payable with respect to shares of Common Stock, or (ii) a Cash Account, to which interest is credited annually at the prime rate as published in The Wall Street Journal prior to the beginning of each fiscal year of the Company. As elected by the Eligible Director, distributions are made on the first day of the month following the director's: (i) death; (ii) disability; (iii) termination of service or retirement; (iv) a fixed date in the future; or (v) the earliest to occur of the foregoing. Distributions made from an Eligible Director's Stock Unit Account will be paid in a single payment in the form of shares of Common Stock (and cash representing any fractional share); distributions from an Eligible Director's Cash Account will be paid in a single cash payment or in up to 15 annual installments, at the election of the Eligible Director.

EXECUTIVE COMPENSATION

    The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company, based on fiscal 1996 salary and annual bonuses (the "Named Executive Officers"). The principal components of such individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. Also described below is the future compensation such individuals can receive under the Company's retirement plans.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                       ---------------------------------
                                                                              AWARDS           PAYOUTS
                                                                       --------------------   ----------
                                                                       RESTRICTED    STOCK       LTIP
   NAME                         FISCAL YEAR    SALARY    BONUS(A)(B)    STOCK(C)    OPTIONS   PAYOUTS(D)   OTHER(E)
- ------------------------------  -----------   --------   -----------   ----------   -------   ----------   --------
James E. Moore................      1996      $243,333   $ 2,400,000   $7,683,768   479,420    $ --        $354,500
 Chief Executive Officer            1995       230,000     1,000,000       --         --         80,000       4,500
Robert A. Major...............      1996       141,666     2,000,000       --       319,615      --           --
 Executive Vice President/          1995         --          --            --         --         --           --
 Chief Executive Officer,
 ContiMortgage
Robert J. Babjak..............      1996       111,400     1,750,000    2,008,256   159,805      --           --
 Senior Vice President/             1995       102,800       795,865       --         --         --           --
 Chief Operating Officer,
 ContiMortgage
A. John Banu..................      1996       140,000     1,395,000    3,318,000   157,145      --         254,200
 Senior Vice President/             1995       130,000       710,000       --         --         --           3,900
 Managing Director,
 ContiFinancial Services
Daniel J. Egan................      1996        93,425     1,500,000    2,008,256   159,805      --           2,802
 Senior Vice President              1995        86,850       580,500       --         --         --           2,467

- ------------

 (a)  Includes bonuses paid or accrued and amounts deferred by the Named Executive Officers pursuant to the Continental Grain Deferred Compensation Plan.

 (b)  Includes amounts paid or accrued for bonuses pursuant to the ContiFinancial Services
      Incentive Compensation Plan or the ContiMortgage Incentive Compensation Plan.

 (c)  Restricted stock awards are shown at market value on date of grant. The number and value of the aggregate restricted stock holdings at March 31, 1996 for each person named is as follows: Mr. Moore, 292,715 shares with a market value of $9,147,343, Mr.
      Babjak, 76,505 shares with a market value of $2,390,781, Mr. Banu, 126,400 shares with a market value of $3,950,000 and Mr. Egan, 76,505 shares with a market value of
      $2,390,781. Pursuant to the 1995 Stock Plan, certain employees of the Company were granted an aggregate of 1,330,532 shares of "restricted" Common Stock. The restricted shares will, subject to the reporting person's continued employment with the Company, vest as follows: 15% as of the date of grant; 25% as of March 31, 1997; 20% as of March
      31, 1998; 20% as of March 31, 1999; and 20% as of March 31, 2000. In addition, the restricted shares will vest upon a change of control, as defined in the 1995 Long Term
      Stock Incentive Plan and are subject to accelerated vesting in the event of termination of the reporting person's employment for certain reasons.

 (d)  Includes payments made pursuant to awards granted under the Continental Grain
      Performance Incentive Plan, which has been terminated. The Continental Grain
      Performance Incentive Plan granted annual performance units with a value of $1,000 per unit tied to the profitability of ContiFinancial Services and Continental Grain over three-year periods. Awards were paid in cash at the end of each three-year performance cycle for attainment of at least 91% of the cumulative targeted earnings for the cycle.
      Award values range from $100 per unit at 91% goal attainment to $2,000 per unit at 150%
      goal attainment.

 (e)  Represents the Company match under the Continental Grain Savings Plan, a defined contribution plan established under section 401(k) of the Internal Revenue Code of
      1986, as amended, in 1996 for Messrs. Moore, $4,500; Banu, $4,200 and Egan, $2,802 and
      payments made pursuant to the ContiFinancial Services Long Term Incentive Compensation
      Plan for Messrs. Moore, $350,000 and Banu, $250,000. The ContiFinancial Services Long
      Term Incentive Compensation Plan provides for the creation of a pool funded with one-third of the value realized by the sale or deemed sale of certain shares of stock, warrants, rights or other equity participation arrangements obtained by subsidiaries of the Company which are owned by Continental Grain and paid by Continental Grain to participants.

CONTINENTAL GRAIN SALARIED EMPLOYEE RETIREMENT PLAN

    The following table shows the estimated annual retirement benefits payable at normal retirement age (65) to a person retiring with the indicated highest consecutive five year average direct base salary and years of credited service, on a straight life annuity basis, under the Continental Grain Salaried Employee Retirement Plan (the "Salaried Retirement Plan"), as supplemented by the Continental Grain Supplemental Employee Retirement Plan (the "Supplemental Plan"), each as described below:

                              ESTIMATED ANNUAL BENEFITS AT RETIREMENT WITH
                               INDICATED YEARS OF CREDITED SERVICE (A)(B)
                        ---------------------------------------------------------
HIGHEST CONSECUTIVE                         YEARS OF SERVICE
 FIVE YEAR AVERAGE      ---------------------------------------------------------
DIRECT BASE SALARY         5          10          15           20           25
- -------------------     -------     -------     -------     --------     --------
$100,000.......         $ 7,102     $14,204     $21,306     $ 28,408     $ 35,510
$150,000.......         $10,977     $21,954     $32,931     $ 43,908     $ 54,885
$200,000.......         $14,852     $29,704     $44,556     $ 59,408     $ 74,260
$250,000.......         $18,727     $37,454     $56,181     $ 74,908     $ 93,635
$300,000.......         $22,602     $45,204     $67,806     $ 90,408     $113,010
$350,000.......         $26,477     $52,954     $79,431     $105,908     $132,385
$400,000.......         $30,352     $60,704     $91,056     $121,408     $151,760

- ------------

 (a)  Estimated retirement benefits described above include benefits under Continental Grain's tax-qualified retirement plan and under the related non-qualified excess benefit plan but do not include a refund of (pre-1974) employee contributions, if any, and any cost of living adjustments provided under the plans.

 (b)  Estimated benefits assume retirement at age 65.

    The Company participates in the Salaried Retirement Plan covering salaried employees of Continental Grain and participating subsidiaries (including the Company and its subsidiaries) which is intended to meet the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, under the Salaried Retirement Plan participants with five years of service become entitled to receive a basic retirement benefit upon retirement at age 65 equal to a percentage of final average earnings (both above and below the social security wage base) multiplied by years of service with the employers participating in the plan. Compensation under the plan generally includes base salary and deferrals under any Code section 401(k) savings plan or Code section 125 cafeteria plan, and is subject to limits imposed by the Code, including Code section 401(a)(17) (generally, limiting compensation to $150,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity or single life annuity, unless otherwise elected by the participant in accordance with the terms of the plan. The plan contains provisions for early retirement payments, payments upon disability, cost-of-living adjustments for benefits earned prior to September 1985 and spousal death benefits. As permitted by ERISA, Continental Grain Company adopted the Supplemental Plan which provides payments by Continental Grain of certain amounts which eligible employees would have received under the Salaried Retirement Plan, if eligible compensation were not limited to $150,000 in 1996 and there were no restrictions under the Code. The estimated annual benefits payable under the Salaried Retirement Plan would be based on average compensation of $216,750, $200,000, $88,148, $118,550 and
$77,224 as of March 31, 1996, and 12.6 years, N/A, 3.7 years, 10.5 years and 4.4 years of service as of March 31, 1996 for each of Messrs. Moore, Major, Babjak, Banu and Egan, respectively.

                       OPTION GRANTS IN FISCAL YEAR 1996


                                                  INDIVIDUAL GRANTS
                                          ---------------------------------                 POTENTIAL REALIZABLE
                                            % OF TOTAL                                            VALUE AT
                                              OPTIONS                                     ASSUMED ANNUAL RATES OF
                                              GRANTED                                     STOCK PRICE APPRECIATION
                            NUMBER OF     TO EMPLOYEES IN                                    FOR OPTION TERM(B)
                             OPTIONS          FISCAL        EXERCISE PRICE   EXPIRATION   ------------------------
NAME                        GRANTED(A)       YEAR 1996       ($ PER SHARE)      DATE          5%           10%
- -------------------------  ------------   ---------------   ---------------  -----------  ----------   -----------
James E. Moore...........     468,945          18.2%            $21.00           2/09/06  $6,190,074   $15,690,899
                               10,475          18.2%            $26.25           2/14/06     172,837       446,339
Robert A. Major..........     312,632          12.1%            $21.00           2/09/06   4,126,742    10,460,666
                                6,983          12.1%            $26.25           2/14/06     115,219       297,545
Robert J. Babjak.........     156,314           6.1%            $21.00           2/09/06   2,063,344     5,230,266
                                3,491           6.1%            $26.25           2/14/06      57,601       148,751
A. John Banu.............     153,712           6.0%            $21.00           2/09/06   2,028,998     5,143,203
                                3,433           6.0%            $26.25           2/14/06      56,644       146,280
Daniel J. Egan...........     156,314           6.1%            $21.00           2/09/06   2,063,344     5,230,266
                                3,491           6.1%            $26.25           2/14/06      57,601       148,751


- ------------

 (a)  Granted on February 14, 1996. These options have a ten-year term and will be subject to the reporting person's continued employment with the Company and vest as follows: 50%
      upon the earlier to occur of any subsequent public offering by the Company of the
      Company's equity securities and March 31, 2000; 7.5% as of the date of grant; 12.5% as of March 31, 1997; 10% as of March 31, 1998; 10% as of March 31, 1999; and 10% as of
      March 31, 2000. In addition, the options will vest upon a change of control, as defined in the 1995 Long Term Stock Incentive Plan.

 (b)  These values were calculated assuming a 5% and 10% annual appreciation of the price of the security at the time of the grant over the ten-year term of the option. The initial grant was made at $21.00 per share and a subsequent grant was made effective with the closing of the IPO as a result of the underwriters' full exercise of their over allotment option and exercise price of $26.25 per share.

              AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR 1996
                       AND FISCAL YEAR 1996 OPTION VALUE

                                                               NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN
                                                                      OPTIONS             THE MONEY OPTIONS AT FISCAL
                                                                AT FISCAL YEAR END                YEAR END(A)
                                                            ---------------------------   ---------------------------
                                     SHARES
                                    ACQUIRED      VALUE
                                   IN EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                   -----------   --------   -----------   -------------   -----------   -------------
James E. Moore...................     --            --         35,955        443,465       $ 364,417     $ 4,494,643
Robert A. Major..................     --            --         23,970        295,645         242,946       2,996,446
Robert J. Babjak.................     --            --         11,984        147,821         121,465       1,498,207
A. John Banu.....................     --            --         11,785        145,360         119,447       1,473,266
Daniel J. Egan...................     --            --         11,984        147,821         121,465       1,498,207

- ------------

(a) The 1996 year end value of the Company's Common Stock was $31.25. The dollar value shown in the table is calculated by determining the difference between the year end value of the Company's Common Stock and the exercise price of the option exercisable at year end.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus by:
(i) each director and each Named Executive Officer of the Company; (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; and (iii) all directors and executive officers of the Company as a group. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 277 Park Avenue, New York, New York 10172.

                                                                        SHARES OF
    NAME OF BENEFICIAL OWNER                                           COMMON STOCK    PERCENTAGE
- --------------------------------------------------------------------   ------------    ----------
Continental Grain(a)................................................    35,918,421        81.0%

James E. Moore(b)...................................................       382,677          (c)
Robert A. Major(b)..................................................        26,970          (c)
Robert J. Babjak(b).................................................        88,489          (c)
A. John Banu(b).....................................................       139,185          (c)
Daniel J. Egan(b)...................................................        91,489          (c)
James J. Bigham(d)..................................................         5,000          (c)
Paul J. Fribourg(a)(d)(e)...........................................         5,000          (c)
John W. Spiegel.....................................................         5,000          (c)
Donald L. Staheli(d)(e).............................................        20,000          (c)
John P. Tierney.....................................................         3,000          (c)
Lawrence G. Weppler(d)..............................................         1,000          (c)
Daniel J. Willett(d)................................................         1,500          (c)
All Directors and Executive Officers as a Group (20 persons) (f)....     1,309,984         3.0%

- ------------

(a) Michel Fribourg, members of his family and trusts for their benefit beneficially own substantially all of the issued and outstanding voting stock of Continental Grain. Paul J. Fribourg is the son of Michel Fribourg.

(b) Includes for Messrs. Moore, 292,715 shares; Babjak, 76,505 shares; Banu, 126,400 shares; and Egan, 76,505 shares of "restricted" Common Stock and for Messrs. Moore, 35,955 shares; Major, 23,970 shares; Babjak, 11,984 shares; Banu, 11,785 shares and Egan, 11,984 shares of Common Stock issuable upon exercise of options. Does not include 1,180,112 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the closing of the Offering.

(c) Represents less than 1% of the Common Stock outstanding at March 31, 1996 fiscal year end.

(d) Messrs. Bigham, Fribourg, Staheli, Weppler and Willett are officers of Continental Grain.

(e) By virtue of their positions as executive officers of Continental Grain, Messrs. Fribourg and Staheli may be deemed to have beneficial ownership of the shares of the Company owned by Continental Grain. Messrs. Fribourg and Staheli disclaim beneficial ownership of such shares.

(f) Includes 1,057,765 shares of "restricted" Common Stock and 142,412 shares of Common Stock issuable upon the exercise of options. Does not include 1,756,633 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the closing of the Offering.

                              CERTAIN TRANSACTIONS

    Continental Grain is the Company's largest stockholder, owning approximately 81% of the Company's outstanding Common Stock. Continental Grain has advised the Company that its current intention is to continue to hold all the shares of Common Stock beneficially owned by it. Continental Grain effectively has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Five of the directors of the Company are officers of Continental Grain and such directors constitute a majority of the Board of Directors. See "Principal Stockholders."

    Prior to the IPO, Continental Grain directly or indirectly owned the shares or members' interests of ContiMortgage, ContiTrade, ContiFinancial Services, CSAF, ContiSecurities Asset Funding II, L.L.C. and ContiFunding Corporation (the "Subsidiaries"). The Company was formed as a Delaware corporation on September 29, 1995.

    In the reorganization that occurred on February 14, 1996: (i) ContiTrade Services transferred certain of its assets (excluding those related to its trade finance business) to ContiTrade; (ii) ContiTrade Services transferred the common stock of its subsidiaries, ContiMortgage and ContiFinancial Services, and its Excess Spread Receivables to Continental Grain; and (iii) Continental Grain transferred all of the common stock of, or its members' interests in, the Subsidiaries and the Excess Spread Receivables, to the Company in exchange for 35,917,421 shares of Common Stock. As a result, the Company owns all of the common stock or members' interests of the Subsidiaries. Continental Grain retained all Strategic Alliance Equity Interests that were acquired prior to the IPO, which do not appear in the Company's Consolidated Financial Statements.

PAST TRANSACTIONS WITH CONTINENTAL GRAIN

    CSAF, a subsidiary of the Company (and prior to the IPO a direct subsidiary of Continental Grain), paid dividends to Continental Grain in fiscal year 1995 of $30 million. Immediately prior to the IPO, the Company paid a $305,000 dividend to Continental Grain to reduce the Company's stockholder's equity to $129.1 million.

    The Company's subsidiaries had intercompany borrowings from Continental Grain (including borrowings that were deemed equity by Continental Grain) of $114.9 million at March 31, 1995, $49.8 million at March 31, 1994 and $12.5 million at March 31, 1993.

    ContiTrade occupies approximately one floor of space leased by Continental Grain. ContiTrade Services was allocated a proportionate amount of the lease rental for this space aggregating $876,000, $832,000 and $579,000 in fiscal years 1996, 1995 and 1994. ContiMortgage's leasehold obligations for its national and regional office in Horsham, Pennsylvania are guaranteed by Continental Grain. This guarantee will continue for the term of the lease.

    In sales of Excess Spread Receivables by a subsidiary of the Company, Continental Grain guaranteed the performance obligations of such subsidiary. This guarantee will continue for the term of the sale agreements. See Note 11 to the Consolidated Financial Statements of the Company.

    In addition, from time to time, Continental Grain has guaranteed certain indemnification obligations of the Company's subsidiaries in connection with its asset securitization business and otherwise.

    Prior to the IPO, Continental Grain provided various corporate services to ContiTrade including tax and personnel administration, communications, insurance, treasury, legal, internal audit, accounting, audit and other corporate services. The allocated costs for these services were $700,000, $1.1 million and $950,000 in fiscal 1996, 1995 and 1994, respectively. Personnel of ContiTrade participated in Continental Grain pension, savings, medical and dental, disability, life, deferred compensation and other employee benefit plans.

    Simultaneously with the completion of the IPO, the Company transferred certain of its Excess Spread Receivables, with a book value of $60.7 million to Continental Grain in order to reduce the amount of the Intercompany Debt to $324 million. In the Excess Spread Receivable transfer, the consideration received by the Company equaled the book value of the Excess Spread Receivables transferred. Based upon the Company's valuation of these Excess Spread Receivables and other sales transactions with unrelated third parties, the Company believes that the book value of such Excess Spread Receivables represented the fair value of such Excess Spread Receivables.

DEPARTMENT OF JUSTICE INVESTIGATION OF CONTINENTAL GRAIN

    In the ordinary course of its business as an exporter of United States agricultural commodities, Continental Grain participated in U.S. government-sponsored programs that encouraged the export of U.S. agricultural commodities to Iraq during the period prior to Iraq's invasion of Kuwait. The U.S. Department of Justice is engaged in an investigation into Continental Grain's practices with regard to these export programs, and Continental Grain has been cooperating in the inquiry. A federal grand jury has been impaneled to consider whether violations of law were committed by Continental Grain and several of its employees in connection with these sales to Iraq. While Continental Grain believes that it and its employees have been in material compliance with the government program requirements, it is currently in settlement discussions with the Department of Justice regarding the claims asserted in the grand jury investigation and companion civil claims. The settlement currently under discussion would likely include a plea of guilty by a foreign affiliate of Continental Grain to certain charges and the payment of fines and other payments to the government that, in Continental Grain's opinion, while material in amount, would not have a material adverse effect on the relationship between Continental Grain and the Company or require Continental Grain to sell any of its interest in the Company. If these discussions do not result in a settlement, Continental Grain expects that criminal and civil charges will be brought in connection with these claims. Continental Grain believes it has meritorious defenses in this matter and would vigorously defend its position in the event the matter is not settled. While Continental Grain has no present intention of selling any shares of Common Stock or any of the Intercompany Debt, it might be required to sell some portion of its interest in the Company in order to fund a resolution of the investigation if the matter is not settled or otherwise resolved satisfactorily.

    The activities that are the subject of the grand jury investigation do not involve the Company, its business or its employees, officers or directors. Nevertheless, because the Company operates under various federal and state licenses and permits, the Company will be obliged in certain cases to report any guilty plea by or conviction of its majority shareholder or an affiliate to, and may be subject to inquiry (and perhaps revocation proceedings) by, the government agencies that issued the applicable license or permit. In view of the fact that the matters under investigation by the Department of Justice did not involve the Company, its employees, officers or directors, the Company does not believe that the results of the investigation are, or any related settlement or any such regulatory inquiry is, likely to materially adversely affect the Company or its business.

CURRENT RELATIONSHIPS WITH CONTINENTAL GRAIN

    The following are summaries of the various agreements between the Company (or one of its wholly-owned subsidiaries) and Continental Grain (or one of its subsidiaries), which summaries are qualified in their entirety by reference to such agreements, each of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

    The Company has adopted a policy that all future material agreements between the Company and Continental Grain and its affiliates will be reviewed and passed on for fairness by a committee of the Board of Directors comprised of independent directors.

Indemnification Agreement

    Continental Grain and the Company have entered into an agreement (the "Indemnification Agreement"). Subject to certain exceptions, the Indemnification Agreement places financial responsibility for the liabilities related to the business of the Company and its subsidiaries with the Company and financial responsibility for the liabilities related to the business of Continental Grain and its other subsidiaries with Continental Grain. Under the Indemnification Agreement, each of Continental Grain and the Company indemnifies the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act. The Company is not aware of any material payments that it will be required to make, or that it may be entitled to receive, under the Indemnification Agreement. No amounts were paid under the Indemnification Agreement in fiscal 1996.

Tax Sharing Agreement

    The Company is a member of the Continental Grain Group (the "CGC Group") which files a consolidated Federal income tax return and combined state tax returns in certain states. The Company and Continental Grain have entered into a Tax Sharing Agreement which (i) defines their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (ii) governs the conduct of all audits and other tax controversies relating to the Company. Prior to the IPO, the Company had an informal tax sharing arrangement.

    Pursuant to the Tax Sharing Agreement, the Company is charged or credited, as the case may be, for its Federal income tax liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer. The Company paid or accrued $42.0 million in Federal taxes to Continental Grain under its formal and informal tax sharing arrangements in fiscal 1996.

Employee Benefit Allocation Agreement

    Employees of the Company are eligible to participate in Continental Grain employee benefit plans. Pursuant to the Employee Benefit Allocation Agreement, the cost of the Company's employees' participation in these programs is allocated to the Company based on the actual cost incurred by its employees plus an allocated cost of administration of the plans and overhead. Prior to the IPO, the Company had an informal employee benefit allocation arrangement. Under the Employee Benefit Allocation Agreement, Continental Grain provides payroll and compensation administration, including access to Continental Grain's licensed personnel software, to the Company and its subsidiaries. The Company reimburses Continental Grain for all actual costs and administrative expenses incurred by Continental Grain for the benefit of employees of the Company. The Company reimburses Continental Grain for all costs incurred in connection with pension benefits to employees on a stand-alone company basis. The Company paid $2.1 million to Continental Grain under its formal and informal employee benefit allocation arrangements in fiscal 1996.

Services Agreement

    Pursuant to an agreement between Continental Grain and the Company (the "Services Agreement"), Continental Grain provides the Company certain corporate services, including treasury administration, risk management, internal audit, Federal and state tax (including payroll) administration, management information and communications support services, public affairs, and facilities management through March 31, 1999 and from year to year thereafter unless terminated by either party upon 90 days' prior written notice. Prior to the IPO, the Company had an informal services arrangement. With 90 days prior written notice, the Company is permitted to terminate the Services Agreement at March 31, 1998. The costs for services provided pursuant to the Services Agreement are determined at the beginning of each fiscal year of the Company, based on Continental Grain's estimate of the percentage of its annual overall costs for providing such services attributable to the Company. The Company paid or accrued $1.9 million for such services (which does not include the guarantee fees described in the next paragraph) in fiscal 1996.

    The Services Agreement also provides that Continental Grain may, but is not obligated to, provide guarantees of obligations due third parties. Prior to the IPO, the Company had an informal guarantee fee arrangement. For these guarantees, the Company will pay Continental Grain annual fees of: (i) 0.05% of the daily average of the utilized sale capacity under any loan or Purchase and Sale Facility guaranteed by Continental Grain; (ii) 0.25% of the (x) daily average amount at risk to Continental Grain under any Excess Spread Receivables or similar structured sale of Excess Spread Receivables guaranteed by Continental Grain; (y) daily average amount of the outstanding debt under any loan agreements or other debt instruments guaranteed by Continental Grain; and
(z) annual average amount remaining to be paid by the Company under any leases and other payment obligations guaranteed by Continental Grain and not described in clauses (x) and (y) of this sub-clause (ii); (iii) 0.005% of the amount of proceeds received by the Company in any underwriting agreement guaranteed by Continental Grain; and (iv) with respect to any other indemnification and performance obligations guaranteed by Continental Grain, 0.25% of the lesser of
(a) the daily average of the maximum amount payable by the Company under such indemnity or performance obligation and (b) the amount of proceeds received by the Company in the related transaction. Any guarantee fee ceases to be payable when the Company is no longer legally required to make any such indemnification or performance payment. The Company paid or accrued $35,600 in guarantee fees for such services in fiscal 1996.

    Pursuant to the Services Agreement, the Company has agreed that if, and at such time when, Continental Grain owns less than 20% of the voting stock of the Company, the Company will, at the request of Continental Grain, change the names of the Company and its subsidiaries to names that are not the same as, or confusingly similar to, Continental Grain's current corporate name, including eliminating the term "Conti" from such names.

    Finally, the Services Agreement provides that the Company may request Continental Grain to provide such other corporate services as it routinely provides to other subsidiaries and divisions.

Sublease

    The Company and Continental Grain have entered into a sublease agreement (the "Sublease") pursuant to which the Company subleases from Continental Grain approximately 18,000 square feet of office space at 277 Park Avenue, New York, New York. Prior to the IPO, the Company had an informal sublease arrangement. Under the terms of the Sublease, the Company pays $42.25 per square foot in base rent and $3.12 per square foot in electric costs. As a subtenant, the Company assumes its proportionate share (16.2%) of the additional rental expenses paid by Continental Grain as a lessee under the terms of its lease. The term of the Sublease extends through February 28, 2000. The Company paid $876,000 under the Sublease to Continental Grain under its formal and informal sublease arrangements in fiscal 1996.

Intercompany Debt

    The Company has intercompany financing provided by Continental Grain in the form of the Intercompany Debt. Prior to the IPO, the Company had an informal intercompany financing arrangement. The Intercompany Debt is described in "Description of Certain Indebtedness and Financing Arrangements -- Certain Indebtedness." From April 1, 1995 through February 13, 1996, the Company paid $19.6 million of interest under the informal intercompany financing and from February 14, 1996 through March 31, 1996, the Company paid or accrued $3.1 million of interest under the Intercompany Debt.

Registration Rights

    Under a Common Stock Registration Rights Agreement (the "Common Stock Registration Rights Agreement") between the Company and Continental Grain, the Company has granted Continental Grain the right to require the Company to register shares of Common Stock held by Continental Grain for sale in accordance with Continental Grain's intended method of disposition thereof (a "demand registration"). Continental Grain may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Continental Grain the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Common Stock Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Common Stock Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons.

    Under an Indenture Note Registration Rights Agreement (the "Indenture Note Registration Rights Agreement") between the Company and Continental Grain for its assignees, the Company has granted Continental Grain the right to demand one registration with respect to the Indenture Note (or a portion thereof). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand registration. Subject to certain limitations specified in the Indenture Note Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Indenture Note Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons. Continental Grain assigned the Indenture Note Registration Rights Agreement to a wholly-owned subsidiary in March 1996.

         DESCRIPTION OF CERTAIN INDEBTEDNESS AND FINANCING ARRANGEMENTS

CERTAIN INDEBTEDNESS

    The Intercompany Debt consists of a $125 million five-year note issued pursuant to the Indenture Note, the $74 million Four Year Note and the $125 million Term Note maturing September 30, 1997. The Indenture Note will mature on February 14, 2001 and bears interest at a rate of 7.96% per annum. The principal of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998. The Four Year Note will mature on February 14, 2000 and bears interest semi-annually at a rate of 8.02% per annum. Until February 14, 1998, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four Year Note. After February 14, 1998, interest on the Four Year Note will be payable in cash. The Term Note will mature on September 30, 1997 and bears interest at a variable rate equal to one month LIBOR plus 125 basis points, adjusted monthly. The Intercompany Debt may be prepaid in whole or in part at any time without premium or penalty. Continental Grain assigned all of the Intercompany Debt to one of its wholly-owned subsidiaries in March 1996.


    The Intercompany Debt contains a number of significant covenants that, among other things, require that the Company and its subsidiaries on a consolidated basis maintain a minimum current ratio (current assets to current liabilities) of 1.1:1, a maximum "Consolidated Total Liabilities" to "Consolidated Net Worth" ratio of 3:1, a maximum ratio of "Consolidated Long Term Debt" (excluding the Intercompany Debt) to "Consolidated Adjusted Net Worth" of 1.1:1 at any time prior to September 30, 1997 and 1:1 at any time thereafter, a minimum tangible net worth of $225 million, a limitation on incurring certain liens, and a limitation on acquisitions, investments or capital expenditures of the Company in excess of $10 million per fiscal year. The Intercompany Debt also contains customary events of default relating to the Company and its subsidiaries, including but not limited to, the failure of the Company to pay principal and interest when due, covenant defaults and bankruptcy event defaults.

FINANCING ARRANGEMENTS

    Through ContiTrade, as of June 30, 1996 the Company had $1.45 billion of committed (and an additional $1.05 billion of uncommitted) sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow ContiTrade to sell, with limited recourse, interests in designated pools of loans and other assets. Under these agreements, ContiTrade submits a purchase request to the financial institution specifying the assets to be sold and the terms of the proposed sale (including the sale price for the loans and other assets). If the proposed terms and assets are accepted, the financial institution is obligated to purchase the assets as long as the aggregate amount of assets bought and not yet resold by the financial institution has not exceeded the committed sale capacity under the Purchase and Sale Facility. The parties may agree to exceed the committed sale capacity under the Purchase and Sale Facility. A portion of the purchase price for any assets (typically 5% to 10%) is typically deposited by ContiTrade into an account held by the financial institution on behalf of ContiTrade, against which the financial institution may set off any losses incurred in a resale of assets, up to the recourse amount described below. If any assets purchased by the financial institution should decrease in value beyond an agreed-upon allowance, the financial institution may resell the assets, with limited recourse to ContiTrade for any losses incurred as a result up to an agreed-upon amount (5% to 10% of such assets held by the financial institution on the date the assets may first be resold as a result of a decrease in value). In each Purchase and Sale Facility, the financial institution has granted ContiTrade a right of first refusal to repurchase the loans and other assets purchased by the financial institution under the facility. In the past, ContiTrade has exercised this right and repurchased such loans. The Purchase and Sale Facilities generally have one-year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between July 1996 and June 1998. The Company has guaranteed ContiTrade's obligations under the Purchase and Sale Facilities. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of ContiTrade or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under any indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of ContiTrade or the Company (as guarantor); and (iii) certain bankruptcy events of ContiTrade or the Company (as guarantor). The Company utilized the facilities to sell assets totaling $1.2 billion, $2.5 billion and $5.7 billion in fiscal years 1994, 1995 and 1996, respectively. On March 31, 1996, the Company had utilized $565 million (including Purchase and Sale Facilities utilized beyond their committed sale capacities) of the loan or asset sale capacity under the Purchase and Sale Facilities. See "Risk Factors -- Ability to Service Debt; Negative Cashflows and Capital Needs -- Dependence on Purchase and Sale Facilities," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 to Consolidated Financial Statements.
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
                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes are to be issued under an Indenture, to be dated as of       ,
1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee").

    A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.


    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 450 West 33rd Street, New York, New York 10001), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.


    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES


    The Notes will be unsecured senior obligations of the Company, limited to
$300 million aggregate principal amount, and will mature on       , 2003. The
Notes will bear interest at the rate per annum shown on the cover page hereof
from             , or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of
business on the       or       immediately preceding the interest payment date
on           and           of each year, commencing       , 1997. The Company
will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.


OPTIONAL REDEMPTION


    The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued interest to the date of redemption.



    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.



    "Comparable Treasury Issue" means the United States Treasury security selected by Independent Investment Bankers as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Bankers" means Bear, Stearns & Co. Inc. and CS First Boston Corporation or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.



    "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., CS First Boston Corporation and UBS Securities LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefore another Primary Treasury Dealer.



    Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.



    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.


RANKING


    The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. As of June 30, 1996, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company's other Senior Indebtedness outstanding would have been approximately $203 million.



    Substantially all the operations of the Company are conducted through its Subsidiaries. Claims of creditors of the Company's Subsidiaries, the counterparties under Purchase and Sale Facilities, the purchasers of Excess Spread Receivables, trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such Subsidiaries, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. At June 30, 1996, the total indebtedness of the Company's Subsidiaries was approximately $248 million. In addition, at June 30, 1996, the Restricted Subsidiaries had approximately $178 million of contingent recourse obligations with respect to the sale of Excess Spread Receivables and had utilized $597 million in aggregate committed sale capacity pursuant to their Purchase and Sale Facilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock of the Company and certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Indebtedness."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange
    Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a corporation held by another corporation (a "parent corporation"), if such other person is the beneficial owner (as defined above for such person), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above for the Permitted Holders), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; provided, however, that the sale by the Company or its Restricted Subsidiaries from time to time of Receivables to a trust for the purpose solely of effecting one or more securitizations shall not be treated hereunder as a sale of all or substantially all the assets of the Company.

    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control

(including information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

    Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds.

CERTAIN COVENANTS

    Set forth below are descriptions of certain covenants set forth in the Indenture. In the event that at any time (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under "--Limitation on Indebtedness", "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sale of Assets and Subsidiary Stock", "--Limitation on Affiliate Transactions" and clause (iii) of "--Merger and Consolidation" (the termination of such provisions being herein called the "Covenant Termination").

    Limitation on Indebtedness. (a) The Company shall not Incur, directly or indirectly, any Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio exceeds 2.5 to 1.0.

        (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness:

           (1) Permitted Warehouse Indebtedness;

           (2) Indebtedness owed to and held by the Company or a Consolidated Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

           (3) the Notes;

           (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

           (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
       (5);

           (6) Hedging Obligations directly related to: (i) Indebtedness Incurred (or reasonably expected to be Incurred) and permitted to be Incurred by the Company or the Restricted Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or securitization; (iii) Receivables of the Company or its Restricted Subsidiaries that have been sold pursuant to a Warehouse Facility; (iv) Receivables with respect to which the Company reasonably expects to purchase or commit to purchase, finance or accept as collateral; or (v) Excess Spread Receivables and other assets owned or financed by the Company or its Restricted Subsidiaries in the ordinary course of business; provided, however, that such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company as of the Issue Date; and

           (7) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (6) above or paragraph (a)) does not exceed $40.0 million.

        (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

        (d) For purposes of determining compliance with the foregoing covenant,
    (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

        (a) Permitted Warehouse Indebtedness;

        (b) Indebtedness or Preferred Stock issued to and held by the Company or a Consolidated Restricted Subsidiary: provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

        (c) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness";

        (d) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (a), (b) or (c) of this covenant); and

        (e) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (c) or (d) above or this clause (e); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (c) above, such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

    Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

    Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends or repayments of loans or advances, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any Person, the amount of Investments made since the Issue Date by the Company or any Restricted Subsidiary in such Person and treated as a Restricted Payment; and (E) $15 million.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) any purchase of Capital Stock of the Company made from time to time to meet the Company's obligations under its employee stock ownership and option plans; provided, however, that such purchase shall be excluded in the calculation of the amount of Restricted Payments; (v) the exercise or conversion of an option, warrant or other security convertible or exchangeable for an equity security of a Strategic Alliance Client in connection with a substantially simultaneous sale or other disposition by the Company or a Restricted Subsidiary of such equity security; provided, however, that the exercise price or other consideration paid by the Company or a Restricted Subsidiary in connection with such exercise or conversion shall be excluded from the calculation of the amount of Restricted Payments.

    Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement applicable to such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any other agreement contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such

Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clauses
(i) or (ii) of the covenant described hereunder, as the case may be; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.


    Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects, either to (x) acquire Additional Assets, either directly or through a Restricted Subsidiary, or (y) prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary, as the case may be (other than in either case Indebtedness owed to the Company or an Affiliate of the Company), in either case within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) to (x) the acquisition by the Company or any Restricted Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company), in either case within 180 days from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (C) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, and (iii) at the time of such Asset Disposition no Default shall have occurred and be continuing (or would result therefrom). Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments.


    For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Indebtedness) pursuant to clause (a)(ii)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

    (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.


    Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.



    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in aggregate principal amount outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Consolidated Restricted Subsidiary or between Consolidated Restricted Subsidiaries and (vii) transactions pursuant to any agreement as in existence as of the Issue Date between the Company or its Restricted Subsidiaries and Continental Grain or one of its Subsidiaries.


    Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness", (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

    Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

    SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS


    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Indebtedness", "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", "--Limitation on Liens", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions", "--Limitation on Investment Company Status" or "--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) except for the Wellington Litigation, any judgment or decree for the payment of money in excess of $10 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, satisfied, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on

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such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or
(vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

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
    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS


    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary, (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business or (iv) the Capital Stock or Indebtedness of a Strategic Alliance Client.


    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

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
    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, (iv) any Investment in a Strategic Alliance Client or (v) any Excess Spread Receivables (other than, in the case of (i), (ii), (iii), (iv) and (v) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Consolidated Restricted Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or (z) a disposition of assets (including related assets) for an aggregate consideration of $1.0 million or less).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.


    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests or membership interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.


    "Code" means the Internal Revenue Code of 1986, as amended.


    "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, excluding (A) Permitted Warehouse Indebtedness and (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "--Limitation on Indebtedness" to (ii) the Consolidated Net Worth of the Company.


    "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution

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paid to a Restricted Subsidiary, to the limitations contained in clause (iii)
below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any asset (excluding any equity Investment in a Strategic Alliance Client) of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person (excluding Capital Stock in a Strategic Alliance Client); (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from any Person to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, as
(i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Disqualified Stock and (C) any amounts attributable to deferred compensation appropriately classified as net worth in accordance with GAAP.


    "Consolidated Restricted Subsidiary" means a Restricted Subsidiary (i) 80% of the Capital Stock and 80% of the Voting Stock of which is owned by the Company or one or more Consolidated Restricted Subsidiaries and (ii) which is treated as a consolidated subsidiary for the purpose of the Company's U.S. Federal income tax reporting.

    "Continental Grain" means Continental Grain Company, a Delaware corporation.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would

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not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "Change of Control".

    "Eligible Excess Spread Receivables" means Excess Spread Receivables created after April 2, 1996; provided, however, that Eligible Excess Spread Receivables shall not include any Excess Spread Receivables created as the result of the securitization or sale of other Excess Spread Receivables.

    "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by a Person to a trust or other Person in a securitization or sale, the rights retained by such Person or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale to receive cash flows attributable to such "pool".

    "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.


    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in the statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.


    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or such other agreement designed to mitigate risks of fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, in either case in the ordinary course of business of the Company or its Restricted Subsidiaries.

    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a

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Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.
The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and expense accruals arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends); (vi) Warehouse Indebtedness; (vii) in connection with each sale by such Person of any Excess Spread Receivables, the maximum aggregate contractual claim (if any) that the purchaser thereof could have as of such date against such Person if the amounts anticipated at the time of such sale to be received by such purchaser in connection with such Excess Spread Receivables are not received by such purchaser; (viii) all obligations of the type referred to in clauses (i) through
(vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (ix) all obligations of the type referred to in clauses (i) through
(viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables or Excess Spread Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Indebtedness of such Person or its Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes.

    "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of

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the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Group (or any successor to the rating agency business thereof), respectively.

    "Issue Date" means the date on which the Notes are originally issued.

    "Lien" means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) and (ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold unless the seller is not liable for any losses thereon.

    "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Holders" means lineal descendants of Jules Fribourg, including any individual legally adopted; spouses of such descendants; trusts, the beneficiaries of which are any of the foregoing; partnerships, corporations, or other entities in which any of the foregoing (individually or collectively) has a controlling interest; and charitable organizations established by any of the foregoing.

    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) a Strategic Alliance Client to the extent such Investment consists of options, warrants or other securities that are convertible or exchangeable for equity securities of such Strategic Alliance Client and is received by the Company or a Restricted Subsidiary without the payment of any consideration other than the concurrent provision by the Company or such Restricted Subsidiary to such Strategic Alliance Client of financing or asset securitization expertise on terms determined by the Company to be fair and reasonable to the Company or such Restricted Subsidiary from a financial point of view without taking into consideration any value that may inhere in such option, warrant or convertible or exchangeable security; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"; (x) Receivables; (xi) a Strategic Alliance Client to the extent such Investment consists of (A) Indebtedness of such Strategic Alliance Client that is secured by Receivables owned by such Strategic Alliance Client in an aggregate principal amount at any time outstanding not to exceed 100% of the aggregate market value of such Receivables; provided, however, that such Receivables are eligible to be characterized under GAAP as held for sale on the balance sheet of such Strategic Alliance Client and such Indebtedness has not been outstanding in excess of 364 days; and (B) Indebtedness of such Strategic Alliance Client that is secured by Excess Spread Receivables owned by such Strategic Alliance Client; provided, however, that such Excess Spread Receivables are attributed solely to one or more "pools" of Receivables that were securitized in one or more transactions in which the Company or its Restricted Subsidiaries either acted as underwriters or placement agent or provided all or a portion of the financing for such "pool" prior to such securitization; and (xii) Excess Spread Receivables; provided, however, that such Excess Spread Receivables represent interests in one or more "pools" of Receivables that were securitized in one or more transactions in which the Company or its Restricted Subsidiaries acted as sponsor, underwriter or placement agent or provided all or a portion of the financing for such "pool" prior to such securitization.

    "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with

Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
(g) Liens on Receivables owned by the Company or a Restricted Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "--Certain Covenants-- Limitation on Indebtedness" or clause
(a) under "--Certain Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; (h) Liens on Excess Spread Receivables (or on the Capital Stock of any Subsidiary of such Person substantially all the assets of which are Excess Spread Receivables); provided, however, that, unless the Covenant Termination has occurred, (A) any such Liens shall not pertain to any Excess Spread Receivable existing on April 2, 1996 which, if created thereafter, would have been an Eligible Excess Spread Receivable unless such Excess Spread Receivable was subject to a Lien on such date created by the Company in respect of the financing thereof (a "predecessor Lien"); provided further, however, that in the case of any such Liens (a "subsequent Lien") on Excess Spread Receivables which were subject to predecessor Liens, the sum of (x) the aggregate book value of subordinated interests created and retained by the Company or its Restricted Subsidiaries as a result of the sale or financing associated with such subsequent Liens and (y) the aggregate book value of any Excess Spread Receivables which were subject to predecessor Liens but which are then no longer subject to any Lien (other than Permitted Liens described under another clause of this definition) shall equal at least the aggregate book value at such time of all such Excess Spread Receivables which are then subject to subsequent Liens, as calculated immediately prior to the creation of each such subsequent Lien, multiplied by a fraction the numerator of which is the aggregate book value of the subordinated interests associated with all predecessor Liens on April 2, 1996 and the denominator of which is the sum of (A) such aggregate book value of such subordinated interests and (B) the outstanding balance on April 2, 1996 of the related senior interests; and (B) any such Lien on any Eligible Excess Spread Receivables shall extend to Eligible Excess Spread Receivables representing no more than 50% of the amount of Eligible Excess Spread Receivables shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the later of (x) the Issue Date and (y) the end of the most recent fiscal quarter of the Company prior to the creation of such Lien for which financial statements are available; provided, however, that for purposes of this clause (h), any Lien on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables shall be treated as a Lien on the Excess Spread Receivables of such Person; (i) Liens existing on the Issue Date;
(j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (l) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Consolidated Restricted Subsidiary of such Person; (m) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations; (n) Liens on cash or other assets (other than Excess Spread Receivables) securing Warehouse Indebtedness of the Company or its Restricted Subsidiaries; and (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (i), (j) and (k); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (i), (j) or (k), as the case may be, at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f),
(j) or (k) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock".


    "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets as to which such Warehouse Indebtedness relates are or, prior to any funding under the related Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company in accordance with GAAP, (ii) such Warehouse Indebtedness will be deemed to be Permitted Warehouse Indebtedness except to the extent the holders of such Warehouse Indebtedness have contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims in respect of such Warehouse Indebtedness in excess of (A) the realizable value of the assets as to which such Warehouse Indebtedness relates and (B) any assets securing such Warehouse Indebtedness, and (iii) any such Indebtedness has not been outstanding in excess of 364 days.


    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.


    "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "Rating Agencies" mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

    "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company, any Restricted Subsidiary or a Strategic Alliance Client in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the

Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any consumer or commercial finance business or any financial service business.

    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission.

    "Senior Indebtedness" means (i) Indebtedness of any Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or
(ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person,
(2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any obligation in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "Strategic Alliance Client" means any Person (other than a Restricted Subsidiary) engaged in a Related Business to which the Company provides, or reasonably expects to provide, financing or asset securitization expertise in return for asset-backed underwriting or placement agent commitments.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.


    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests or membership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.


    "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company, a Subsidiary of the Company or a Strategic Alliance Client for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including purchase and sale facilities pursuant to which the Company or a Subsidiary of the Company sells Receivables or debt of a Strategic Alliance Client secured by Receivables owned or financed by such Strategic Alliance Client to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables or debt by such financial institution.

    "Warehouse Indebtedness" means the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) the book value of the assets financed under a Warehouse Facility with respect to Receivables or debt of a Strategic Alliance Client secured by Receivables owned or financed by such Strategic Alliance Client until such time such Receivables or debt are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                          BOOK-ENTRY FORM OF THE NOTES

    The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

    Upon the issuance of a Global Security, DTC or it nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    Payment of principal and interest on the Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is known as the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Notes only if: (i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary (as defined in the Indenture) for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act; (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable; or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes: (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof; (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes; and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge in connection therewith.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of holding and disposing of the Notes. The summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The summary applies only to a beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States federal income taxation on its worldwide income (a "U.S. holder"). Except as expressly indicated, this summary deals only with Notes held as capital assets and addresses only initial purchasers. This summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holder subject to special treatment under the federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, banks, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. Dollar), and does not discuss the consequences to a holder under state, local or foreign tax laws. The Company has not sought a formal legal opinion from its tax counsel regarding the material federal income tax consequences under the Code of holding and disposing of the Notes. Prospective investors are advised to consult their own tax advisors regarding the federal, state, local and other tax considerations of holding and disposing of the Notes.

STATED INTEREST

    A U.S. holder of a Note will generally be required to report as ordinary income for federal income tax purposes interest received or accrued on the Note in accordance with the holder's method of tax accounting.

SALE, EXCHANGE OR RETIREMENT OF NOTES

    Upon the sale, exchange or retirement (including redemption) of a Note, a U.S. holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note) and such U.S. holder's adjusted tax basis in the Note. If a U.S. holder holds the Note as a capital asset, such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" below), and will be long-term capital gain or loss if the Note has been held for more than one year at the time of sale, exchange or retirement.

MARKET DISCOUNT

    "Market discount" is generally defined as the excess of the stated redemption price at maturity of a Note over the tax basis of the Note in the hands of the U.S. holder immediately after its acquisition. In general, a Note in the hands of an original U.S. holder is not a market discount bond. In addition, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of the Note over the U.S. holder's tax basis therein is less than 0.25% of the stated redemption price at maturity of the Note multiplied by the number of complete years after the acquisition date to the maturity date of the Note. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. holder elects to accrue such discount on the basis of the constant interest method.

    A U.S. holder in whose hands a Note is a market discount bond generally will be required to treat as ordinary income any gain recognized on the sale, exchange, redemption or other disposition of the Note to the extent of accrued market discount. A U.S. holder of a Note acquired at market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until it is disposed of in a taxable transaction.

    A U.S. holder of a Note acquired at a market discount may elect to include market discount in income as it accrues, in which case the foregoing rules would not apply. The election would apply to all market discount bonds acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the U.S. holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to a U.S. holder that is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact.

    A U.S. holder of a Note subject to the reporting requirements described above may be subject to backup withholding at the rate of 31% with respect to interest and principal paid on the Notes, unless such U.S. holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder of a Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. holder's income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING


    Under the terms and subject to the conditions of the Underwriting Agreement
dated      , 1996 (the "Underwriting Agreement"), the Company has agreed to sell to the Underwriters and each of the Underwriters has severally but not jointly agreed to purchase from the Company the following respective principal amount of the Notes:


                                                                   PRINCIPAL
                                                                     AMOUNT
    UNDERWRITER                                                   OF THE NOTES
- ---------------------------------------------------------------   ------------
Bear, Stearns & Co. Inc. ......................................     $
CS First Boston Corporation....................................
UBS Securities LLC.............................................
                                                                  ------------
      Total....................................................     $
                                                                  ------------
                                                                  ------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of default by an Underwriter, in certain circumstances, the purchase commitment of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of .   % of the principal amount per Note, and the
Underwriters and such dealers may allow a discount of .   % of the principal
amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

    The Notes are a new issue of securities with no established trading market and the Company does not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised the Company that they presently intend to act as market makers for the Notes. The Underwriters, however, are not obligated to make a market in the Notes and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active market does not develop, the market price and liquidity of the Notes may be adversely affected.

    The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the principal amount of Notes being offered hereby.


    Certain of the Underwriters have in the past and each of the Underwriters may in the future (i) provide underwriting, financial advisory or other services to the Company or Continental Grain or (ii) purchase from or sell to the Company loans, securities, Excess Spread Receivables or other assets. In addition, an affiliate of each of Bear, Stearns & Co. Inc. and CS First Boston Corporation is a purchaser under Purchase and Sale Facilities with the Company. In addition, an affiliate of each of CS First Boston Corporation and UBS Securities LLC has a corporate lending relationship with Continental Grain.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such the Notes without the benefit of a prospectus qualified under such securities laws; (ii) where required by law, that such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Notes being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any of the Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17 a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Dewey Ballantine, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                           CONTIFINANCIAL CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----

Report of Independent Public Accountants..............................................   F-2

Consolidated Balance Sheets as of March 31, 1995 and 1996 and June 30, 1996
(unaudited)...........................................................................   F-3

Consolidated Statements of Income for the years ended March 31, 1994, 1995 and 1996
and the three months ended June 30, 1995 and 1996 (unaudited).........................   F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended March
  31, 1994, 1995 and 1996 and the three months ended June 30, 1995 and 1996
(unaudited)...........................................................................   F-5

Consolidated Statements of Cash Flows for the years ended March 31, 1994, 1995 and
  1996 and the three months ended June 30, 1995 and 1996 (unaudited)..................   F-6

Notes to Consolidated Financial Statements............................................   F-7

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ContiFinancial Corporation:

    We have audited the accompanying consolidated balance sheets of ContiFinancial Corporation (a Delaware corporation) and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ContiFinancial Corporation and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

New York, New York
May 17, 1996

                           CONTIFINANCIAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                AS OF MARCH 31, 1995 AND 1996 AND JUNE 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       MARCH 31,         JUNE 30,
                                                                  -------------------   -----------
                                                                    1995       1996        1996
                                                                  --------   --------   -----------
                                                                                        (UNAUDITED)
   ASSETS
Cash and cash equivalents.......................................  $  2,822   $ 32,479    $   24,919
Restricted cash.................................................       760        620           620
Securities purchased under agreements to resell.................    84,698    179,875       183,152
Interest-only and residual certificates.........................   143,031    293,218       223,802
Capitalized servicing fees receivable...........................     --        11,689        14,816
Trade receivables:
  Receivables held for sale.....................................    77,312    296,206       364,159
  Other receivables.............................................    16,546     57,943        56,517
  Allowance for loan losses.....................................    (1,808)    (1,824)       (1,893)
                                                                  --------   --------   -----------
  Total trade receivables, net..................................    92,050    352,325       418,783
                                                                  --------   --------   -----------
Premises and equipment, net of accumulated depreciation of
  $1,185, $2,497 and $2,773 (unaudited) as of March 31, 1995 and
  1996 and June 30, 1996, respectively..........................     2,482      3,906         3,687
Cost in excess of minority interest equity......................     --        14,573        14,422
Other assets....................................................     1,899      3,855         7,471
                                                                  --------   --------   -----------
      Total assets..............................................  $327,742   $892,540    $  891,672
                                                                  --------   --------   -----------
                                                                  --------   --------   -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses...........................  $ 41,551   $ 73,459    $   49,700
Securities sold but not yet purchased...........................    81,665    180,729       184,546
Payables to affiliates:
  Due to affiliates.............................................   114,907     13,734        10,448
  Notes payable.................................................     --       324,000       324,000
                                                                  --------   --------   -----------
  Total payables to affiliates..................................   114,907    337,734       334,448
                                                                  --------   --------   -----------
Other liabilities...............................................     5,456      5,799         7,170
                                                                  --------   --------   -----------
      Total liabilities.........................................   243,579    597,721       575,864
                                                                  --------   --------   -----------
Commitments and contingencies

Minority interest of subsidiary.................................    16,248      --          --
Stockholders' equity:
Preferred stock (par value $0.01 per share; 25,000,000 shares authorized; none issued or outstanding at March 31 and June
  30, 1996).....................................................     --         --          --
Common stock (par value $0.01 per share; 250,000,000 shares
  authorized; 44,378,953 shares issued and outstanding at March
  31, 1996 and June 30, 1996)...................................         1        444           444
Paid-in capital.................................................    34,000    294,701       294,701
Retained earnings...............................................    33,914     22,648        42,081
Deferred compensation...........................................     --       (22,974)      (21,418)
                                                                  --------   --------   -----------
      Total stockholders' equity................................    67,915    294,819       315,808
                                                                  --------   --------   -----------
      Total liabilities and stockholders' equity................  $327,742   $892,540    $  891,672
                                                                  --------   --------   -----------
                                                                  --------   --------   -----------


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 THREE MONTHS ENDED
                                                 YEARS ENDED MARCH 31,                JUNE 30,
                                           ---------------------------------    ---------------------
                                            1994        1995         1996        1995         1996
                                           -------    --------    ----------    -------    ----------
                                                                                     (UNAUDITED)
 GROSS INCOME
Gain on sale of receivables.............   $49,671    $ 67,512    $  146,529    $22,555    $   31,166
Interest................................    20,707      42,929        91,737     17,883        28,515
Net servicing income....................     3,989       9,304        29,298      4,766         9,073
Other income............................       162       2,252         4,252        968         1,009
                                           -------    --------    ----------    -------    ----------
    Total gross income..................    74,529     121,997       271,816     46,172        69,763
                                           -------    --------    ----------    -------    ----------

  EXPENSES
Compensation and benefits...............    14,674      23,812        52,203      7,840        12,408
Interest (includes $5,140, $10,234 and
  $22,635 for the years ended March 31,
  1994, 1995 and 1996 and $3,271
  (unaudited) and $6,226 (unaudited) for
  the three months ended June 30, 1995
  and 1996, respectively, to affiliates)    12,124      29,635        74,770     15,245        19,662
Provision for loan losses...............     4,499       1,935           285        148           219
General and administrative..............     7,946       9,627        18,022      3,257         4,779
                                           -------    --------    ----------    -------    ----------
    Total expenses......................    39,243      65,009       145,280     26,490        37,068
                                           -------    --------    ----------    -------    ----------
Income before income taxes and minority
interest................................    35,286      56,988       126,536     19,682        32,695
Income taxes............................    13,726      22,168        49,096      7,656        13,262
                                           -------    --------    ----------    -------    ----------
Income before minority interest.........    21,560      34,820        77,440     12,026        19,433
Minority interest of subsidiary.........     5,076       8,728         3,310      3,310        --
                                           -------    --------    ----------    -------    ----------
    Net income..........................   $16,484    $ 26,092    $   74,130    $ 8,716    $   19,433
                                           -------    --------    ----------    -------    ----------
                                           -------    --------    ----------    -------    ----------
Primary and fully diluted earnings per
  common share (pro forma at March 31,
1996)...................................                          $     2.00               $     0.44
                                                                  ----------               ----------
                                                                  ----------               ----------
Fully diluted weighted average number of
  shares outstanding (pro forma at March
  31, 1996).............................                          37,050,165               44,043,368
                                                                  ----------               ----------
                                                                  ----------               ----------
Primary weighted average number of
  shares outstanding (pro forma at March
31, 1996)...............................                          36,995,631               43,898,281
                                                                  ----------               ----------
                                                                  ----------               ----------


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)



                                       COMMON STOCK
                                    -------------------                                            TOTAL
                                      NUMBER              PAID-IN    RETAINED     DEFERRED     STOCKHOLDERS'
                                    OF SHARES    AMOUNT   CAPITAL    EARNINGS   COMPENSATION      EQUITY
                                    ----------   ------   --------   --------   ------------   -------------
Balance at March 31, 1993.........       3,100    $  1    $ 34,000   $ 21,338     $ --           $  55,339
Net income........................      --        --         --        16,484       --              16,484
                                    ----------   ------   --------   --------   ------------   -------------
Balance at March 31, 1994.........       3,100       1      34,000     37,822       --              71,823
Net income........................      --        --         --        26,092       --              26,092
Cash dividend paid................      --        --         --       (30,000)      --             (30,000)
                                    ----------   ------   --------   --------   ------------   -------------
Balance at March 31, 1995.........       3,100       1      34,000     33,914       --              67,915
Capital contribution..............      --        --        10,000      --          --              10,000
Net income for the period from
  April 1, 1995 to February 8,
1996..............................      --        --         --        51,482       --              51,482
Cash dividend paid................      --        --         --          (305)      --                (305)
                                    ----------   ------   --------   --------   ------------   -------------
Balance at February 8, 1996.......       3,100       1      44,000     85,091       --             129,092
Reorganization:
  Transfer of stock...............      (3,100)     (1)      --         --          --                  (1)
  Common stock issued.............  35,918,421     359      84,732    (85,091)      --             --
Common stock issued in public
offering..........................   7,130,000      72     138,041      --          --             138,113
Issuance of restricted stock......   1,330,532      13      27,928      --         (27,941)        --
Net income for the period from
  February 9, 1996 to March 31,
1996..............................      --        --         --        22,648       --              22,648
Amortization of deferred
compensation......................      --        --         --         --           4,967           4,967
                                    ----------   ------   --------   --------   ------------   -------------
Balance at March 31, 1996.........  44,378,953     444     294,701     22,648      (22,974)        294,819
Net income (unaudited)............      --        --         --        19,433       --              19,433
Amortization of deferred
compensation (unaudited)..........      --        --         --         --           1,556           1,556
                                    ----------   ------   --------   --------   ------------   -------------
Balance at June 30, 1996
(unaudited).......................  44,378,953    $444    $294,701   $ 42,081     $(21,418)      $ 315,808
                                    ----------   ------   --------   --------   ------------   -------------
                                    ----------   ------   --------   --------   ------------   -------------

Balance at March 31, 1995.........       3,100    $  1    $ 34,000   $ 33,914       --           $  67,915
Net income (unaudited)............      --        --         --         8,716       --               8,716
                                    ----------   ------   --------   --------   ------------   -------------
Balance at June 30, 1995
(unaudited).......................       3,100    $  1    $ 34,000   $ 42,630       --           $  76,631
                                    ----------   ------   --------   --------   ------------   -------------
                                    ----------   ------   --------   --------   ------------   -------------


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)


                                                                                     THREE MONTHS ENDED JUNE
                                                  YEARS ENDED MARCH 31,                        30,
                                         ----------------------------------------   -------------------------
                                            1994          1995           1996          1995          1996
                                         -----------   -----------   ------------   -----------   -----------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
 Net income............................  $    16,484   $    26,092   $     74,130   $     8,716   $    19,433
 Adjustments to reconcile net income to
   net cash used in operating
   activities:
   Amortization of deferred
compensation...........................      --            --               4,967       --              1,556
   Depreciation and amortization.......          358           555          1,690           315           427
   Provision (benefit) for deferred
taxes..................................        2,745        (3,080)         3,830           433         2,269
   Provision for loan losses...........        4,499         1,935            285           148           219
 Net changes in operating assets and
   liabilities:
   (Increase) decrease in restricted
cash...................................         (314)          164            140            32       --
   (Increase) decrease in interest-only
     and residual certificates.........      (43,221)      (48,540)      (150,187)      (29,827)       69,416
   (Increase) in capitalized servicing
     fees receivable...................      --            --             (11,689)       (1,928)       (3,127)
   (Increase) decrease in receivables
     held for sale:
     Originations and purchases........   (3,365,666)   (4,986,561)   (12,524,578)   (1,834,708)   (1,595,640)
     Sales and principal repayments....    3,344,050     4,951,227     12,304,078     1,771,104     1,527,687
   (Increase) decrease in other
receivables............................       (6,576)       (8,499)       (41,397)      (14,173)        1,426
   (Increase) decrease in securities
     purchased under agreements to
     resell and securities sold but not
yet purchased..........................        1,756        (4,789)         3,887         1,834           540
   Increase (decrease) in accounts
     payable and accrued expenses......       11,126        24,207         31,356        12,268       (23,759)
   Increase in minority interest of
subsidiary.............................        5,076         8,728          3,310         3,310       --
   Other, net..........................       (2,677)        3,225           (279)       (6,544)       (2,395)
                                         -----------   -----------   ------------   -----------   -----------
   Net cash used in operating
activities.............................      (32,360)      (35,336)      (300,457)      (89,020)       (1,948)
                                         -----------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
 Acquisition of minority interest of
subsidiary.............................      --            --             (34,600)      --            --
 Purchase of property and equipment....         (615)       (1,816)        (2,643)         (494)          (57)
                                         -----------   -----------   ------------   -----------   -----------
   Cash used in investing activities...         (615)       (1,816)       (37,243)         (494)          (57)
                                         -----------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
 Net increase (decrease) in due to
affiliates.............................       35,061        67,666        (94,451)       91,074        (5,555)
 Net increase in notes payable to
affiliates.............................      --            --             324,000       --            --
 Net proceeds from initial public
   common stock offering...............      --            --             138,113       --            --
 Cash dividends paid...................      --            (30,000)          (305)      --            --
                                         -----------   -----------   ------------   -----------   -----------
   Net cash provided by (used in)
financing activities...................       35,061        37,666        367,357        91,074        (5,555)
                                         -----------   -----------   ------------   -----------   -----------
Net increase (decrease) in cash and
cash equivalents.......................        2,086           514         29,657         1,560        (7,560)
Cash and cash equivalents at beginning
 of period.............................          222         2,308          2,822         2,822        32,479
                                         -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents at end of
period.................................  $     2,308   $     2,822   $     32,479   $     4,382   $    24,919
                                         -----------   -----------   ------------   -----------   -----------
                                         -----------   -----------   ------------   -----------   -----------


Supplemental schedule of noncash financing activities:

For the year ended March 31, 1996, Continental Grain Company forgave intercompany debt of $10,000 and such amount was capitalized as a capital contribution.


In June 1995, the acquisition of the minority interest in ContiMortgage was deemed effective with payment in September 1995.

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


1. BACKGROUND AND BASIS OF PRESENTATION


    The consolidated financial statements present the financial condition and results of operations of ContiFinancial Corporation ("ContiFinancial" or the "Company") which includes its directly wholly-owned subsidiaries:
ContiSecurities Asset Funding Corp. ("CSAF"), ContiSecurities Asset Funding Corp. II, ContiSecurities Asset Funding II, L.L.C. ("CSAF II"), ContiFunding Corporation ("CFC"), ContiTrade Services L.L.C. ("CTS"), ContiMortgage Corporation ("CMC") (all Delaware corporations or limited liability companies) and ContiFinancial Services Corporation ("CSC"), a New York corporation. ContiFinancial was incorporated as a Delaware corporation on September 29, 1995. All significant intercompany accounts and transactions have been eliminated in consolidation.


Reorganization

    On February 14, 1996, ContiFinancial closed an initial public offering in the United States and internationally (the "IPO") of approximately 16% of its common stock. In the reorganization that occurred in December 1995, (the "Reorganization"), (i) ContiTrade Services Corporation ("CTSC") transferred certain of its businesses (excluding its trade finance business) to CTS and the common stock of its subsidiaries, CMC and CSC, and its interest-only and residual certificates to Continental Grain Company ("Continental Grain") and
(ii) Continental Grain transferred all of the common stock of CMC, CSC, CSAF and CFC, all of the members' interest held by it in CTS and CSAF II and the transferred interest-only and residual certificates (See Note 7) to ContiFinancial. As a result, ContiFinancial owns all of the common stock or members' interests in CTS, CMC, CSC, CFC, CSAF, and CSAF II (collectively, the "Previous Companies"). Prior to the IPO, both ContiFinancial and the Previous Companies (exclusive of CMC) were direct or indirect wholly-owned subsidiaries of Continental Grain. As described in Note 6, on June 19, 1995, CTSC effectively acquired control of the remaining 20% minority interest in CMC, which became a wholly-owned subsidiary of CTSC.

    As a result of the Reorganization, the Company issued 35,918,421 shares of common stock to Continental Grain. Additionally, the Company converted $84,732 of the Previous Companies' retained earnings to paid-in capital.

    The consolidated financial statements for the periods prior to the IPO have been combined to reflect the Reorganization accounted for similar to a pooling of interests method. All material intercompany transactions have been eliminated in the combination. The consolidated financial statements include additional charges and liabilities related to expenses incurred by Continental Grain for the Previous Companies, which historically had not been allocated to the Previous Companies. These charges include corporate service charges from Continental Grain and income taxes (See Note 7).

2. NATURE OF BUSINESS

    The Company engages in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


2. NATURE OF BUSINESS--(CONTINUED)
family loans, sub-prime auto loans and leases, small business loans and timeshare loans. The Company considers this business to be one operating segment.

    Through CMC, the Company is an originator, purchaser and servicer of home equity loans made to borrowers who may not otherwise qualify for conventional loans. The loans are then sold to whole-loan investors or securitized in the form of Real Estate Mortgage Investment Conduits ("REMICs"), owner trusts or grantor trusts. All of the mortgages are sold on a servicing-retained basis. Through CTS and CSC, the Company provides complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities to CMC and other originators ("Strategic Alliances") of consumer and commercial loans, leases and receivables (collectively, the "Receivables"). The Strategic Alliances provide ContiFinancial with a consistent flow of securitizable Receivables. In certain of the Strategic Alliances, CTSC received warrants or warrant-like equity participations ("Strategic Alliance Equity Interests") in the Strategic Alliance client. The Strategic Alliance Equity Interests in existence prior to the IPO were transferred to and are held by Continental Grain and as such are not reflected in ContiFinancial's consolidated financial statements. Strategic Alliance Equity Interests received from Strategic Alliance clients subsequent to the IPO have been granted to ContiFinancial. If such Strategic Alliance Equity Interests develop a readily determinable fair value, the Strategic Alliance Equity Interests will be recorded at fair value. If such value is not determinable, the Strategic Alliance Equity Interests will be recorded at lower of cost or market.

    The Company's business may be affected by many factors including real estate and other asset values, the level of and fluctuations in interest rates, changes in the securitization market and competition. In addition, the Company's operations require continued access to short and long term sources of cash.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of reserves and expenses during the reporting period. Actual results could differ from these estimates.

Income Recognition

    Gain on sale of Receivables is recognized upon delivery and acceptance of mortgage loans by whole-loan investors or upon the securitization of the Receivables in the form of REMICs, owner trusts or grantor trusts, as applicable. Gains from sales of whole-loans are calculated based upon the difference between the net sales proceeds and the net carrying amount of the loans sold. Gains on sales of Receivables from securitizations represent the present value of the differential between the interest rate earned on the Receivables sold and the pass-through rate paid to the securitization investors, after

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) considering the effects of estimated prepayments, defaults and other costs, including normal servicing fees, less the costs of originating such Receivables.

    Interest income is recorded as earned. Interest income represents the interest earned on the loans and leases during the warehousing period (the period prior to their securitization) and the recognition of interest income on the interest-only and residual certificates, which is the recognition of the increased time value of the discounted interest-only and residual certificates over time. Receivables are placed on non-accrual status when the loans become sixty days past due. When a mortgage loan is classified as non-accrual, the accrual of interest income ceases, and all interest income previously accrued and unpaid on such mortgage loans is reversed.

Income Taxes

    The Company is included in the consolidated Federal income tax return of Continental Grain. The Company has a tax sharing arrangement with Continental Grain whereby Federal income taxes are computed on a separate company basis. Federal income taxes are settled through the due to affiliates accounts.

    Effective April 1, 1993, the Company implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the balance sheet method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provision of the enacted tax laws. The adoption of SFAS 109 did not have a material impact on the financial position or results of operations.

Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with an original maturity of no more than three months to be cash equivalents.

Restricted Cash


    As of March 31, 1995 and 1996 and June 30, 1996, the Company had restricted cash of $760, $620 and $620, respectively, related to the sale of mortgage loans with limited recourse to a counterparty. The amount of cash required to be restricted is based on a percentage of the outstanding balance of the loans sold.


Securities Purchased Under Agreements to Resell and Securities Sold But Not Yet Purchased

    In order to hedge the interest rate risk on loan purchases and commitments, the Company sells short United States Treasury securities which match the duration of the Receivables and borrows the securities under agreements to resell.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    Securities sold but not yet purchased are recorded on a trade date basis and are carried at their sale amount. The unrealized gain or loss on these instruments is deferred and recognized upon securitization as an adjustment to the carrying value of the hedged asset. Interest expense on the securities sold but not yet purchased is recorded as incurred.


    Securities purchased under agreements to resell are recorded on a trade date basis and are carried at the amounts at which the securities will be subsequently resold, plus accrued interest. The agreements mature through July 1996 and have interest rates ranging from 4.5% to 4.9%.


Interest-only and Residual Certificates

    The Company purchases Receivables for the purpose of securitization and sale. The Company securitizes the Receivables primarily into the form of a REMIC. A REMIC is a multi-class security structure with certain tax advantages which derives its monthly principal paydowns from a pool of underlying mortgages. The senior classes of the REMICs are sold, with the subordinated class retained by the Company. The subordinated classes are in the form of interest-only and residual certificates. These subordinated classes of REMICs represent an interest in the REMIC, or in other minor cases an owner trust or a grantor trust, as compared to the right to receive funds under the form of retained or capitalized excess servicing assets.

    In 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of Receivables sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The fair valuation includes consideration of the following characteristics: loan type, size, interest rate, date of origination, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

Capitalized Servicing Fees Receivable

    Effective April 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122") which requires that upon sale or securitization of servicing-retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) their relative fair values. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.


    Prior to the adoption of SFAS 122, servicing rights acquired through loan origination activities were recorded in the period the loans were serviced. Under SFAS 122, the Company capitalized, at fair value, $13,828 of such costs during the year ended March 31, 1996. During the same period, amortization of capitalized servicing rights was $2,139. For the three months ended June 30, 1995 and 1996, capitalized servicing rights were $1,995 and $4,399, respectively, while amortization of such capitalized costs was $67 and $1,272, respectively. At March 31, 1996 and June 30, 1996, the capitalized servicing rights approximated fair value. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans, which are loan type, term and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.


Receivables Held for Sale

    Receivables held for sale are mortgages, loans, leases and other assets the Company plans to sell or securitize and other related assets including deposits made with financial institutions. Receivables held for sale are stated at the lower of cost, the origination costs plus accrued interest, or market. Market value is determined by outstanding commitments from investors or current investor yield requirements plus any deferred hedging gain less any deferred hedging loss calculated on the aggregate loan basis.

    The carrying amount of mortgage loans held for sale is a reasonable estimate of fair value based on current pricing of whole-loan transactions.

Other Receivables

    Other receivables consist primarily of amounts relating to the origination and execution of securitization transactions which include advances made to Strategic Alliances to finance their purchase of interest-only and residual certificates, servicing advances and accrued interest on loans and other receivables.

Allowance for Loan Losses

    The allowance for loan losses represents an amount considered by management to be adequate to cover estimated losses and valuation adjustments related to the balance of mortgage loans held for sale and mortgage loans sold with limited recourse. The allowance for loan losses is based upon periodic

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral values. The Company's charge-off policy is based on a review of each individual receivable.

Premises and Equipment, Net of Accumulated Depreciation

    Property and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful lives of the improvements or term of the leases. The estimated useful lives of property and equipment and leasehold improvements are between two to twelve years.

Other Assets

    Other assets is comprised of prepaid expenses, margin deposits and other real estate owned. Other real estate owned is property acquired for foreclosure or in settlement of a mortgage, and is carried at the lower of cost or the estimated net realizable value of the property.

Recent Accounting Pronouncements

    Effective April 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS 118"). The Company's adoption of SFAS 114 and SFAS 118 did not have a material effect on the financial position or results of operations.


    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which is effective beginning in fiscal 1997. SFAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or adopt a fair value-based method of accounting for stock options as compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS 123 requires that if a company continues to account for stock options under Accounting Principles Board ("APB") Opinion No. 25, it must provide pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company will continue to account for stock-based compensation under APB Opinion No. 25 and will make the required disclosures at March 31, 1997. As a result, the adoption of this Standard did not have an impact on the Company's financial position or results of operations.


Consolidated Statement of Cash Flows -- Supplemental Disclosures


    Total interest paid was $12,124, $29,635 and $71,539 for the years ended March 31, 1994, 1995 and 1996, respectively. Total interest paid was $11,974 and $13,782 for the three months ended June 30, 1995 and 1996, respectively.



    Total income taxes paid were $776, $441 and $896 for the years ended March 31, 1994, 1995 and 1996, respectively. Total income taxes paid were $99 and $440 for the three months ended June 30, 1995 and 1996, respectively.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Pro Forma Earnings Per Common Share

    Due to the Reorganization and the issuance of common stock in the IPO, net earnings per share have been computed on a pro forma basis, assuming the Reorganization occurred at the beginning of fiscal 1996, and includes the number of common shares issued by the Company in the IPO from the date of issuance plus the effect of common stock equivalent shares under the restricted stock awards and stock options plans (See Note 8) from that same date. Because of the Company's Reorganization and changes in capital structure, per share data for the years ended March 31, 1994 and 1995 are not meaningful.


Interim Financial Data



    The consolidated unaudited financial information included herein for the three months ended June 30, 1995 and 1996 has been prepared in conformity with the accounting principles and practices used in the audited consolidated financial statements included herein for the years ended March 31, 1994, 1995, and 1996. The accompanying interim consolidated financial statements contained herein are unaudited. However, in the opinion of the Company's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of results of operations, financial position and cash flows for each of the periods shown, have been made. The results of operations for the three months ended June 30, 1996 may not be indicative of operating results for the year ending March 31, 1997.


Reclassifications

    Certain reclassifications of 1994 and 1995 amounts have been made to conform to the current year presentation.

4. STOCKHOLDERS' EQUITY

    The stockholders' equity as of March 31, 1995 reflects the combined common stock, paid-in capital and retained earnings of the Previous Companies.

    CMC is subject to minimum capital requirements imposed by the states in which it operates, with the highest being $250. In addition, CMC is required by the U.S. Department of Housing and Urban Development to maintain minimum capital of $250 plus an amount based on the volume of Federal Housing Authority business. Furthermore, CMC is required by the Federal National Mortgage Association ("FNMA") to maintain minimum capital of $250 plus .20% of the principal balance of the portfolio being serviced for FNMA.

    CSC is registered as a broker/dealer with the Securities and Exchange Commission and is subject to the SEC's Uniform Net Capital Rule 15c3-1, under which the ratio of aggregate indebtedness to net capital, as those are defined, may not exceed 15 to 1.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


5. ALLOWANCE FOR LOAN LOSSES


    The allowance for loan losses and related additions and deductions to the allowance for the years ended March 31, 1994, 1995 and 1996 and the three months ended June 30, 1996, were as follows:


         YEARS ENDED             BALANCE AT BEGINNING     ADDITIONS CHARGED       DEDUCTIONS      BALANCE AT END
          MARCH 31,                    OF YEAR           TO COSTS AND EXPENSE    AND REVERSALS       OF YEAR
- ------------------------------   --------------------    --------------------    -------------    --------------
 1994.........................          $1,582                  $4,499              $(3,680)          $2,401
 1995.........................           2,401                   1,935               (2,528)           1,808
 1996.........................           1,808                     285                 (269)           1,824


      THREE MONTHS ENDED         BALANCE AT BEGINNING     ADDITIONS CHARGED       DEDUCTIONS      BALANCE AT END
           JUNE 30,                   OF PERIOD          TO COSTS AND EXPENSE    AND REVERSALS      OF PERIOD
- ------------------------------   --------------------    --------------------    -------------    --------------
 1996.........................          $1,824                  $  219              $  (150)          $1,893



    The deductions in the allowance for loan losses for the years ended March 31, 1994, 1995 and 1996 and the three months ended June 30, 1996 relate to the reversal of reserves and net loan charge-offs.


6. ACQUISITION

    On June 19, 1995, CTSC effectively acquired control of the remaining 20% minority interest of CMC for $34,600. The acquisition has been accounted for by the purchase method of accounting. Associated cost in excess of minority interest equity is being amortized over 25 years on a straight-line basis. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired business in assessing the recoverability of this asset. If the fair value of the estimated future undiscounted cash flows from this business is lower than the carrying value of this asset, and the decline is deemed to be other than temporary, the Company will write down the asset to fair value.

    The consolidated statement of income for the year ended March 31, 1996 of the Company reflects the entire results of the operations of CMC for the period from June 19, 1995 to March 31, 1996.

    The pro forma results of operations of the Company for the year ended March 31, 1995 would be as follows to reflect the acquisition of the minority interest as if the acquisition occurred as of April 1, 1994: Gross income of $121,997 and Net income of $34,200.

    The pro forma results of operations of the Company for the year ended March 31, 1996 would be as follows to reflect the acquisition of the minority interest as if the acquisition occurred as of April 1, 1995: Gross income of $271,816, Net income of $77,319 and Pro forma primary and fully dilutive earnings per common share of $2.09.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


7. RELATED PARTY TRANSACTIONS

Notes Payable


    In connection with the IPO (See Note 1), the Company entered into a note purchase agreement with Continental Grain, pursuant to which Continental Grain purchased from the Company a $125,000 five-year note issued under an indenture (the "Indenture Note"), a $74,000 four-year note (the "Four Year Note") and a $125,000 term note (the "Term Note") for $324,000 in the aggregate (collectively, the "Notes"). The Indenture Note matures on February 14, 2001 with interest payable quarterly at a fixed rate of 7.96%. The principal amount of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998. The Four Year Note matures on February 14, 2000 and pays interest semi-annually at a fixed rate of 8.02%. During the first two years after its issuance, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four Near Note. After February 14, 1998, interest on the Four Year Note will be payable in cash. The Term Note matures on September 30, 1997 with interest payable monthly at a variable rate equal to one month LIBOR plus 125 basis points, adjusted monthly. Interest expense on the Notes was $3,051 for the period from February 14, 1996 to March 31, 1996, and $6,226 for the three months ended June 30, 1996.


    The Notes include the following financial covenants for the Company: a minimum current ratio (current assets to current liabilities), a maximum total liabilities to equity ratio, a maximum long term debt to equity ratio, a minimum net worth requirement, a limitation on incurring indebtedness and certain liens, and a limitation on acquisitions, investment or capital expenditures of the Company. The most restrictive covenant is a $40,000 limitation on incurring term financing from sources other than Continental Grain, which can be waived at Continental Grain's discretion.

    The Company is indirectly subject to the financial covenants of Continental Grain's debt agreements which restrict dividends by less than wholly-owned subsidiaries. If these covenants are still in place at the time the Company decides to declare a dividend, a waiver from the related lenders would have to be obtained.

Due to Affiliates


    Due to affiliates at March 31, 1995, represents interest bearing and non-interest bearing funds provided by Continental Grain to support operations of the Company. On February 14, 1996, this support of operations was replaced by the Notes. The non-interest bearing portion of such funds was $14,000 and $31,000 for fiscal year 1994 and 1995, respectively, representing both average and year-end balances. The interest bearing funds ("Interest Bearing Funds") provided by Continental Grain were subject to interest charges which represent Continental Grain's all-inclusive weighted average cost of short term funds (the "FMA Rate"). Interest expense incurred at the FMA Rate was $5,140, $10,234, $19,584 and $3,271 for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995, respectively.



    The average Interest Bearing Funds for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 were $112,967, $160,659, $325,355 and $182,483, respectively.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


7. RELATED PARTY TRANSACTIONS--(CONTINUED)

The weighted average interest rates charged on the Interest Bearing Funds for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 were 4.55%, 6.37%, 6.88% and 7.17%, respectively.



    The March 31, 1996 due to affiliates balance represented accrued interest due to Continental Grain under the terms of the Notes and payments due on the Services Agreement, the Tax Sharing Agreement, the Employee Benefits Allocation Agreement and the Sublease Agreement, as defined below.


Affiliate Charges


    Continental Grain incurs certain general and administrative expenses that support the Company's operations. Expenses directly attributable to the Company, such as occupancy and communication charges, are directly charged to the Company. Other general and administrative expenses, indirectly charged, relate to support services such as treasury functions, tax services, human resource management, information technology, internal audit functions, insurance management, legal services and others. The amount of such expenses was $2,253, $2,848, $1,907, $820 and $697 for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996, respectively.


    The determination of expenses incurred by Continental Grain applicable to the Company is based first, on identifying specific expenses that are directly attributable to its operations and second, on estimating that portion of general and administrative expenses of Continental Grain used to support the operations of the Company based on the service hours attributable to the Company and the asset base of the Company. Management believes that the method of allocation of general and administrative expenses is reasonable.

    On February 14, 1996, the Company entered into an agreement with Continental Grain (the "Services Agreement") under which Continental Grain agrees to continue to provide the Company certain corporate services, including treasury administration, risk management, internal audit, Federal and state tax (including payroll) administration, management information and communication support services, public affairs, and facilities management through March 31, 1999 and from year-to-year thereafter.

Interest-only and Residual Certificates Transfer

    On February 14, 1996, the Company entered into an agreement with Continental Grain to transfer $60,701 of its interest-only and residual certificates at book value to Continental Grain in order to reduce the amount of due to affiliates to $324,000 on such date. Based upon management's valuation of these interest-only and residual certificates and other sales transactions with unrelated third parties, the Company believes that the book value of such interest-only and residual certificates represented the fair value of such interest-only and residual certificates.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


7. RELATED PARTY TRANSACTIONS--(CONTINUED)
Tax Sharing Agreement

    On February 14, 1996, Continental Grain and the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") which (i) defines their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (ii) governs the conduct of all audits and other tax controversies relating to the Company. Pursuant to the Tax Sharing Agreement, the Company will be charged or credited, as the case may be, for its Federal income tax liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer.

Employee Benefits Allocation Agreement

    On February 14, 1996, Continental Grain and the Company entered into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") which permits the Company's employees to continue to participate in the Continental Grain employee benefit plans. The cost of the Company's employees' participation in these programs will be allocated to the Company based on the actual cost of benefit accruals and an allocated cost of administration of the plans and overhead (See Note 8).

Sublease Agreement

    On February 14, 1996, Continental Grain and the Company entered into a sublease agreement (the "Sublease Agreement") for the utilization of the facilities leased from Continental Grain. The Sublease Agreement will require an annual payment of approximately $761 through the year 2000.

Other Matters

    Continental Grain is the subject of an investigation by Federal government agencies, the results of which may require disclosure to regulatory bodies issuing licenses to the Company. This investigation does not involve activities of the Company, its directors, officers or employees. In the opinion of management, based on consultation with legal counsel, the disposition of this investigation will not likely have a material adverse effect on the financial position or results of operations of the Company.

8. EMPLOYEE BENEFITS

    The Company's employees are included in Continental Grain's employee benefits programs, and the Company reimburses Continental Grain for the actual cost of benefit accruals and an allocable cost of administration and overhead.

    Continental Grain has a number of noncontributory pension plans covering substantially all United States employees. The pension plan covering salaried employees provides benefits that are generally

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


8. EMPLOYEE BENEFITS--(CONTINUED)

based on a percentage of the employee's salary during the five years before retirement. Continental Grain's funding policy for these plans is generally to make the minimum annual contribution required by applicable regulations. Pension costs charged to the Company by Continental Grain were $78, $91, $118, $22 and $90 for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996, respectively.



    Post-retirement health care coverage under Continental Grain's Salaried Health Care Plan is available on a cost sharing basis to retired employees. Life insurance coverage is provided on a noncontributory basis to substantially all retirees. Post-retirement health care costs charged to the Company by Continental Grain were $273, $394, $680, $113 and $154 for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996, respectively.



    The Company has in effect an incentive compensation program which is a formula plan based on pre-tax income. Incentive compensation for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996, was $7,600, $12,400, $27,986, $3,982 and $3,864, respectively.


1995 Long-Term Stock Incentive Plan

    On February 9, 1996, the Company awarded restricted shares and options under the 1995 Long-Term Stock Incentive Plan (the "Plan"). Awards under the Plan in the form of restricted stock representing an aggregate of 1,330,532 shares (the "Restricted Shares") and awards under the Plan in the form of nonqualified stock options, representing the right to acquire an aggregate of 2,566,181 and 57,319 shares at an exercise price equal to the IPO price of $21.00 per share and $26.25 per share, respectively (the "Options"), were granted to select key employees of the Company.

    The Restricted Shares granted to such employees are subject to the employee's continued employment with the Company. In connection with the Restricted Shares issuance, the Company recorded deferred compensation of $27,941, which is included in stockholders' equity. This amount will be amortized over the vesting period which is as follows: 15% as of February 14, 1996; 25% as of March 31, 1997; 20% as of March 31, 1998; 20% as of March 31,
1999; and 20% as of March 31, 2000.


    Subject to an optionee's continued employment with the Company, one half of the Options granted to such optionee will vest upon the earlier to occur of (i) any subsequent public offering of the Company's equity securities pursuant to an effective registration statement under the Securities Act of 1933 and (ii) March 31, 2000; and that the balance of the Options granted to the optionee will vest as follows: 15% as of February 14, 1996; 25% as of March 31, 1997; 20% as of March 31, 1998; 20% as of March 31, 1999; and 20% as of March 31, 2000. The
options will expire on February 14, 2006 unless certain conditions as outlined in the Plan occur. As of March 31, 1996, none of the 196,763 vested options had been exercised. In connection with the Plan, $4,967 and $1,556 of compensation expense was recorded for the year ended March 31, 1996 and for the three months ended June 30, 1996, respectively.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


9. INCOME TAXES

    Income taxes included in the consolidated statements of income represent the following:


                                                                  CURRENT    DEFERRED     TOTAL
                                                                  -------    --------    -------
Year ended March 31, 1994
  Federal......................................................   $ 9,287    $  2,322    $11,609
  State and local..............................................     1,694         423      2,117
                                                                  -------    --------    -------
                                                                  $10,981    $  2,745    $13,726
                                                                  -------    --------    -------
                                                                  -------    --------    -------
Year ended March 31, 1995
  Federal......................................................   $21,354    $ (2,605)   $18,749
  State and local..............................................     3,894        (475)     3,419
                                                                  -------    --------    -------
                                                                  $25,248    $ (3,080)   $22,168
                                                                  -------    --------    -------
                                                                  -------    --------    -------
Year ended March 31, 1996
  Federal......................................................   $38,762    $  3,278    $42,040
  State and local..............................................     6,504         552      7,056
                                                                  -------    --------    -------
                                                                  $45,266    $  3,830    $49,096
                                                                  -------    --------    -------
                                                                  -------    --------    -------
Three months ended June 30, 1995
  Federal......................................................   $ 6,109    $    366    $ 6,475
  State and local..............................................     1,114          67      1,181
                                                                  -------    --------    -------
                                                                  $ 7,223    $    433    $ 7,656
                                                                  -------    --------    -------
                                                                  -------    --------    -------
Three months ended June 30, 1996
  Federal......................................................   $ 9,348    $  1,282    $10,630
  State and local..............................................     1,645         987      2,632
                                                                  -------    --------    -------
                                                                  $10,993    $  2,269    $13,262
                                                                  -------    --------    -------
                                                                  -------    --------    -------


    The difference between the "expected" Federal tax rate and expense computed by applying the statutory tax rate to income before provision for income taxes and the effective tax rate and expense is as follows:

                                              MARCH 31, 1994         MARCH 31, 1995         MARCH 31, 1996
                                           --------------------   --------------------   --------------------
                                                     PERCENT OF             PERCENT OF             PERCENT OF
                                                      PRE-TAX                PRE-TAX                PRE-TAX
                                           AMOUNT     EARNINGS    AMOUNT     EARNINGS    AMOUNT     EARNINGS
                                           -------   ----------   -------   ----------   -------   ----------
Computed "expected" tax provision........  $12,350      35.0%     $19,946      35.0%     $44,288      35.0%
State and local taxes, net of related
  Federal benefit........................    1,376       3.9        2,222       3.9        4,808       3.8
                                           -------       ---      -------       ---      -------       ---
                                           $13,726      38.9%     $22,168      38.9%     $49,096      38.8%
                                           -------       ---      -------       ---      -------       ---
                                           -------       ---      -------       ---      -------       ---

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


9. INCOME TAXES--(CONTINUED)


                                                                JUNE 30, 1995         JUNE 30, 1996
                                                             -------------------   --------------------
                                                                      PERCENT OF             PERCENT OF
                                                                       PRE-TAX                PRE-TAX
                                                             AMOUNT    EARNINGS    AMOUNT     EARNINGS
                                                             ------   ----------   -------   ----------
Computed "expected" tax provision..........................  $]6,889     35.0%     $11,443      35.0%
State and local taxes, net of related Federal benefit......     767       3.9        1,819       5.6
                                                             ------       ---      -------       ---
                                                             $7,656      38.9%     $13,262      40.6%
                                                             ------       ---      -------       ---
                                                             ------       ---      -------       ---


    The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                    MARCH 31, 1994    MARCH 31, 1995    MARCH 31, 1996
                                                    --------------    --------------    --------------
Deferred Tax Assets:
  Net servicing income...........................      $    416          $    605          $    982
  Restricted stock awards........................       --                --                  1,927
  Other..........................................            42                42               377
Deferred Tax Liabilities:
  Interest-only and residual certificates........       (10,774)           (7,881)          (14,348)
  Other..........................................           (14)              (16)              (18)
                                                    --------------        -------       --------------
Net Deferred Tax Liability.......................      $(10,330)         $ (7,250)         $(11,080)
                                                    --------------        -------       --------------
                                                    --------------        -------       --------------


                                                                     JUNE 30, 1995    JUNE 30, 1996
                                                                     -------------    -------------
Deferred Tax Assets:
  Net servicing income............................................      $   747         $   1,069
  Restricted stock awards.........................................       --                 1,996
  Other...........................................................           42               425
Deferred Tax Liabilities:
  Interest-only and residual certificates.........................       (8,457)          (16,814)
  Other...........................................................          (16)              (25)
                                                                     -------------    -------------
Net Deferred Tax Liability........................................      $(7,684)        $ (13,349)
                                                                     -------------    -------------
                                                                     -------------    -------------

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


10. COMMITMENTS AND CONTINGENCIES


    In addition to utilizing facilities leased by Continental Grain, the Company's operations are conducted from leased facilities located in various areas of the United States. These leases have clauses which provide for increases in rent in the event of increases in real estate taxes and maintenance costs. Rental expense for the years ended March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996 was $263, $564, $1,884, $210 and $602, respectively. The future minimum lease payments under operating leases, all of which expire by 2002, are as follows:


FISCAL YEAR                                                       TOTAL
- ---------------------------------------------------------------   ------
 1997..........................................................   $1,933
 1998..........................................................    1,933
 1999..........................................................    1,888
 2000..........................................................    1,539
 2001..........................................................      799
 2002..........................................................       61
                                                                  ------
                                                                  $8,153
                                                                  ------
                                                                  ------

Litigation

    The Company is involved in certain litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

11. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES

Sales of Assets with Recourse


    During 1994, 1995 and 1996, the Company utilized agreements with financial institutions (the "Purchasers") to sell, with limited recourse, interests in designated pools of securitized and whole loans receivables. Under the agreements, the Purchasers have given the Company a right of first refusal to repurchase such loans prior to third-party sales. Pursuant to the recourse provisions of these agreements, the Company is responsible for losses incurred by the Purchasers on third-party sales of the loans up to either 5% or 10% of the sale amounts. The agreements are guaranteed by the Company. The Company monitors its exposure associated with these agreements and records recourse provisions, as necessary, to address this potential exposure. During 1994, 1995 and 1996 and the three months ended June 30, 1995 and 1996, the Company utilized these facilities to sell loans totaling approximately $1,148,000, $2,510,000, $5,671,000, $525,000 and $974,000, respectively. At March 31, 1995 and 1996 and
June 30, 1996, approximately $355,000, $565,000 and $597,000, respectively, was outstanding.


    During 1995, the Company sold, with limited recourse, an interest in certain interest-only and residual certificates for $50,000 which was outstanding at March 31, 1995. During the year ended March 31, 1996, the Company sold an additional $54,500 of certain interest-only and residual

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


11. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES--(CONTINUED)

certificates with limited recourse. At March 31, 1996, $90,985 of these aforementioned sales were outstanding. During the three months ended June 30, 1996, the Company sold an additional $96,545 of certain interest-only and residual certificates with limited recourse. At June 30, 1996, $177,569 of these aforementioned sales were outstanding. Under the recourse provisions of the agreements, the Company is responsible for losses incurred by the purchaser within an agreed-upon range. The agreements are guaranteed by Continental Grain for an agreed-upon fee.


Financial Instruments

    SFAS No. 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires the disclosure of the notional amount or contractual amounts of financial instruments.


    The Company regularly securitizes and sells fixed and variable rate mortgage loan receivables. As part of its interest rate risk management strategy, the Company may choose to hedge its interest rate risk related to its mortgage portfolio and purchase commitments by utilizing financial futures. The Company classifies these futures as hedges of specific loan receivables and purchase commitments. The gains and losses derived from these financial futures are deferred and included in the carrying amounts of the related hedged items and ultimately recognized in income. Deferred gains (losses) on the futures used to hedge the anticipated transactions amounted to $97, $359, $1,968, $128 and $(1,454) at March 31, 1994, 1995 and 1996 and for the three months ended June 30, 1995 and 1996, respectively.



    The following table identifies the contract and market values of financial instruments as of March 31, 1994, 1995 and 1996 and June 30, 1995 and 1996.


    Futures Contracts:


                                                    CONTRACT VALUE    MARKET VALUE
                                                        SHORT            SHORT
                                                    --------------    ------------
March 31, 1994...................................      $ 21,000         $ 22,030
March 31, 1995...................................        58,500           60,068
March 31, 1996...................................       219,800          231,739
June 30, 1995....................................       121,800          129,475
June 30, 1996....................................       258,000          269,483


Market Risk

    In the normal course of business the Company enters into various contractual commitments involving forward settlement. These include financial futures contracts and short sales. Commitments involving future settlement give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular financial instrument.

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


11. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES--(CONTINUED) The Company is also exposed to market interest rate risk. A decline in interest rates will typically increase the amount of loan prepayments and decrease the value of the interest-only and residual certificates and capitalized servicing fees receivable. An increase in interest rates may decrease the demand for consumer and commercial credit.

    Periods of economic slowdown or recession may be accompanied by decreased demand for the market for Receivables or declines in real estate values. These factors will influence the Company's ability to obtain and securitize Receivables. During these periods the Company's cost of servicing loans may increase as rates of delinquency and foreclosure increase.

Fair Value of Financial Instruments

    The Company's financial instruments recorded at contractual amounts that approximate market or fair value primarily consist of securities purchased under agreements to resell, loan and lease receivables, accounts payable and accrued expenses and securities sold but not yet purchased. As these amounts are short term in nature and/or generally bear market rates of interest, the carrying amounts of these instruments are reasonable estimates of their fair values. Since a portion of the amounts due to affiliates are non-interest bearing, the fair value of these instruments is $48,538 and $112,010 at March 31, 1994 and 1995, respectively.

Credit Risk

    The Company is exposed to on-balance sheet credit risk related to its Receivables and interest-only and residual certificates. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate or buy and loans sold with limited recourse.


    The Company utilizes securities purchased under agreements to resell as part of its interest rate management strategy. These instruments expose the Company to credit risk which is measured as the loss the Company would record if counterparties failed to perform pursuant to terms of their contractual obligations and the value of the collateral held, if any, was not adequate to cover such losses. The Company's policy is to take possession of securities purchased under agreements to resell. The Company monitors the market value of the assets acquired to ensure their adequacy as compared to the amount at which the securities will be resold. The Company may require the counterparty to deposit additional collateral or reduce the loan balance when necessary. The interest rate on these instruments depends upon, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At March 31, 1995 and 1996 and June 30, 1996, these instruments had a weighted average interest rate of 5.6%, 4.7% and 4.8%, respectively. The Company transacts these resale agreements primarily with two institutional broker/dealers.


    The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers, commitments to purchase loans from correspondents, and recourse provided on loans sold to investors in prior years. The Company has a first or second lien position on all of its loans, and the combined loan-to-value ratio ("CLTV") permitted by the Company's underwriting guidelines generally may not exceed

                           CONTIFINANCIAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                         MARCH 31, 1994, 1995 AND 1996
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (UNAUDITED FOR JUNE 30, 1995 AND 1996)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


11. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES--(CONTINUED)

85%. The CLTV represents the combined first and second mortgage balances as a percentage of the appraised value of the mortgaged property, with the appraised value determined by an appraiser with appropriate professional designations. A title insurance policy is required for all loans.



    As of March 31, 1995 and 1996 and June 30, 1996, the Company had outstanding commitments to extend credit or purchase loans in the amount of $126,217, $206,314 and $272,011, respectively.


    Commitments to extend credit or to purchase a loan are granted for a period of thirty days and are contingent upon the borrower and the borrower's collateral satisfying the Company's underwriting guidelines. Since many of the commitments are expected to expire without being exercised, the total commitment amount does not necessarily represent future cash requirements or future credit risk.


    The Company monitors concentrations of credit risk associated with business conducted with financial institutions and minimizes credit risk by avoiding a concentration with any single financial institution. As of March 31, 1995 and 1996 and June 30, 1996, the majority of loans with on-balance sheet and off-balance sheet risks were collateralized by properties located in the Eastern United States.


Warehousing Exposure


    The Company makes warehouse financing available to its securitization clients to facilitate the accumulation of securitizable products prior to securitization. As of March 31, 1995 and 1996 and June 30, 1996, the Company had $851,000, $981,600 and $1,184,800 of committed warehousing available to its third party clients, of which $308,000, $425,378 and $357,049, respectively, was drawn down. Warehouse commitments are typically for a term of one year or less and are designated to fund only securitizable assets. Assets from a particular client remain in the warehouse for a period of 90-120 days at which point they are securitized and sold to institutional investors.

                                    GLOSSARY

Adjustable Rate Mortgages or ARMs...  Mortgages with a variable interest rate which typically adjust off LIBOR or U.S. treasury rates.
"A", "B", "C" and "D" Credit
Grades..............................  A grading system used in the home equity loan industry to reflect a borrower's overall credit
                                      quality. The grade assigned by a lender to each
                                      borrower is a function of the borrower's historical
                                      payment performance on his or her outstanding
                                      consumer debt. Such debt may include credit cards and
                                      automobile loans. The Company establishes the prices
                                      it will pay for loans based on the borrower's credit
                                      profile, prevailing market conditions and other
                                      factors.

Broker Loans........................  Loans referred to the Company by brokers.
Commercial/Multi-family
  Loans.............................  Loans secured by commercial properties including multi-family dwellings, self-storage facilities,
                                      assisted living and other health-related facilities,
                                      and retail and industrial buildings.
Conduits............................  Stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and
                                      seller(s) may all be different parties coming
                                      together to generate loans or other assets to be
                                      serviced and securitized. Conduits allow smaller
                                      originators to sell their assets into a single
                                      securitizable pool, thus benefitting from economies
                                      of scale and the ability to share the fixed
                                      transaction costs associated with securitization.
Covered Loans.......................  Mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a
                                      dwelling) with (i) total points and fees upon
                                      origination in excess of eight percent of the loan
                                      amount or (ii) an annual percentage rate of more than
                                      ten percentage points higher than comparably maturing
                                      U.S. Treasury Securities. The Riegle Act generally
                                      applies to such loans. See "Regulation."
Debt-to-Income Ratio................  The ratio of a borrower's monthly debt service requirements to his or her monthly income.
Equipment Leases....................  Leases of assets primarily to commercial users.
                                      Leased assets may include office equipment and
                                      medical equipment.

Excess Spread.......................  In a securitization, generally, the excess of the weighted average coupon on each pool of loans or
                                      other assets sold over the sum of the investor
                                      pass-through rate plus a normal servicing fee, a
                                      trustee fee, an insurance fee, if any, and an
                                      estimate of annual future credit losses related to
                                      the loans or other assets sold over the life of the
                                      loans or other assets. The Excess Spread is either a
                                      contractual right or a certificated security.
Excess Spread Receivables...........  The present value of the Excess Spread. When the
                                      Company completes a securitization, it recognizes a
                                      gain on sale of the loans or other assets sold equal
                                      to the amount of

                                      the Excess Spread Receivable less the origination and
                                      underwriting costs in the related securitization and
                                      records the Excess Spread Receivable as an asset on
                                      its balance sheet. On the Company's consolidated
                                      balance sheet, the Excess Spread Receivable is
                                      reduced as cash distributions are received over the
                                      actual life of the loans or other assets securitized.
                                      The Excess Spread Receivables represent interest-only
                                      and residual certificates.
Franchise Loans.....................  Loans to franchisees of national restaurant chains or other service chains. The loans are secured by
                                      fixtures, equipment and cash flows.
Gain on Sale of Receivables.........  The gross income from the structuring and sale of loans and other assets into REMICs, owner trusts and
                                      grantor trusts. Gain on sale of receivables
                                      represents the Excess Spread Receivables less cost of
                                      originating and structuring the loans and other
                                      assets.
Ginnie Mae ("GNMA"),
  Fannie Mae ("FNMA"),
  Freddie Mac ("FHLMC").............  Government National Mortgage Association, Federal
                                      National Mortgage Association and Federal Home Loan
                                      Mortgage Corporation.
Home Equity Loans...................  Loans made to borrowers typically for debt consolidation, home improvements, education or
                                      refinancing and secured by a first or second mortgage
                                      on one- to four-family residential properties.
Interest-only Certificate...........  Represents Excess Spread Receivables which represent the right to receive interest payments on a
                                      securitization trust's underlying assets and is
                                      subject to changes in value due to changes in
                                      prepayment rates. Generally, the Interest-Only
                                      Certificate is senior to the Residual Certificate(s).
Non-conforming Home Equity Loans....  Home equity loans made to borrowers whose financing needs cannot be met by traditional financial
                                      institutions due to credit exceptions or other
                                      factors and cannot be marketed to agencies such as
                                      Ginnie Mae, Fannie Mae and Freddie Mac.
Overcollateralization...............  The amount by which the outstanding principal balance of assets which have been securitized exceeds the
                                      outstanding principal balance of the certificates
                                      issued by the related trust. The surplus principal of
                                      the assets is available to absorb losses. The amount
                                      of overcollateralization required for a
                                      securitization is specified for each issuance.
                                      Overcollateralization is developed by applying Excess
                                      Spread as an accelerated payment of principal on the
                                      certificates. Once the required level of
                                      overcollateralization is reached, and for so long as
                                      such level is maintained, the Excess Spread flows
                                      through to the Company.
Purchase and Sale Facilities........  Agreements pursuant to which the Company sells certain of its qualifying securitizable assets with
                                      limited recourse to certain financial institutions
                                      subject to rights of first refusal for the Company to
                                      repurchase the assets.

Purchase Premium Refunds............  That portion of the premium paid by the Company to a wholesale originator upon purchase of a loan which is
                                      required to be repaid by the originator if the loan
                                      prepays before a contractually set time.
REMIC...............................  Real Estate Mortgage Investment Conduit.
REMICs, Owner Trusts and Grantor
Trusts..............................  Trusts formed to purchase securitizable assets, issue pass-through certificates and make distributions to
                                      investors. Such trusts are organized in accordance
                                      with the Internal Revenue Code so as to not be
                                      subject to corporate tax at the entity level.
Reserve Account.....................  A reserve account serves the same purpose as
                                      Overcollateralization. However, instead of applying
                                      Excess Spread as a payment of principal on the
                                      certificates, it is accumulated in an account until a
                                      required amount is reached. Funds from this account
                                      are available to cover losses realized on loans or
                                      other assets held by a trust.
Residual Certificates...............  Represent Excess Spread Receivables which are subject to change in value due to prepayment rates and credit
                                      losses. The Residual Certificates are subordinate
                                      certificates and are in a first loss position.
Securitization......................  The sale by the Company of loans or other assets it has originated or purchased to a trust (or other
                                      special purpose entity). Concurrently, the trust
                                      issues securities (usually pass-through certificates)
                                      to investors in a private placement or a public
                                      offering. The Company is paid a purchase price
                                      consisting of cash from the proceeds of the sale of
                                      the securities and an interest in the loans or other
                                      assets securitized generally in the form of
                                      Interest-only Certificates and/or Residual
                                      Certificates (i.e., the Excess Spread Receivable).
Small Business Loans................  Loans to small businesses collateralized primarily by accounts receivable. Such loans are not guaranteed by
                                      the Small Business Administration or any other
                                      government agency.
Strategic Alliance..................  A relationship between the Company and an originator of consumer and commercial loans, leases and
                                      receivables. In the relationship, the Company
                                      provides financing and asset securitization expertise
                                      (including warehouse financing, interest rate hedging
                                      services and the structuring and placement of the
                                      asset portfolio in the form of asset-backed
                                      securities) to the asset originator and the asset
                                      originator provides a consistent flow of
                                      securitizable assets to the Company. In certain of
                                      its Strategic Alliances, the Company may receive
                                      warrants or warrant-like equity participations in
                                      Strategic Alliance clients or may otherwise seek to
                                      make equity investments in its Strategic Alliance
                                      clients.
Strategic Alliance Equity
Interests...........................  Warrants, warrant-like equity participations or other equity investments in Strategic Alliance clients.

Structured Finance Transactions.....  The securitization of consumer and commercial loans, leases and other receivables, including home equity
                                      loans, which are sold through REMICs or other trust
                                      structures or in whole loan sales.
Sub-prime Auto Loans and Leases.....  Automobile loans or leases made to credit impaired borrowers.
Timeshare Loans.....................  Loans made to purchase a real property interest in specific units at vacation resort properties.
                                      Typically, the borrowers' rights to use and occupy
                                      the real property are subject to limitations.
Title I Home Improvement Loans......  Loans to homeowners, a portion of which is guaranteed by the U.S. government, for the purpose of certain
                                      pre-qualified home improvements.
Warehouse Financing.................  Secured loan facilities or purchase commitments provided to asset originators to facilitate the
                                      accumulation of securitizable assets prior to
                                      securitization. Commitments are typically for one
                                      year or less and are designed to fund only
                                      securitizable assets.
Wholesale Loans.....................  Loans purchased by the Company in bulk sales from mortgage bankers and commercial banks.

- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------



   NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY                        $300,000,000
INFORMATION OR MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE
OFFERING DESCRIBED HEREIN, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR THE UNDERWRITERS. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL, OR                     CONTIFINANCIAL
A SOLICITATION OF AN OFFER TO BUY, ANY                        CORPORATION
SECURITIES OTHER THAN THOSE SPECIFICALLY
OFFERED HEREBY OR OF ANY SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO
ANY PERSON TO WHOM, IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION IN SUCH
JURISDICTION. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY                                      % SENIOR
CIRCUMSTANCES, CREATE AN IMPLICATION                         NOTES DUE 2003
THAT THERE HAS NOT BEEN ANY CHANGE IN
THE FACTS SET FORTH IN THIS PROSPECTUS
OR IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE HEREOF.

          -------------------

           TABLE OF CONTENTS

                                   PAGE
                                   ----
Available Information...............2
Prospectus Summary..................3
Risk Factors........................9
Use of Proceeds....................19                        ----------------
Capitalization.....................20                           PROSPECTUS
Selected Financial Data............21                        ----------------
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........23
Industry Overview..................38
Business...........................40
Regulation.........................59
Management.........................62            Joint Book-Running Managers
Principal Stockholders.............69
Certain Transactions...............70              BEAR, STEARNS & CO. INC.
Description of Certain
  Indebtedness and
  Financing Arrangements...........74                   CS FIRST BOSTON
Description of the Notes...........76
Book-Entry Form of the Notes......100
Certain Federal Income Tax                               UBS SECURITIES
Consequences......................101
Underwriting......................103
Notice to Canadian Residents......104
Legal Matters.....................104
Experts...........................105
Index to Consolidated Financial
Statements........................F-1                                  , 1996

- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission (the "Commission") registration fee and the NASD filing fee are estimated:


Securities and Exchange Commission registration fee.........   $  103,448.28
NASD filing fee.............................................       30,500.00
Blue Sky fees and expenses..................................        4,050.00
Trustee's fees and expenses.................................        5,000.00
Printing expense............................................       80,000.00
Accounting fees and expenses................................      150,000.00
Legal fees and expenses.....................................      250,000.00
Miscellaneous...............................................       77,001.72
                                                               -------------
Total.......................................................   $  700,000.00
                                                               -------------
                                                               -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Restated Certificate of Incorporation provides that, to the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any other company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity") while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors of the Company at any time and to the extent not prohibited by law, the Company may indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Restated Certificate of Incorporation also permits the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    Pursuant to the Registration Rights Agreement between Continental Grain and the Company, in connection with any future registration of the shares of Common Stock held by Continental Grain, Continental Grain has agreed to indemnify, under certain conditions, the Company, its officers, directors, employees, agents and each person, if any, who controls the Company within the meaning of the Securities Act, against certain liabilities.

    Pursuant to the Indemnification Agreement between Continental Grain and the Company, each of Continental Grain and the Company has agreed to indemnify the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act.

    The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which each of the Underwriters agrees to indemnify the Company, its officers and directors and each person who controls the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In October 1995 the Registrant issued 1,000 shares of its Common Stock, no par value, to Continental Grain for $1,000 in cash in connection with the formation of the Registrant. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In February 1996, the Registrant issued to Continental Grain, 35,917,421 additional shares of its Common Stock, $.01 par value per share, in exchange for all of the issued and outstanding shares of the Subsidiaries. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  A.  Exhibits


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                    DESCRIPTION                                      PAGE
- -------   -------------------------------------------------------------------------   ------------
1.1....   Form of Underwriting Agreement*
3.1....   Restated Certificate of Incorporation of Registrant +
3.2....   Restated By-laws of Registrant+
4.1....   Indenture between the Company and with form of Indenture Note+
4.2....   Form of Term Note to be issued by the Company to Continental Grain+
4.3....   Form of Four Year Note+
4.4....   Form of Indenture between the Company and The Chase Manhattan Bank, as trustee*
5.1....   Opinion of Dewey Ballantine+
10.1...   Amended and Restated Indemnification Agreement between the Company and
            Continental Grain+
10.2...   Tax Sharing Agreement between the Company and Continental Grain+
10.3...   Employee Benefit Allocation Agreement between the Company and Continental
            Grain+
10.4...   Services Agreement between the Company and Continental Grain+
10.5...   Note Purchase Agreement between the Company and Continental Grain+
10.6...   Common Stock Registration Rights Agreement between the Company and
            Continental Grain+
10.7...   Indenture Note Registration Rights Agreement between the Company and
            Continental Grain+
10.8...   Sublease Agreement between the Company and Continental Grain+
10.9...   ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan+
10.10..   ContiFinancial Services Long-Term Incentive Compensation Plan+
10.11..   1996 ContiFinancial Services Division Incentive Compensation Plan+
10.12..   1996 ContiMortgage Corporation Incentive Compensation Plan+
10.13..   Stock Option Agreement+
10.14..   Form of Restricted Stock Award Agreement+
10.15..   Agreement of Lease between LC/N Keith Valley Limited Partnership I and
            ContiTrade Services Corporation and amendments thereto+
10.16..   ContiFinancial Corporation Directors Retainer Fee Plan+

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                    DESCRIPTION                                      PAGE
- -------   -------------------------------------------------------------------------   ------------
10.17..   Assignment and Transfer of Excess Spread Receivables between Continental
            Grain and certain subsidiaries of the Company+
10.18..   First Amendment to Note Purchase Agreement between the Company and
            Continental Grain *
11.1...   Computation of the Company's pro forma earnings per common share+
12.1...   Computation of ratios*
21.1...   Subsidiaries of the Registrant+
23.1...   Consent of Dewey Ballantine (included in Exhibit 5.1)+
23.2...   Consent of Arthur Andersen LLP*
24.1...   Power of Attorney+
25.1...   Statement of eligibility of trustee+


- ------------

* Filed herewith.

+ Previously filed.

+ Incorporated by reference to the exhibit of the same number from the Company's
  Registration Statement on Form S-1, File No. 33-98016.

    B. Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 13th day of August, 1996.


                                          CONTIFINANCIAL CORPORATION

                                          By: /s/ JAMES E. MOORE
                                              ..................................
                                              Name: James E. Moore
                                             Title: President, Chief Executive
                                                Officer and Director


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                               TITLE                       DATE
- --------------------------------------  ---------------------------------   ----------------
          /s/ JAMES E. MOORE            President, Chief Executive          August 13, 1996
 ......................................    Officer and Director (Principal
            James E. Moore                Executive Officer)

                  *                     Senior Vice President and Chief     August 13, 1996
 ......................................    Financial Officer (Principal
          Jerome M. Perelson              Financial Officer)

                  *                     Vice President and Controller       August 13, 1996
 ......................................    (Principal Accounting Officer)
          Susan E. O'Donovan

                  *                     Director and Chairman of the        August 13, 1996
 ......................................    Board
           James J. Bigham

                  *                     Director                            August 13, 1996
 ......................................
           Paul J. Fribourg

                  *                     Director                            August 13, 1996
 ......................................
          Donald L. Staheli

                  *                     Director                            August 13, 1996
 ......................................
           John W. Spiegel

                  *                     Director                            August 13, 1996
 ......................................
           John P. Tierney
                  *                     Director                            August 13, 1996
 ......................................
         Lawrence G. Weppler

                  *                     Director                            August 13, 1996
 ......................................
          Daniel J. Willett

*By:      /s/ JAMES E. MOORE
    ..................................
            James E. Moore
           Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                            SEQUENTIALLY
  NO.                                  DESCRIPTION                                 NUMBERED PAGE
- -------   ----------------------------------------------------------------------   -------------
   1.1    Form of Underwriting Agreement*.......................................
   3.1    Restated Certificate of Incorporation of Registrant+
   3.2    Restated By-laws of Registrant+.......................................
   4.1    Indenture between the Company and with form of Indenture Note+........
   4.2    Form of Term Note to be issued by the Company to Continental Grain+...
   4.3    Form of Four Year Note+...............................................
   4.4    Form of Indenture between the Company and The Chase Manhattan Bank, as trustee*..............................................................
   5.1    Opinion of Dewey Ballantine+..........................................
  10.1    Amended and Restated Indemnification Agreement between the Company and
          Continental Grain+....................................................
  10.2    Tax Sharing Agreement between the Company and Continental Grain+......
  10.3    Employee Benefit Allocation Agreement between the Company and
          Continental Grain+....................................................
  10.4    Services Agreement between the Company and Continental Grain+.........
  10.5    Note Purchase Agreement between the Company and Continental Grain+....
  10.6    Common Stock Registration Rights Agreement between the Company and
          Continental Grain+....................................................
  10.7    Indenture Note Registration Rights Agreement between the Company and
          Continental Grain+....................................................
  10.8    Sublease Agreement between the Company and Continental Grain+.........
  10.9    ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan+.......
 10.10    ContiFinancial Services Long-Term Incentive Compensation Plan+........
 10.11    1996 ContiFinancial Services Division Incentive Compensation Plan+....
 10.12    1996 ContiMortgage Corporation Incentive Compensation Plan+...........
 10.13    Stock Option Agreement+...............................................
 10.14    Form of Restricted Stock Award Agreement+.............................
 10.15    Agreement of Lease between LC/N Keith Valley Limited Partnership I and
          ContiTrade Services Corporation and amendments thereto+...............
 10.16    ContiFinancial Corporation Directors Retainer Fee Plan+...............
 10.17    Assignment and Transfer of Excess Spread Receivables between
          Continental Grain and certain subsidiaries of the Company+............
 10.18    First Amendment to Note Purchase Agreement between the Company and
          Continental Grain*....................................................
  11.1    Computation of the Company's pro forma earnings per common share+.....
  12.1    Computation of ratios*................................................
  21.1    Subsidiaries of the Registrant+.......................................
  23.1    Consent of Dewey Ballantine (included in Exhibit 5.1)+................
  23.2    Consent of Arthur Andersen LLP*.......................................
  24.1    Power of Attorney+....................................................
  25.1    Statement of eligibility of trustee+..................................


- ------------

 * Filed herewith.

 + Previously filed.

+ Incorporated by reference to the exhibit of the same number from the Company's
  Registration Statement on Form S-1, File No. 33-98016.